Exhibit 4.7

PURCHASE AND SALE AGREEMENT

by and among

AMSTERDAM FERTILIZERS B.V.,

BK GIULINI, GMBH,

ICL GERMANY FOOD AND CHEMICAL SPECIALTIES GMBH

and

ICL IBERIA LIMITED, SCA

as Sellers,

ISRAEL CHEMICALS LTD.,

as Seller Parent,

and

SK INVICTUS HOLDINGS, L.P.,

as Buyer

Dated as of December 6, 2017

TABLE OF CONTENTS

Page
ARTICLE I.
DEFINITIONS; CONSTRUCTION
1.1	Defined Terms	2
1.2	Interpretation; Rules of Construction	31
ARTICLE II.
PURCHASE AND SALE OF THE COMPANY INTERESTS
2.1	Purchase and Sale of the Company Interests	33
2.2	Purchase Price	33
2.3	Post-Closing Adjustment	34
2.4	Withholding	36
2.5	Closing; Closing Deliverables	36
2.6	ICL-FR Exclusion	39
ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING SELLER PARENT AND SELLERS
3.1	Organization	40
3.2	Authorization	40
3.3	Noncontravention	40
3.4	Consents and Approvals	41
3.5	Litigation; Orders	41
3.6	Finders; Brokers	41
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS AND THE COMPANY ENTITIES
4.1	Organization	42
4.2	Noncontravention	42
4.3	Consents and Approvals	42
4.4	Litigation; Orders	43
4.5	Capitalization	43
4.6	Title to the Company Interests and Transferred Assets	43
4.7	Property and Assets	44
4.8	Material Contracts	45
4.9	Tax Matters	46
4.10	Employee Benefits	48

Page

4.11	Compliance with Laws	49
4.12	Labor Matters	50
4.13	Environmental Matters	51
4.14	Permits	52
4.15	Affiliate Transactions.	52
4.16	Financial Statements	52
4.17	Absence of Certain Changes	52
4.18	Undisclosed Liabilities	53
4.19	Intellectual Property	53
4.20	Insurance	55
4.21	Material Customers; Material Suppliers	55
4.22	Anti-Corruption Compliance	55
4.23	Trade Controls	56
4.24	Government Contracts	56
4.25	Fair Consideration; Fraudulent Conveyance	58
4.26	Bank Accounts	58
4.27	Investment	58
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization	58
5.2	Authorization	59
5.3	Noncontravention	59
5.4	Consents and Approvals	59
5.5	Litigation	59
5.6	Financial Capacity	59
5.7	Solvency	60
5.8	Investment	61
5.9	Investigation	61
5.10	Finders; Brokers	62
5.11	No Competitive Overlap	62
5.12	Preferred Securities Issuer	62
ARTICLE VI.
COVENANTS
6.1	Conduct of the Business	63
6.2	Access	66
6.3	Efforts to Close; Regulatory Approvals.	67
6.4	Confidentiality; Public Announcements	70
6.5	Post-Closing Access; Record Retention	71

Page

6.6	Employee Relations and Benefits	73
6.7	Compliance with WARN and Similar Statutes	77
6.8	Tax Matters	77
6.9	Insurance Matters	82
6.10	Termination of Affiliate Arrangements	83
6.11	Intercompany Transfers; Required Consents	84
6.12	Buyer Financing	86
6.13	Financing Cooperation of Sellers	88
6.14	Seller Parent Guaranty	90
6.15	Non-Solicitation; Non-Competition	91
6.16	IP Matters	91
6.17	Further Assurances; Wrong Pockets	94
6.18	Exclusivity	94
6.19	Preparation of Business Financial Statements	95
6.20	Lien Releases	95
6.21	Required Consents	96
6.22	Entry into Supply Agreements	96
6.23	Bank Accounts	96
ARTICLE VII.
CONDITIONS PRECEDENT
7.1	Conditions to the Obligations of Each Party	96
7.2	Conditions to the Obligations of Buyer	96
7.3	Conditions to the Obligations of Seller Parent and Sellers	97
ARTICLE VIII.
SURVIVAL; INDEMNIFICATION
8.1	Survival of Representations and Warranties	98
8.2	Indemnification	99
8.3	Damages Limitations	99
8.4	Method of Asserting Claims	102
8.5	Remedies Limitations	104
8.6	Exclusive Remedies	105
8.7	Treatment of Indemnification Payments	105
8.8	Release	105
8.9	Limitations on Tax Losses	106

Page
ARTICLE IX.
TERMINATION
9.1	Termination Events	106
9.2	Effect of Termination	108
ARTICLE X.
MISCELLANEOUS
10.1	Expenses	110
10.2	Extension; Waiver	110
10.3	Notices	110
10.4	Entire Agreement	111
10.5	Binding Effect; Benefit; Assignment	111
10.6	Amendment and Modification	112
10.7	Counterparts	112
10.8	Governing Law	112
10.9	Consent to Jurisdiction; Waiver of Jury Trial	112
10.10	Legal Representation	113
10.11	Severability	114
10.12	Specific Enforcement	115
10.13	Prevailing Party	116

EXHIBITS

Exhibit A:	Form of Bill of Sale and Assignment
Exhibits B1–B4:	Forms of Supply Agreements
Exhibit C:	Form of Transition Services Agreement
Exhibit D:	Form of Transfer Instruments
Exhibit E:	Form of FIRPTA Certificate
Exhibit F:	Intercompany Transfers Steps Plan

SCHEDULES

Schedule A-1:	Retained Assets
Schedule A-2:	Retained Liabilities
Schedule B:	Sample Closing Statement
Schedule C:	Sellers’ Proportion
Schedule D:	Governmental Approvals
Schedule E: Schedule F:	ICL-IB Transfer Documents Preferred Equity Term Sheet

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is entered into as of December 6, 2017, by and among Amsterdam Fertilizers B.V., a corporation organized under the Laws of the Netherlands (“Amfert”), BK Giulini, GmbH, a Gesellschaft mit beschränkter Haftung organized under the Laws of the Federal Republic of Germany (“BKG”), ICL Germany Food and Chemical Specialties GmbH, a Gesellschaft mit beschränkter Haftung organized under the Laws of the Federal Republic of Germany (“FCS”), ICL Iberia Limited, SCA, a Sociedad Comanditaria por Acciones organized under the Laws of Spain (“Iberia” and, together with Amfert, BKG and FCS, “Sellers”), and Israel Chemicals Ltd., a limited liability company organized under the Laws of Israel (“Seller Parent”), on the one hand, and SK Invictus Holdings, L.P., a Cayman Islands limited partnership (“Buyer”), on the other hand.  Each of Sellers, Seller Parent and Buyer is, individually, a “Party,” and collectively, they are the “Parties.”

W I T N E S S E T H:

WHEREAS, Amfert directly owns, as of the date hereof, all of the issued and outstanding Equity Interests and voting rights (the “ICL-FR Interests”) of ICL France, S.A.S., a Société par Actions Simplifiée organized under the Laws of France (“ICL-FR”);

WHEREAS, BKG directly owns, as of the date hereof, all of the Transferred Assets and Transferred Liabilities;

WHEREAS, FCS will directly own all of the Transferred Assets and Transferred Liabilities following consummation of a contemplated spin-off for absorption (Ausgliederung zur Aufnahme) from BKG, pursuant to the provisions of the German Conversion Act (Umwandlungsgesetz) (the “Demerger”), and as of immediately prior to the Closing;

WHEREAS, Iberia directly owns all of the issued and outstanding Equity Interests (the “ICL-IB Interests”) of Auxquimia, S.A.U., a Sociedad Anónima organized under the Laws of Spain (“ICL-IB”);

WHEREAS, Amfert directly owns, as of the date hereof, all of the issued and outstanding shares (the “ICL-NA Interests,” and together with the ICL-FR Interests and the ICL-IB Interests, the “Company Interests”) of ICL North America, Inc., a corporation organized under the Laws of the State of Delaware (“ICL-NA,” and, together with ICL-FR and ICL-IB, the “Companies”);

WHEREAS, Sellers (other than BKG and FCS) desire to sell to Buyer, and Buyer desires to purchase from such Sellers, the Company Interests, in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, following consummation of the Demerger, FCS desires to sell to Buyer, and Buyer desires to purchase from FCS, the Transferred Assets and Transferred Liabilities, in each case, on the terms and subject to the conditions of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Sellers’ willingness to enter into this Agreement and consummate the transactions contemplated hereby, Buyer is delivering to Sellers (a) a limited guaranty of the Buyer Guarantors in favor of Sellers (the “Buyer Guaranty”) and (b) the Commitment Letters.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS; CONSTRUCTION

        1.1              Defined Terms.  Capitalized terms used in this Agreement shall have the meanings specified below:

        “Account Closure Date” has the meaning set forth in Section 6.23.

          “Acquisition Proposal” has the meaning set forth in Section 6.18.

          “Action” means any claim, demand, action, suit, arbitration, mediation, litigation, audit, inquiry, investigation, or proceeding brought by or before, or that could be brought by or before, any court or other Governmental Authority.

          “Accrued and Unpaid Taxes” means, without duplication, an amount not less than $0 (zero) equal to the aggregate liability for accrued but unpaid (a) Income Taxes payable by the Company Entities with respect to Pre-Closing Periods, calculated (i) as if the taxable period of the applicable Company Entity ends on the Closing Date, (ii) by including in taxable income any adjustment pursuant to Section 481 of the Code that will not previously have been included in taxable income and (iii) applying the conventions set forth in Section 6.8(e) and (b) to the extent not included in clause (a), (x) Taxes of the Company Entities solely attributable to the Intercompany Transfers and (y) any other Taxes, accrued but unpaid at the Closing Date corresponding to ICL-IB and with respect to Pre-Closing Periods, in each case, calculated taking into account any net operating losses or other Tax attributes of the Company Entities (including Transaction Tax Deductions), in each case, solely to the extent actually available (at a “more likely than not” standard) to offset any Taxes described in clauses (a) and (b).

          “Adjustment Amount” means an amount (which may be positive or negative) equal to the sum of (without duplication):

(a)          either (i) a positive amount equal to the amount (if any) by which Closing Working Capital is greater than the Target Working Capital, (ii) a negative amount equal to the amount (if any) by which Closing Working Capital is less than the Target Working Capital or (iii) zero if the amount of the Closing Working Capital is equal to the Target Working Capital;

(b)          a positive or negative amount (as applicable) equal to the amount of any Closing Cash;

(c)          a negative amount equal to the amount of any Closing Indebtedness; and

(d)          a negative amount equal to the amount of any Seller Transaction Expenses.

          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession of the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that the Company Entities shall be deemed for purposes of this Agreement to be Affiliates of Buyer from and after the Closing (or, with respect to ICL-FR in case of an ICL-FR Exclusion solely after the ICL-FR Closing); provided further that, in no event shall any investment funds advised by SK Capital Partners, L.P. (other than the Buyer Guarantors) or any portfolio companies of such funds (other than Buyer and its Subsidiaries) be considered or deemed to be an Affiliate of Buyer.

          “Affiliate Contract” means any Contract between any Seller, any of its Affiliates (other than any Company Entity) or any of its respective directors, managers, officers or employees, on the one hand, and any Company Entity or the DE Business, on the other hand.

          “Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto (including the Disclosure Schedules).

          “Amfert” has the meaning set forth in the preamble of this Agreement.

          “Ancillary IP Rights” means, with respect to any Intellectual Property, any and all (i) income, royalties, damages and payments due or payable at any time (including damages and payments for past or future infringements or misappropriations thereof), (ii) rights to sue and recover for past infringements, dilutions, or misappropriations thereof, (iii) corresponding rights that, now or hereafter, that may be secured throughout the world and (iv) rights to make copies and tangible embodiments.

          “Anti-Corruption Laws” means all Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the Canadian Corruption of Foreign Public Official Act, or any rules or regulations thereunder.

          “Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Authority (whether federal, state, provincial, territorial, or local, foreign or multinational) having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

          “Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58; and all other federal, state, provincial, territorial and local, foreign and multinational Laws and Orders, including the competition law of the European Union and its Member States, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

          “Arbitrator” means Duff & Phelps; provided, that in the event that the designated Arbitrator refuses to accept the appointment provided for hereunder, Sellers and Buyer shall jointly select and appoint a replacement independent, nationally recognized independent valuation firm to serve in the capacity of the Arbitrator.

          “Asset Employees” has the meaning set forth in the definition of Business Employee.

          “Audited Financial Statements” has the meaning set forth in Section 4.16(a).

          “Balance Sheet Date” has the meaning set forth in Section 4.16(a).

        “Bank Accounts” has the meaning set forth in Section 4.26.

          “Base Purchase Price” means the sum of the Cash Purchase Price plus the Preferred Equity Amount.

          “BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

          “Bill of Sale and Assignment” means the bill of sale, assignment and assumption agreement, in the form attached hereto as Exhibit A, pursuant to which FCS will transfer the Transferred Assets and the Transferred Liabilities to Buyer at the Closing.

          “BKG” has the meaning set forth in the preamble of this Agreement.

          “Business” means the business in which Seller Parent or any of its Subsidiaries are, or have been in the six (6) months preceding the date hereof or the Closing Date, engaged, consisting of (a) the fire safety business, which shall include the research, design, development, manufacture, production, marketing, or sale of, or application science or logistics services with respect to, fire retardants, class A foam or gel, class B foam, or fuel gelling agent (including the Phos-Chek, Fire-Trol and Auxquimia products and including for wildland, municipal, industrial or residential applications, but excluding, for the avoidance of doubt, brominated, phosphorous and magnesium fire retardants for various plastic, textile and polyurethane applications) or the supply of such products or related equipment or services (the “Fire Safety Business”) or (b) the oil additives business, which shall include the research, design, development, manufacture, production, marketing, or sale of, or application science or logistics services with respect to, phosphorus pentasulfide or the supply thereof or related equipment or services (the “Oil Additives Business”).

          “Business Books and Records” means, to the extent relating to the Transferred Assets, the Transferred Liabilities or the conduct or operation of the DE Business (subject to clause (d) of this definition) and in any of BKG’s or, following consummation of the Demerger, FCS’ or any of its Affiliates’ possession, originals (if available, or copies, if originals are not available or are required by applicable Law to be retained by BKG or, following consummation of the Demerger, FCS or any of its Affiliates) of all files, documents, books, databases and other records (or any portion thereof) of BKG or, following consummation of the Demerger, FCS or any of its Affiliates, whether in hard copy or digital format, including (a) customer, supplier, distributor, contractor, reseller, channel partner, contract manufacturer and service provider lists; (b) business, financial records (including billing, payment and dispute histories, credit information and similar data) and correspondence (including material information relating to Taxes imposed on the DE Business or with respect to the Transferred Assets that is reasonably required by Buyer); (c) reports, plans, drawings and specifications; (d) personnel and employment records related exclusively to the Transferred Asset Employees; (e) policies, procedures and manuals of the DE Business; and (f) invoices and purchase orders, Contracts, production data, cost records, sales and pricing data, marketing materials, supplier records, product data, technical information, drawings, specification and other engineering data; provided, that, solely to the extent that any of the Business Books and Records cannot be extracted or separated without unreasonable efforts from the files, documents, books, databases and other records that do not relate to the Transferred Assets, the Transferred Liabilities or the conduct or operation of the DE Business, or the Transferred Asset Employees, Sellers shall not be obligated to transfer such Business Books and Records pursuant to Section 2.1 but shall provide access to such Business Books and Records by Buyer and its Affiliates (subject to redaction or other appropriate protection of information that does not constitute Business Books and Records) from and after the Closing upon reasonable advance notice; provided further that, the foregoing shall not apply to SAP data related to the Transferred Assets, the Transferred Liabilities or the conduct or operation of the DE Business, which in any event shall be transferred to Buyer.

          “Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in the State of New York are not open for the transaction of normal banking business; provided that, the Closing Date shall not be any day in which banking institutions in Germany, Spain or France are not open for the transaction of normal banking business.

          “Business Employee” means any individual who, (a) is an employee of a Company Entity as of the Closing Date or (b) (i) is an employee of BKG or any of its Affiliates who is listed on Section 4.12(a) of the Seller Disclosure Schedule or (ii) is an employee of BKG or, following consummation of the Demerger, FCS whose duties and responsibilities as an employee are primarily with respect to the DE Business, or are primarily dedicated to supporting the DE Business, as of immediately prior to the Closing, in the case of each of clauses (i) and (ii), including any such employee who is on sick leave, military leave, parental leave, vacation, holiday, paid time off or short-term or long-term disability (but only to the extent applicable law would require such transfer of an employee on long-term disability) or other similar leave of absence), excluding, except as mutually agreed by the Parties, solely with respect to the employees described in the foregoing clause (ii) any such employee (x) that is employed in headquarter functions (including human resources, information technology, finance, tax or communication) and is not otherwise listed on Section 4.12(a) of the Seller Disclosure Schedule, or (y) whose employment with any Company Entity or BKG, or, following consummation of the Demerger, FCS, as applicable, has terminated prior to Closing (such employees in clause (a), the “Company Entity Employees” and such employees in clause (b), the “Asset Employees”).

          “Business IP” means Intellectual Property used or held for use in, or necessary for, the conduct or operation of the Business, including the Owned Intellectual Property.

          “Business Registered Intellectual Property” has the meaning set forth in Section 4.19(a).

          “Buyer” has the meaning set forth in the preamble of this Agreement.

          “Buyer Closing Certificate” means the certificate required to be delivered by Buyer pursuant to Section 2.5(c)(v).

          “Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Sellers as of the date hereof and attached hereto.

          “Buyer FSA Plan” has the meaning set forth in Section 6.6(g).

          “Buyer Group” has the meaning set forth in Section 9.2(d).

          “Buyer Group Member” has the meaning set forth in Section 9.2(d).

          “Buyer Guarantors” means, collectively, SK Capital Partners IV-A, L.P., a Delaware limited partnership, SK Capital Partners IV-B, L.P., a Delaware limited partnership, and SKCP Invictus Co-Invest, L.P., a Cayman Islands exempted limited partnership.

          “Buyer Guaranty” has the meaning set forth in the recitals of this Agreement.

          “Buyer Indemnified Parties” means Buyer, its Affiliates, and its and their respective Representatives.

          “Buyer Material Adverse Effect” means any change, event, occurrence or development that has had or would reasonably be expected to have a material adverse effect on the ability of Buyer to timely consummate the transactions contemplated hereby.

          “Buyer Releasee” has the meaning set forth in Section 8.8(b).

           “Buyer Releasor” has the meaning set forth in Section 8.8(b).

           “Cap” has the meaning set forth in Section 8.3(b).

          “Cash Purchase Price” means $950,000,000.

          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq.

          “Chemtrade Arrangements” means arrangements by and among Sellers and its Affiliates (other than the Company Entities) and Chemtrade Phosphorus Specialties L.L.C. and its Affiliates pursuant to those certain (a) Amended and Restated Phosphorus Handling Agreement by and between Chemtrade Phosphorus Specialties L.L.C. and PPLP, dated as of May 1, 2017, (b) General Services Agreement, between FMC Corporation and Peak Investments LLC, dated December 20, 1999, as acquired pursuant to that certain Asset Purchase Agreement, among FMC Corporation, Solutia Inc. and ICL Performance Products Holdings Inc., dated September 1, 2005, (c) Ground Lease Agreement, between FMC Corporation and Peak Investments LLC, dated December 20, 1999, as acquired pursuant to that certain Asset Purchase Agreement, among FMC Corporation, Solutia Inc. and ICL Performance Products Holdings Inc., dated September 1, 2005, (d) 2018 Lab Services Contract, between PPLP and Chemtrade Phosphorous Specialties L.L.C., to become effective January 1, 2018 and (e) 2018 Stores Services Costs, between PPLP and Chemtrade Phosphorous Specialties L.L.C., to become effective January 1, 2018.

          “Claim Notice” means written notification pursuant to Section 8.4 of a Third-Party Claim as to which indemnity under Section 8.2 is sought by an Indemnified Party, specifying, in reasonable detail to the extent known, the nature of and basis for such Third-Party Claim and for the Indemnified Party’s claim against the Indemnifying Party, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such Third-Party Claim.

          “Closing” has the meaning set forth in Section 2.5(a).

          “Closing Certificate” means any Buyer Closing Certificate of any Seller Closing Certificate.

          “Closing Cash” means all cash and cash equivalents of the Company Entities, including cash and cash equivalents on hand or held by any bank or other third party, deposits in transit and marketable securities, but excluding cash in respect of outstanding checks or wires in process (without duplication of any amounts included in the calculation of Closing Working Capital), in each case, determined as of the Effective Time, without giving effect to the Closing, but after giving effect to the Intercompany Transfers; provided that, Closing Cash shall not include, and shall be calculated net of, (x) any cash or cash equivalents which is not freely usable because it is subject to restrictions, limitations (contractual or otherwise) on use or distribution by Law, contract or otherwise (including, for the avoidance of doubt, any cash held in escrow or deposited with a third party under any similar arrangement in connection with acquisitions or divestitures occurring prior to the Closing) and (y) any cash or cash equivalents transferred, distributed or otherwise disposed of following the Effective Time through the consummation of the Closing in contravention or breach of the covenants and restrictions set forth in Section 6.1(c); provided, that in no event shall Closing Cash exceed $2,000,000 in the aggregate or $500,000 in Canada.

          “Closing Date” means the date that the Closing occurs pursuant to Section 2.5(a).

          “Closing Indebtedness” means all Indebtedness of (a) the Company Entities and (b) FCS (with respect to the DE Business), determined as of the Effective Time, but after giving effect to the Intercompany Transfers and assuming that the transactions contemplated by this Agreement have been consummated (provided that in no event shall Closing Indebtedness take into account or be deemed to include the Debt Financing).

          “Closing Statement” has the meaning set forth in Section 2.3(a).

          “Closing Working Capital” means an amount (which may be positive or negative) equal to (a) the sum of all current assets of (i) the Company Entities and (ii) FCS (with respect to the DE Business) (without duplication of any amounts included in the calculation of Closing Cash and other than (A) Income Tax assets or (B) other Tax assets included in the calculation of Accrued and Unpaid Taxes), minus (b) the sum of all current liabilities of the (i) Company Entities and (ii) FCS (with respect to the DE Business) (without duplication of any amounts included in the calculation of Closing Indebtedness or Seller Transaction Expenses and other than (A) Income Tax liabilities or (B) other Tax liabilities included in the calculation of Accrued and Unpaid Taxes), in the case of each of clauses (a) and (b), as determined (x) in accordance with the Sample Closing Statement, and (y) as of the Effective Time, without giving effect to the Closing, but after giving effect to the Intercompany Transfers.

          “Code” means the Internal Revenue Code of 1986.

           “Commitment Letters” has the meaning set forth in Section 5.6(a).

          “Commercial Contract Parties” means the Affiliates of Seller Parent and Sellers that are party to any of the Supply Agreements, the Supplemental Supply Agreement, the Pass-Through Supply Agreement or the Transition Services Agreement and are not Parties.

          “Companies” has the meaning set forth in the recitals of this Agreement.

          “Company Entities” means the Companies and the Subsidiaries of the Companies, in each case, after giving effect to the Intercompany Transfers.

          “Company Entity Employees” has the meaning set forth in the definition of Business Employee.

          “Company Interests” has the meaning set forth in the recitals of this Agreement.

          “Competitive Business” means any business that is engaged in or otherwise competes with either of the businesses described in clause (a) or clause (b) of the definition of “Business”.

          “Compliant” means, with respect to the Required Financial Information, that (a) the  auditors of the financial statements of the Business have not withdrawn, amended or qualified, or advised Sellers or their Affiliates in writing that they intend to withdraw, amend or qualify any audit opinion with respect to any audited financial statements contained in the Required Financial Information and (b) none of the financial statements included in the Required Financial Information have been restated, amended or qualified, neither Sellers nor their Affiliates have publicly announced any intention to, or determined it must, do so, and Sellers, their Affiliates and their respective boards of directors (or equivalent body) have not determined that a restatement, amendment or qualification of any financial information included in the Required Financial Information is required or publicly announced that any such restatement, qualification or amendment is under consideration or is a possibility; provided that if any of the foregoing occurs, then such Required Financial Information shall be deemed not to be Compliant unless and until such restatement, amendment or qualification has been completed and the Required Financial Information has been amended to reflect such restatement, amendment or qualification (together with unqualified audit opinion, in the case of audited financial statements) or Sellers have determined that no restatement shall be required.

          “Confidential Information” means all non-public, confidential or proprietary information (whether or not specifically labeled or identified as “confidential” but that a reasonable Person would, in the context, identify as confidential), in any form or medium, which relates to the Company Entities or the Business, including (a) Trade Secrets, know how, compilations of data and analyses, techniques, systems, formulae, algorithms, research, records, reports, manuals, documentation, models, source code, data and databases relating thereto, (b) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) and (c) other Intellectual Property.

          “Confidentiality Agreement” means that certain Confidentiality Agreement by and between Israel Chemicals Ltd. and SK Capital Management IV, L.P., dated as of July 10, 2017.

          “Consents” means consents, approvals, exemptions, expirations or terminations of applicable waiting periods (and any extensions thereof), waivers, authorizations, filings, registrations and notifications.

          “Consultation Processes” has the meaning set forth in Section 6.6(l).

          “Continuation Period” has the meaning set forth in Section 6.6(c).

          “Contract” means any agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking.  Any purchase, task or delivery order(s) under a Contract will not constitute a separate Contract, for purposes of this definition, but will be part of the Contract under which it was issued.

          “Cutoff Date” has the meaning set forth in Section 9.2(b).

          “D&O Policies” has the meaning set forth in Section 6.9(b).

          “Damages” means all obligations, liabilities, losses, damages, payments, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Actions).

          “Debt Financing” has the meaning set forth in Section 5.6(a).

          “Demerger” has the meaning set forth in the recitals of this Agreement.

          “DE Business” means the portion of the Business conducted by BKG or, following consummation of the Demerger, by FCS.

          “DE Business Permits” means, subject to Section 6.11, all Permits issued or granted to, conferred upon or otherwise created for, BKG or, following consummation of the Demerger, FCS that are primarily related to, primarily used or held primarily for use in, or necessary for, the conduct or operation of the DE Business or any Transferred Asset.

          “DE Business Transfers” has the meaning set forth in Section 2.1(b).

          “Debt Commitment Letters” has the meaning set forth in Section 5.6(a).

          “Debt Documents” has the meaning set forth in Section 6.12(b).

          “Deductible” has the meaning set forth in Section 8.3(a).

          “Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.

          “Disputed Item” has the meaning set forth in Section 2.3(b).

          “Divestiture” has the meaning set forth in Section 6.3(f).

          “Draft Notice” has the meaning set forth in Section 6.3(j).

          “Effective Time” means 12:01 A.M., Eastern time, on the Closing Date.

          “Employee Benefit Plan” means each employee benefit plan, within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any other employee benefit or compensation plan, program, policy or arrangement, including each fringe benefit, deferred compensation, pension, retirement, profit sharing, medical, dental, life, disability or other insurance, severance, equity-based compensation, incentive and bonus plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any Company Entity or BKG or, following consummation of the Demerger, FCS for the benefit of the Business Employees, or to which any Company Entity has any liability (whether actual or contingent), but excluding any such plan sponsored and maintained by any government or Governmental Authority.

          “Environmental Law” means any Law that relates to (a) the protection of the environment or of human health or safety (to the extent human health or safety relates to exposure to Hazardous Materials) or (b) the presence, Release, import, generation, recycling, disposal, treatment, storage, handling, transport, manufacture, distribution, labeling or registration of Hazardous Materials.

          “Environmental Liabilities” means all Liabilities incurred or imposed under Environmental Laws, including (a) pursuant to any Order or settlement by or with any Governmental Authority, including to the extent arising out of a violation of Environmental Law or (b) pursuant to any Action by any Person (including any Governmental Authority) for personal injury, property damage, damage to natural resources or remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

          “Equity Commitment Letters” has the meaning set forth in Section 5.6(a).

          “Equity Interests” means, (a) with respect to any corporation, corporate stock or shares, (b) with respect to any limited liability company, limited liability company interests, shares or units (c) with respect to any partnership (whether general or limited), partnership interests or units and (d) any other equity interest or equity participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

          “ERISA” means the Employee Retirement Income Security Act of 1974.

          “Estimated Closing Statement” has the meaning set forth in Section 2.2(a).

          “Estimated Adjustment Amount” has the meaning set forth in Section 2.2(a).

          “Excluded Accounts” means the accounts set forth on Section 6.10 of the Seller Disclosure Schedule.

          “Facility” means the facility located at parcel #24 at the east part of Chemiepark Knapsack, Industriestrasse 300, 50354 Hürth, Federal state of North Rhine-Westfalia, Germany, leased by BKG or, following consummation of the Demerger, FCS from InfraServ Knapsack GmbH & Co. KG.

          “FCS” has the meaning set forth in the preamble of this Agreement.

          “Final Adjustment Amount” has the meaning set forth in Section 2.3(c).

          “Final Notice” has the meaning set forth in Section 6.21.

          “Final Settlement Date” has the meaning set forth in Section 2.3(b).

          “Final Statement” has the meaning set forth in Section 2.3(c).

          “Financial Statements” has the meaning set forth in Section 4.16(a).

          “Financing Assistance” means the following actions of the Company Entities, Sellers and their Affiliates and respective Representatives:

(a)          providing reasonable access to Buyer and the Financing Sources to the books and records, properties, officers, directors, agents and Representatives of the Company Entities and the Business; provided that all such access shall be coordinated through Seller Parent and shall otherwise be provided in accordance with Section 6.1;

(b)          in each case subject to Section 6.13(b), executing and delivering the Debt Documents (including making available a chief financial officer (or similar senior management level finance employee) of the Business to execute a customary solvency certificate on behalf of Buyer in the form attached to the Debt Commitment Letters), to the extent reasonably requested by Buyer, and otherwise facilitating the pledging of and granting, recording and perfection of security interests in share certificates, securities and other collateral;

(c)          providing all documentation and other information about the Company Entities within the time periods as set forth in paragraph 6 of Exhibit D to the Debt Commitment Letters as is reasonably requested by Buyer and which the Financing Sources party to the Debt Commitment Letters reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that is required under paragraph 6 of Exhibit D to the Debt Commitment Letters; provided that with respect to any beneficial owner of Seller Parent, the only information that will be provided is as set forth in Item 7A of Seller Parent’s Annual Report on Form 20-F with respect to its fiscal year ended December 31, 2016, as filed with the U.S. Securities and Exchange Commission;

(d)          before distribution of any offering materials in connection with the debt financing contemplated by the Debt Commitment Letters, assisting Buyer in identifying that portion of such materials that may be distributed to public side lenders, which, at a minimum, shall mean that the words “PUBLIC SIDE” shall appear prominently on the first page thereof; and

(e)          without restricting the capital markets activities of Seller Parent or its Affiliates (other than the Company Entities), ensuring that there will not be any competing issuances, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Company Entities or the Business being offered, placed or arranged (other than the financing pursuant to the Debt Documents, ordinary course working capital facilities, local facilities, capital leases, purchase money indebtedness and equipment financings, deferred purchase price obligations or obligations hereunder).

          “Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the financing (other than any equity financing) in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letters, any joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and any Representatives of any of the foregoing.

          “Fire Safety Business” has the meaning set forth in the definition of Business.

          “Fundamental Representation” has the meaning set forth in Section 8.1.

          “German VAT Payment Amount” has the meaning set forth in Section 6.8(h).

          “German VAT Refund Amount” has the meaning set forth in Section 6.8(j).

          “Governing Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws or documents of similar substance, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) with respect to any partnership (whether general or limited), its certificate of partnership and partnership agreement or documents of similar substance and, (d) with respect to any other entity, its governing or organizational documents of similar substance to any of the foregoing.

          “Government Contract” means any Contract with a Governmental Authority (excluding any Permit) for the provision of goods or services by a Company Entity or BKG or, following consummation of the Demerger, FCS (with respect to the DE Business) or pursuant to which a Company Entity or BKG or, following consummation of the Demerger, FCS (with respect to the DE Business) is a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority, including any prime contract, subcontract or letter contract.

          “Governmental Authority” means any federal, state, provincial, territorial or local, or foreign or multinational government or political subdivision thereof, court, tribunal, legislative body, administrative agency or commission or other governmental or regulatory authority, body or instrumentality or arbitrator, public or private, whether domestic or foreign, including any securities exchange or any other self-regulated organization or quasi-governmental authority or any public international organization exercising similar power and authority.

          “Hazardous Material” means (a) asbestos, polychlorinated biphenyls, petroleum, petroleum by-products or wastes, (b) any material, waste or substance that is defined or regulated by a Governmental Authority as a “contaminant,” “pollutant,” “toxic substance,” “toxic material,” “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect, and (c) any material, waste or substance that is explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or toxic and is regulated as such by any Governmental Authority or is a basis for Liability under Environmental Law.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          “Iberia” has the meaning set forth in the preamble of this Agreement.

          “ICL-FR” has the meaning set forth in the recitals of this Agreement.

          “ICL-FR Closing” has the meaning set forth in Section 2.5(a).

          “ICL-FR Exclusion” has the meaning set forth in Section 2.5(a).

          “ICL-FR Interests” has the meaning set forth in the recitals of this Agreement.

          “ICL-IB” has the meaning set forth in the recitals of this Agreement.

          “ICL-IB Interests” has the meaning set forth in the recitals of this Agreement.

          “ICL-NA” has the meaning set forth in the recitals of this Agreement.

          “ICL-NA Interests” has the meaning set forth in the recitals of this Agreement.

          “IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

          “Improvements” means, with respect to any Owned Real Property and any real property subject to Real Property Leases, all buildings, structures, erections, fixtures, appurtenances or other improvements attached or affixed to, or forming a part of, such real property.

          “Income Tax” means any Tax measured by reference to net income or profit, including any franchise Taxes and excise Taxes (in each case, imposed in lieu of net income Taxes) and any branch profits Taxes.

          “Income Tax Return” means any Tax Return with respect to Income Taxes.

          “Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by notes, bonds, debentures or any other similar instruments; (c) all amounts payable by such Person as deferred purchase price for property, goods or services (other than current trade payables incurred in the ordinary course of business and accounts payable that constitute Excluded Accounts) including any earn-outs, holdbacks, seller notes or seller financing or other similar contingent payments and all obligations of such Person under any conditional sale or other title retention agreement; (d) all obligations of such Person under any futures, hedge, swap, collar, put, call, floor, cap, option or other similar Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, securities, foreign exchange rates or interest rates (determined on the basis of actual, not notional, obligations) or under any securitization facility, accounts receivable financing, factoring or similar arrangement; (e) all obligations under outstanding letters or credit, surety bonds and similar obligations for the account of such Person (except, solely with respect to the letters of credit, surety bonds or similar obligations set forth on Section 4.8 of the Seller Disclosure Schedule, to the extent undrawn); (f) all obligations of such Person as lessee under leases that are required to be recorded as capital leases in accordance with IFRS; (g) any liabilities of such Person in respect of cash/book overdrafts; (h) all guarantees of or by such Person of any of the items described in clauses (a) through (g) hereof, together with accrued interest on, and all termination fees, redemption or prepayment premiums or penalties, breakage costs or similar costs, expenses and payments associated with the repayment of or default under, any of the items described in clauses (a) through (h).

          “Indemnified Party” means any Buyer Indemnified Party or any Seller Indemnified Party.

          “Indemnifying Party” means any Person from which indemnification is being sought pursuant to Article VIII.

          “Indemnity Notice” means written notification pursuant to and in accordance with Section 8.4 of a claim for indemnity under Section 8.2 by an Indemnified Party, specifying in reasonable detail to the extent known, together with supporting documentation (to the extent available), the nature of and basis for such claim, and the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such claim.

          “Indemnity Reduction Amounts” has the meaning set forth in Section 8.3(c).

          “Intellectual Property” means all intellectual property, and rights therein, of every kind and nature, which shall include all U.S. and foreign (a) Patents, (b) Trademarks, (c) copyrights and moral rights and other rights of attribution with respect thereto, (d) Trade Secrets, (e) all applications and registrations for any of the items in any of clauses (a)-(d), and (f) Ancillary IP Rights with respect to any of the items in any of clauses (a)-(e).

          “Intentional Fraud” means, with respect to any Party, an actual and intentional fraud by such Party in making a representation or warranty under Article III, Article IV, Article V or any of the Closing Certificates.

          “Intercompany Accounts” means, other than the Excluded Accounts, any intercompany accounts, balances, payables, receivables or Indebtedness, including any amounts owing between or among any Seller or any of its Affiliates (including any Company Entity) on the one hand, and any Company Entities, on the other hand.

          “Intercompany Transfers” has the meaning set forth in Section 6.11(a).

          “Interim Period” means the period commencing on the date hereof and ending as of the earlier of the Closing or the termination of this Agreement pursuant to and in accordance with Article IX.

          “Inventory” means all inventory of finished goods, raw materials, works in progress, packaging materials, supplies, parts and other inventory items of the Company Entities and BKG or, following consummation of the Demerger, FCS (in the case of BKG or, following consummation of the Demerger, FCS, solely to the extent included in the Transferred Assets).

          “IRS” means the United States Internal Revenue Service.

          “IT Assets” means the computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure, equipment, and systems and other similar or related items of automated, computerized or software systems, owned or used by or on behalf of Sellers or any of their Affiliates with respect to the Business.

          “ITA” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement).

          “Knowledge” means, (a) with respect to Sellers, the actual knowledge of the individuals set forth in Section 1.1(a) of the Seller Disclosure Schedule, and, (b) with respect to Buyer, the actual knowledge of the individuals set forth on Section 1.1(a) of the Buyer Disclosure Schedule.

          “Labor Contract” means any labor union or collective bargaining Contract governing the terms and conditions of employment of any Business Employees set forth on Section 4.12(a) of the Seller Disclosure Schedule or otherwise adopted or entered into with respect to any Business Employees on or prior to the Closing (to the extent permitted under Section 6.1).

          “Laws” means all applicable laws (including common law), statutes, constitutions, rules, regulations, ordinances, codes, writs, directives, policies, guidelines, administrative interpretations, by-laws, rulings or treaties of any Governmental Authority and all applicable Orders, in each case, that have binding legal effect.

          “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Entity.

          “Liability” means any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

          “Licensed Buyer Entities” has the meaning set forth in Section 6.16(c).

          “Lien” means any mortgage, pledge, lien, charge, security interest, hypothecation, license, easement, right of first refusal or first offer, option or other encumbrance.

          “Management Accounts” has the meaning set forth in Section 4.16(a).

          “Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement and beginning on the date (i) the Buyer has received from Sellers all of the Required Financial Information and throughout and at the end of which period Buyer shall have the Required Financial Information (for the avoidance of doubt, if at any time during such fifteen (15) consecutive Business Days, any additional information required by clause (y) of paragraph 5 of Exhibit D of the Debt Commitment Letters becomes Required Financial Information but has not been provided to Buyer on or before the date on which such additional information becomes Required Financial Information, then the Marketing Period shall be deemed not to have commenced until such additional information is provided) and (ii) after which the condition set forth in Section 7.2(f)(i) has been satisfied; provided, the Marketing Period shall in no event be deemed to have commenced prior to February 15, 2018, and February 19, 2018, shall not constitute a Business Day for purposes of this definition; provided that the Marketing Period shall not commence or be deemed to have commenced if, following the delivery of the Required Financial Information but prior to the completion of such fifteen (15) consecutive Business Day period, any such Required Financial Information would not be Compliant (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such period, then the Marketing Period shall be deemed not to have commenced until the Required Financial Information is provided and is Compliant throughout); provided further, that if the Seller Parent shall in good faith reasonably believe that it has provided the Required Financial Information to Buyer and that the Marketing Period hereunder has commenced, it may deliver to Buyer a written notice to that effect on or after February 15, 2018 (stating when it believes it completed such delivery), in which case the Marketing Period hereunder will be deemed to have commenced on the date of such notice unless Buyer, in good faith, reasonably believes the Marketing Period hereunder has not commenced and within three Business Days after the delivery of such notice by the Seller Parent, delivers a written notice to the Seller Parent to that effect (setting forth with specificity when the Buyer believes the Marketing Period commenced or why Buyer believes the Marketing Period has not commenced and which portion of the Required Financing Information has not been delivered and/or is not Compliant), in which case the Marketing Period shall be deemed to commence immediately upon the delivery by or on behalf of the Seller Parent to Buyer of such information as is necessary to cause Required Financing Information that is Compliant to have been delivered.  Notwithstanding the foregoing, the Marketing Period shall be deemed to have been complied with and to have concluded on the date on which all of the term loans comprising part of the Debt Financing (other than any delayed draw or incremental term loans) are actually funded (including the funding of all or any part of the Debt Financing into escrow).

          “Material Adverse Effect” means any change, event, occurrence, or development that has had or would reasonably expected to have a material adverse effect on (a) the business, financial condition, assets, liabilities or operations of the Business, taken as a whole, or (b) the ability of Sellers to timely consummate the transactions contemplated hereby; provided, that solely with regards to the foregoing clause (a), none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or otherwise be taken into account or considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in general regulatory or political conditions, including any acts of war (whether or not declared), military action, sabotage, or terrorist activities or any escalation or worsening thereof; (ii) any effect of weather, meteorological events or other natural disasters; (iii) any change generally affecting any of the industries in which the Business operates, whether international, national, regional, state, provincial or local; (iv) any change in the markets for or costs of commodities, supplies or raw materials used in the Business, generally; (v) any change in general economic or general business conditions, including any change or adverse condition in the financial, banking or securities markets globally or in any country or region in the world, in each case including (A) any disruption thereof and any decline in the price of any security or any market index, (B) any change in interest rates and exchange rates for the currencies of any countries and (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in globally or in any country or region in the world; (vi) any change in applicable Law or Tax or regulatory policy or the interpretation or enforcement thereof after the date hereof; (vii) any change in accounting requirements or principles, including any change in IFRS, after the date hereof; (viii) the announcement of this Agreement or the consummation of the transactions contemplated hereby with Buyer, in either case, which results solely as a result of the specific and unique identity of Buyer or any other facts that specifically and uniquely relate to the business or activities in which Buyer or any of its Affiliates is or proposes to be engaged, other than the Business; (ix) any communications by Buyer or any of its Affiliates to any customer, supplier, distributor, contractor, service provider, lender, employee or partner of any Seller or any of its Affiliates (including the Company Entities) with respect to the Business in breach of this Agreement; (x) any change in or effect on the Business that is fully cured (including by the payment of money) by any Seller or any of its Affiliates (including the Company Entities) prior to the Closing; (xi) any effect of labor strikes, requests for representation, organizing campaigns, work stoppages, slowdowns or other labor disputes; or (xii) any failure by any Seller, any of its Affiliates (including the Company Entities) or the Business (or any portion thereof) to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations of all or any portion of the Business for any period, or any failure to meet internal or published projections, estimates, budgets, expectations, predictions, plans, milestones, or forecasts of revenues, earnings or other financial performance or results of operations of all or any portion of the Business for any period (it being understood that any underlying cause of any such failure in this clause (xii) shall not prevent a determination that a Material Adverse Effect has occurred to the extent such underlying cause is not otherwise excluded from this definition of Material Adverse Effect as described in any other clause of this definition); provided, that any change, event, occurrence or development described in clauses (i) through (vii) shall be excluded only if it does not disproportionately affect the Business as compared to other businesses operating in the industries in which the Business operates.

          “Material Contract” means the Real Property Leases, and the following Contracts relating to the Business or to which any Company Entity or BKG or, following consummation of the Demerger, FCS is a party (in the case of BKG or, following consummation of the Demerger, FCS, solely to the extent that such Contract constitutes a Transferred Contract): (i) each Contract that provides for aggregate future payments to or from any Company Entities or the Business in excess of $2,500,000 in any calendar year with respect to the Business, other than any such Contract that can be terminated without any material cost or material Liability by such Company Entities or the Business upon ninety (90) days’ notice or less; (ii) each Contract under which any Company Entities or the Business is obligated to (A) sell, transfer, or otherwise dispose of any material assets of the Business (other than sales of Inventory in the ordinary course of business or sales of obsolete assets) or (B) purchase or acquire (by merger, consolidation, combination or otherwise) any assets (including Equity Interests) of any Person, in the case of each of clauses (A) and (B), having a value in excess of $1,000,000; (iii) each Contract that materially restricts any Company Entities or the Business from competing or engaging in any activity or business that is material to the Business, including any exclusivity obligation, non-compete, non-solicit or “most-favored nation” or similar provision; (iv) each Contract under which any Company Entities or the Business has (A) created, incurred, assumed or guaranteed any outstanding Indebtedness, (B) granted a Lien on any of the material assets of the Business, whether tangible or intangible, to secure such Indebtedness or (C) extended credit to any Person in an amount in excess of $250,000 of committed credit; (v) each Contract establishing any joint venture, strategic alliance or other collaboration that is material to the Business; (vi) each Government Contract with an annual revenue to the Company Entities in excess of $2,500,000; (vii) each material Contract relating to Intellectual Property under which any Company Entities has licensed to or from any Person (which shall include covenants not to assert) any material Intellectual Property (other than (A) “shrink-wrap,” “click-through” or “off-the-shelf” software licenses, or any other licenses for commercially available software, with annual license, maintenance or other fees of less than $500,000 and (B) immaterial non-exclusive licenses to Intellectual Property (other than trademarks) granted to customers in the ordinary course of business) or any concurrent use or consent to use, joint development, or escrow agreements; (viii) each Labor Contract or other Contract with any labor union, works council, or other labor organization; (ix) each Contract for the employment of, or receipt of any services from, any Business Employee on a full-time, part-time, consulting or other basis providing for annual compensation in excess of $100,000 and each Contract which provides for severance or termination payments or benefits or a retention or change of control bonus to any Business Employee, in each case, in excess of $100,000; (x) each Contract that is a material settlement agreement with any material ongoing obligations (other than confidentiality obligations); (xi) each Contract with any Material Customer that relates to the volume of sales by the Business set forth on Section 4.21 of the Seller Disclosure Schedule; (xii) each Contract with any Material Supplier that relates to the volume of purchases by the Business forth on Section 4.21 of the Seller Disclosure Schedule; and (xiii) each Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) related to the Business in excess of $250,000 individually or $1,000,000 in the aggregate.

          “Material Customer” has the meaning set forth in Section 4.21.

          “Material Supplier” has the meaning set forth in Section 4.21.

          “Materiality Exceptions” means the terms “material” or “materially”, any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect,” “except where the failure to … has not and would not, individually or in the aggregate, have a Material Adverse Effect” or “which have not and would not, individually or in the aggregate, have a Material Adverse Effect” or any similar terms, clauses or phrases (including with any reference to Sellers, the Company Entities and/or the Business, taken as a whole); provided that, the foregoing shall not apply to the use of the term “Material” in the defined term “Material Contracts” itself.

          “MINEFI” means the French Ministry of Economy.

          “Minimum Threshold” has the meaning set forth in Section 8.3(a).

          “Notice of Dispute” has the meaning set forth in Section 2.3(b).

          “Objecting Employees” has the meaning set forth in Section 6.6(b)(i).

          “OFAC” has the meaning set forth in the definition of Sanctioned Person.

          “Oil Additives Business” has the meaning set forth in the definition of Business.

          “Order” means any binding order, writ, judgment, injunction, decree, stipulation, directive, determination or award of any Governmental Authority.

          “Outside Date” has the meaning set forth in Section 9.1(b)(ii).

          “Owned Intellectual Property” means (i) Intellectual Property owned or purported to be owned by any of the Company Entities, which shall include the Business Registered Intellectual Property, and (ii) Intellectual Property that constitutes a Transferred Asset.

          “Owned Real Property” means the real property owned by the Company Entities and BKG or, following consummation of the Demerger, FCS (in the case of BKG or, following consummation of the Demerger, FCS, solely to the extent included in the Transferred Assets) and set forth in Section 4.7(a) of the Seller Disclosure Schedule, together with all easements, rights-of-way and interests appurtenant thereto and all Improvements thereon.

          “Party” has the meaning set forth in the preamble of this Agreement.

          “Pass-Through Supply Agreement” means a supply agreement by and between ICL Specialty Products Inc. and PPLP substantially in the form attached hereto as Exhibit B-4, modified to reflect the terms described in Attachment I to Exhibit B-4.

          “Patents” means any issued patents and patent applications (including any provisional applications, continuations, continuations-in-part, divisionals, reissues, re-examinations and substitutions), utility models, industrial designs and other statutory invention registrations and applications for any of the foregoing.

          “Permits” means permits, licenses, franchises, registrations, variances, authorizations, consents, certifications and approvals obtained from any Governmental Authority.

          “Permitted Liens” means all (a) statutory mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, arising or incurred in the ordinary course of business for amounts (i) not yet due or (ii) being contested in good faith through appropriate proceeds and with respect to which contested amounts appropriate reserves have been established in the Financial Statements, (b) Liens for Taxes, assessments and other governmental charges (i) not yet delinquent or (ii) being contested in good faith through appropriate proceedings and with respect to which contested Taxes, assessments and charges appropriate reserves have been established in the Financial Statements, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements for amounts (i) not yet due or (ii) being contested in good faith through appropriate proceeds and with respect to which contested amounts appropriate reserves have been established in the Financial Statements, (d) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, (e) pledges or deposits to secure public or statutory obligations (including under workers’ compensation legislation, unemployment insurance Laws or similar Laws) or appeal bonds, (f) Liens reflected in the Financial Statements (other than Liens securing Indebtedness for borrowed money), (g) Liens that would be reflected on current title reports for real property or existing surveys or would be disclosed by a physical inspection of the related real property (other than Liens securing Indebtedness for borrowed money), (h) with respect to all Owned Real Property and real property subject to Real Property Leases, Liens imposed by any Governmental Authority (including zoning and building and other land use restrictions), and easements, covenants, rights-of-way and similar encumbrances, in each case, that do not materially impair the current use or occupancy of such real property, (i) with respect to any real property subject to a Real Property Lease, (1) the interests and rights of the respective lessors with respect thereto and (2) any Lien permitted under the applicable Real Property Lease, (j) non-exclusive licenses granted in the ordinary course to any Intellectual Property pursuant to the terms of any Contract concerning Intellectual Property (other than Trademarks) to which any Company Entity or BKG or, following consummation of the Demerger, FCS is a party (in the case of BKG or, following consummation of the Demerger, FCS, solely to the extent that such Contract constitutes a Transferred Contract), (k) Liens that will be, and in fact are, released at or prior to the Closing, (l) Liens created by the actions of Buyer or any of its Affiliates and (m) Liens listed on Section 1.1(b) of the Seller Disclosure Schedule.

          “Person” means any individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority.

          “Post-Closing Period” means all taxable years or other taxable periods that begin after the Closing Date and, with respect to any Straddle Period, the portion of such period beginning after the Closing Date.

          “Potential Claims” has the meaning set forth in Section 9.2(c).

          “PPLP” means ICL Performance Products LP.

          “Pre-Closing Everris/IPA Stock Purchase Agreement” means that certain purchase and sale agreement by and between ICL-NA and ICL Group America Inc., effective as of December 1, 2017, pursuant to which ICL-NA has agreed to sell all of the Equity Interests of ICL-IP America Inc. and Everris NA Inc. to ICL Group America Inc.

          “Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such period ending on the Closing Date.

          “Pre-Closing PPLP Asset Purchase Agreement” means that certain asset purchase agreement by and between PPLP and ICL Specialty Products Inc., dated as of December 1, 2017, pursuant to which PPLP has agreed to sell all of the PPLP Retained Assets and PPLP Retained Liabilities to ICL Specialty Products Inc.

          “Pre-Closing Restructuring Documents” means copies of all deeds, bills of sale, endorsements, assignments, certificates, and other agreements and instruments of conveyance and assignment entered into at or prior to the Closing to consummate the Intercompany Transfers in accordance with Exhibit F and which are executed by any of the Company Entities or pursuant to which any of the Company Entities otherwise has any liability or obligation following the Closing arising out of or with respect to the Intercompany Transfers.

          “Preferred Equity Amount” means, if the condition set forth on Section 7.2(f)(ii)(A) of the Seller Disclosure Schedule is satisfied at any time (a) prior to the date that is 90 days after the date hereof, $53,000,000; (b) on or after the date that is 90 days after the date hereof and prior to the date that is 120 days after the date hereof, $52,000,000, (c) on or after the date that is 120 days after the date hereof and prior to the date that is 150 days after the date hereof, $51,000,000, or (d) on or after the date that is 150 days after the date hereof, $50,000,000.

          “Preferred Securities” has the meaning set forth in Section 2.2(b).

          “Preferred Securities Issuer” has the meaning set forth in Section 2.2(b).

          “Preliminary Purchase Price” has the meaning set forth in Section 2.2(b).

          “Proportion” means, with respect to each Seller, the percentage determined with respect to such Seller in accordance with Schedule C.

          “Purchase Price” has the meaning set forth in Section 2.2(b).

          “R&W Insurance” means any buyer-side representation and warranty insurance coverage obtained by Buyer prior to the Closing in connection with the transactions contemplated hereby.

          “Real Property Leases” means all leases, subleases, licenses, concessions and other agreements set forth in Section 4.7(b) of the Seller Disclosure Schedule to which any Company Entity or BKG or, following consummation of the Demerger, FCS is a party (in the case of BKG or, following consummation of the Demerger, FCS, solely to the extent that such lease, sublease, license, concession or other agreement constitutes a Transferred Contract) and pursuant to which such Company Entity or BKG or, following consummation of the Demerger, FCS holds a leasehold or subleasehold estate in or is granted the right to use of occupy any real property.

          “Release” means the disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon any air, soil, sediment, subsurface strata, surface water or groundwater.

          “Releasee” has the meaning set forth in Section 8.8.

          “Releasor” has the meaning set forth in Section 8.8.

          “Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

          “Representation and Authorization Letter” means a customary representation and authorization letter as contemplated by the Debt Commitment Letters (which shall include a representation to the Financing Sources party to the Debt Commitment Letters (x) that the public side versions of such documents, if any, do not include material non-public information about the Business, the Company Entities or their respective securities and (y) as to the accuracy of the information contained in the disclosure and marketing materials related to the debt financing and the Required Financial Information).

          “Representatives” means, with respect to any Person, such Person’s directors, managers, officers, members, partners, employees, agents, attorneys, consultants, advisors, financing sources and other representatives acting on behalf of such Person.

          “Required Amount” has the meaning set forth in Section 5.6(a).

          “Required Financial Information” has the meaning set forth in Section 6.13(a).

          “Retained Assets” means (a) those assets and properties of Sellers (other than BKG and FCS) and their Affiliates listed in Schedule A-1 and (b) all right, title and interest of BKG or FCS in and to the following assets and properties:

(i)            all Retained Books and Records;

(ii)           all Equity Interests of any Subsidiary or any Person (for the avoidance of doubt, excluding any Company Entity);

(iii)          all claims, defenses and rights of offset or counterclaim and all causes of action against third parties to the extent relating to any other Retained Asset or any Retained Liability;

(iv)          all rights to prepaid Taxes, Tax refunds, credits or similar benefits or Tax attributes to the extent relating to any Retained Liability;

(v)           subject to the rights granted to Buyer and its Affiliates (including, following the Closing, the Company Entities) pursuant to Section 6.16, all Seller Marks and Retained Intellectual Property;

(vi)          all Permits, other than (A) the DE Business Permits and, (B) if applicable, all rights required under Section 6.11 to be granted to Buyer pursuant to any back-to-back arrangement with respect thereto;

(vii)         all Contracts other than (A) the Transferred Contracts, (B) licenses and use rights referenced in clause (j)(ii) of the definition of Transferred Assets, and (C) if applicable, all rights required under Section 6.11 to be granted to Buyer pursuant to any back-to-back arrangement with respect thereto;

(viii)        all Retained Benefit Plans and any and all assets, trust agreements or any other funding and administrative Contracts to the extent related to the Retained Benefit Plans; and

(ix)           subject to the rights granted to Buyer and its Affiliates (including, following the Closing, the Company Entities) pursuant to Section 6.9, all insurance policies maintained by BKG or FCS and all assets and rights of any nature related thereto.

(x)            For the avoidance of doubt, Retained Assets shall not include Transferred Assets specifically set forth on Section 1.1(c) of the Seller Disclosure Schedule.

          “Retained Benefit Plan” means each Employee Benefit Plan (including each such plan that is sponsored, maintained or contributed to by BKG or FCS and each Seller Benefit Plan), in each case, that is not a Transferred Benefit Plan.

          “Retained Books and Records” means (a) Governing Documents, seals, minute books and other documents relating to the formation, maintenance and legal existence of BKG, FCS or any of their Affiliates (other than any Company Entities) as legal entities, including taxpayer and other identification numbers, and documents relating to corporate compliance matters not primarily developed for the Transferred Assets or the Transferred Liabilities, (b) all Income Tax Returns of BKG, FCS and their Affiliates (other than any Company Entities) and other Tax Returns, Tax information and Tax records not relating primarily to the Transferred Assets or Transferred Liabilities, (c) originals of files, documents, books and other records (or any portion thereof) of BKG, FCS and their Affiliates (other than any Company Entities) that would otherwise constitute Business Books and Records but for the fact that they are required by applicable Law to be retained by BKG, FCS or any of their Affiliates (provided that copies thereof are provided to Buyer) and (d) any other files, documents, books and other records (or any portion thereof) of BKG, FCS and their Affiliates (other than any Company Entities), none of which are or would constitute Business Books and Records, the transfer of which would reasonably be expected to contravene any applicable Laws, Permits, Contracts or fiduciary duties of BKG, FCS or any of their Affiliates, or waive any attorney-client privilege or attorney work-product protection.

          “Retained Intellectual Property” means all Intellectual Property (i) owned by BKG prior to the consummation of the Demerger and, following consummation of the Demerger, FCS, (ii) not primarily used in, not held primarily for use in, not related primarily to, and not necessary for, the conduct and operation of the Business and (iii) not set forth on Section 1.1(c) of the Seller Disclosure Schedule, all goodwill associated therewith or symbolized thereby, all rights to sue or otherwise recover for past, present and future infringements, dilutions, misappropriations and other violations thereof, all rights of priority associated with the foregoing and all other rights accruing thereunder or pertaining thereto throughout the world.

          “Retained Liabilities” means (a) those Liabilities of Sellers (other than BKG and FCS) and their Affiliates set forth in Schedule A-2 and (b) all of the following Liabilities of BKG or FCS:

(i)            all Liabilities that are not Transferred Liabilities;

(ii)           all Indebtedness;

(iii)          all Liabilities that do not relate to the DE Business or any Transferred Asset;

(iv)          all Liabilities to the extent relating to or arising out of any Retained Asset;

(v)           all Liabilities to the extent relating to or arising out of any Retained Benefit Plan;

(vi)          all Liabilities in respect of any employee or service provider who is not a Transferred Asset Employee, excluding the Liabilities specifically assumed by Buyer in Section 6.6(k), whether accruing before, on or after the Closing; and

(vii)         all Liabilities in respect of (A) any Income Taxes attributable to any taxable period and (B) any other Taxes attributable to any Pre-Closing Period.

          “Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Equity Interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency, including any right of first refusal, right of first offer, pre-emptive right, participation right or other similar right.

          “Sample Closing Statement” means the sample calculation attached hereto as Schedule B of the Closing Cash, Closing Indebtedness and Closing Working Capital, in each case, calculated in accordance with IFRS and in a manner consistent with the definitions of “Closing Cash,” “Closing Indebtedness” and “Closing Working Capital” set forth herein.  For further clarification, in case of any conflict or inconsistency between methodologies, principles and adjustments for calculating any component of Closing Cash, Closing Indebtedness and Closing Working Capital under IFRS and under the definitions set forth herein, the definitions set forth herein shall apply and control.

          “Sanctioned Country” means any country or region that is, or has been in the past five years, the subject or target of a comprehensive embargo under Laws relating to economic or trade sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

          “Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Laws relating to economic or trade sanctions or export controls, including: (i) any individual or entity listed on any applicable sanctions- or export-related restricted party list, including, the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

          “Securities Act” means the Securities Act of 1933.

          “Seller” has the meaning set forth in the preamble of this Agreement.

          “Seller 401(k) Plan” has the meaning set forth in Section 6.6(f).

          “Seller Benefit Plan” means each Employee Benefit Plan that (a) is sponsored by any Seller or any of its Affiliates (other than the Company Entities) and (b) is not a Transferred Benefit Plan, including the Seller FSA Plan and the Seller 401(k) Plan.

          “Seller Closing Certificate” means any certificate required to be delivered by Seller Parent or any of Sellers pursuant to Section 2.5(b)(vi) or Section 2.5(b)(vii).

        “Seller Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer as of the date hereof and attached hereto.

          “Seller Entity” means, in connection with the Business, Seller Parent or any of its Affiliates (other than the Company Entities).

          “Seller FSA Plan” has the meaning set forth in Section 6.6(g).

          “Seller Group” has the meaning set forth in Section 9.2(d).

          “Seller Guaranteed Obligations” has the meaning set forth in Section 6.14(a).

          “Seller Indemnified Parties” means Sellers, their Affiliates and their respective Representatives.

          “Seller Mark” means any Trademark owned by any Seller or any of its Affiliates incorporating the ICL triangle logo, “ICL,” “ICL France” or constituting an abbreviation or extension thereof or that is likely to cause confusion therewith.

          “Seller Parent” has the meaning set forth in the preamble of this Agreement.

          “Seller Releasee” has the meaning set forth in Section 8.8(a).

          “Seller Releasor” has the meaning set forth in Section 8.8(a).

          “Seller Retained Licensed IP” has the meaning set forth in Section 6.16(c).

          “Seller Transaction Expenses” means (a) solely to the extent unpaid as of the Effective Time, without duplication, all out-of-pocket costs, fees or expenses incurred by Sellers or their Affiliates in connection with the transactions contemplated by this Agreement and that are payable by or that are the responsibility of any of the Company Entities or Buyer (in respect of the DE Business as a result of the  DE Business Transfers and/or the Demerger) after the Effective Time in connection with or as a result of the transactions contemplated by this Agreement, including any legal, accounting, investment banker, broker, consultant, financial advisory or other fees or expenses, (b) all Accrued and Unpaid Taxes, (c) the aggregate amount of all accrued and unpaid cash incentive compensation and cash bonus payments earned by the Business Employees prior to the Closing, (d) any “single-trigger” sale, change in control, retention, transaction, success-based or transition bonuses or other similar payments triggered solely by or payable solely as a result of the consummation of the transactions contemplated hereby that are payable by the Company Entities to the Business Employees, (e) unpaid severance or other similar termination payments relating to terminations of employment of employees of the Company Entities occurring prior to the Closing, (f) without duplication of any Liabilities included in the calculation of Accrued and Unpaid Taxes, the employer’s portion of all employer-paid payroll Taxes with respect to any item in clauses (c)–(e), (g) all Liabilities arising out of or in connection with the matters relating to overtime of the Business Employees as described on Section 4.12(c) of the Seller Disclosure Schedule (solely to the extent attributable to periods prior to the Closing and excluding any Liabilities directly resulting from any breach by Buyer or any of its Affiliates (including the Company Entities) following the Closing of (i) Section 6.6 of this Agreement or (ii) any agreement with the Business Employees referred to in Section 4.12(c) of the Seller Disclosure Schedule), and (h) any Intercompany Accounts or other amounts payable or owed to any of the Sellers or any of their Affiliates (other than the Company Entities) by the Company Entities to the extent not extinguished, cancelled or discharged prior to the Closing (other than the Excluded Accounts).  For the avoidance of doubt, Seller Transaction Expenses shall not include any amounts taken into account in the calculation of Closing Indebtedness, any amounts payable by Buyer pursuant to Section 6.13(d) or Section 6.19(c).

          “Sellers’ Counsel” has the meaning set forth in Section 10.10.

          “Sellers’ Tax Return Damages” has the meaning set forth in Section 8.4(b).

          “Specified Transferred Agreements” means those Contracts set forth on Section 1.1(d) of the Seller Disclosure Schedule.

          “Straddle Period” means any taxable year or other taxable period beginning before and ending after the Closing Date.

          “Subject Agreement” has the meaning set forth in Section 6.1(b)(ix).

          “Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

          “Substitute Financing” has the meaning set forth in Section 6.12(c).

          “Supplemental Supply Agreement” means a supply agreement pursuant to which Sellers shall (or shall cause their Affiliates to) make available to Buyer or a designated Affiliate thereof for purchase the Alternate Product Volume of Product (as defined in the Subject Agreement) as of the date hereof) at a quality which is the same or better than such Product supplied by Supplier under the Subject Agreement, at terms and conditions that are no less favorable to Buyer or its designated Affiliate than the terms and conditions that would apply to the purchase of such Products under the Subject Agreement if Buyer or its designated Affiliate were party thereto as the buyer (other than with respect to Product volume commitments or requirements), and, for the avoidance of doubt, the Supplemental Supply Agreement shall not consist of the Pass-Through Supply Agreement or supply agreement set forth in Exhibit B-4.

          “Supply Agreement” means the supply agreements to be entered into by the Parties or their applicable Affiliates at the Closing, in the forms attached hereto as Exhibit B1–B4.

          “Supply Provider” has the meaning set forth in Section 6.8(g).

          “Supply Recipient” has the meaning set forth in Section 6.8(g).

          “Target Working Capital” means $58,000,000.

          “Tax” means any federal, state, provincial, local, or foreign tax, charge, duty or levy, including income, gross receipts, capital gains, license, payroll, employment, excise, margin, occupation, premium, stamp, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, escheat, abandoned or unclaimed property, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, goods and services, harmonized sales, estimated or other tax of any kind whatsoever, imposed by any Governmental Authority, whether or not disputed, and including any installments in respect hereof and interest, penalty, or additions thereto.

          “Tax Contest” has the meaning set forth in Section 6.8(d).

          “Tax Refund” has the meaning set forth in Section 6.8(f).

          “Tax Representation” has the meaning set forth in Section 8.1.

          “Tax Return” means any return, declaration, report, claim for refund, certificate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority.

          “Termination Fee” has the meaning set forth in Section 9.2(b).

          “Third-Party Claim” has the meaning set forth in Section 8.4(a).

          “Trademarks” means any trademarks, service marks, Internet domain names, social media accounts names and handles, logos, slogans, trade dress and other designations of source or origin, together with the goodwill associated with or symbolized by any of the foregoing.

          “Trade Controls” has the meaning set forth in Section 4.23(a).

          “Trade Secrets” means any trade secrets and confidential and proprietary information, including ideas, know-how, inventions, invention disclosures, processes, formulae, discoveries, recipes, ingredients, designs, algorithms, compositions, techniques, specifications, confidential information inventions, lab notebooks, data, databases, collections of data, software (including source code and object code), models, and methodologies.

          “Transaction Documents” means the Transfer Instruments, the Transition Services Agreement, the Supply Agreement, the Bill of Sale and Assignment Agreement, the Buyer Guaranty, the Commitment Letters, the Pre-Closing Restructuring Documents and all other documents, certificates, affidavits or instruments delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.

          “Transaction Tax Deductions” means, without duplication, the sum of all items of loss, deduction or credit, to the extent more likely than not deductible for Tax purposes resulting from or attributable to (a) all severance, sale, change in control, retention, transaction, success-based or transition bonuses or other similar payments triggered by or payable by any of the Company Entities in connection with or as a result of the transactions contemplated by Section 6.11 or from the Closing (or included as a liability in Closing Working Capital); (b) all accrued interest on, and all termination fees, redemption or prepayment premiums or penalties, breakage costs or similar costs, expenses and payments by any of the Company Entities associated with the repayment of or default under Indebtedness in connection with the Intercompany Transfers, the transactions contemplated by Section 6.11 or the Closing (or included as a liability in Closing Working Capital); (c) all fees, costs and expenses incurred by any of the Company Entities in connection with or incidental to this Agreement and the transactions contemplated hereby, including any legal, accounting, investment banker, broker, consultant, financial advisory or other fees or expenses; (d) any fees paid under any applicable management agreement(s); and (e) the employer’s share of any employment Taxes with respect to the amounts set forth in clauses (a) of this definition.  The Parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees within the scope of such Revenue Procedure for purposes of the foregoing clause (c).

          “Transfer Instruments” has the meaning set forth in Section 2.5(b)(i).

          “Transfer Taxes” means all transfer Taxes (excluding Income Taxes), including sales, real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, indirect Taxes, filing fees and similar charges, whether or not customarily paid by sellers or buyers, imposed in connection with this Agreement and the Transaction Documents and any other transactions contemplated herein, but excluding such Taxes imposed solely as a result of the Intercompany Transfers (which are the sole responsibility of Sellers).

          “Transferred Asset Employees” has the meaning set forth in Section 6.6(b).

          “Transferred Assets” means all right, title and interest of BKG or, following consummation of the Demerger, FCS in and to all of the assets and properties, whether now existing or hereafter acquired, that relate primarily to, are primarily used or held primarily for use in, or necessary for, the conduct or operation of the DE Business which shall include all Intellectual Property set forth on Schedule 1.1(e) of the Seller Disclosure Schedule (except to the extent that any of the assets or properties enumerated in this definition expressly “relate to” or are “used or held for use in” the operation of the DE Business or the Facility, in which case, such standard shall apply), including the following assets and properties, but in each case, excluding any Retained Assets:

(a)          the Facility;

(b)          all tangible personal property, including the vehicles, machinery, equipment, tools, furniture and other fixed assets owned or leased by BKG or, following consummation of the Demerger, FCS and located at the Facility or otherwise primarily used or held for use in the operation of the DE Business (whether or not located at the Facility);

(c)          all DE Business Permits;

(d)          all Transferred Contracts;

(e)          all insurance contracts, trust accounts or other funding arrangements or assets to the extent associated with or used to fund Liabilities under the Transferred Pension Plans, if any;

(f)           all Business Books and Records;

(g)          all current assets of the DE Business included in the calculation of the Closing Working Capital and all other accounts, notes and other receivables to the extent related to the DE Business;

(h)          all Transferred Benefit Plans and any and all assets, trust agreements or any other funding and administrative Contracts to the extent related to the Transferred Benefit Plans;

(i)           all claims, defenses and rights of offset or counterclaim and all causes of action against third parties to the extent related to any other Transferred Asset or any Transferred Liability;

(j)          (i) all Intellectual Property owned by BKG or, following consummation of the Demerger, FCS and relating primarily to, primarily used or held primarily for use in, or necessary for, the conduct or operation of the DE Business, all goodwill of the DE Business associated therewith or symbolized thereby, all rights to sue or otherwise recover for past, present, and future infringements, dilutions, misappropriations and other violations thereof, all rights of priority associated with the foregoing and all other rights accruing thereunder or pertaining thereto throughout the world, and (ii) all license and use rights of BKG or, following consummation of the Demerger, FCS to third-party Intellectual Property primarily relating to, primarily used or held primarily for use in, or necessary for, the conduct or operation of the DE Business, under Contracts that are freely transferable without consent or payment of fees (except to the extent that such Contracts are Transferred Contracts);

(k)          all rights arising under, pursuant to or in connection with (i) any assignment of Intellectual Property entered into by any employee of BKG or, following consummation of the Demerger, FCS to the extent with respect to any Transferred Asset, (ii) any assignment of inventions (or other Intellectual Property) authored, created, developed or conceived of after the Closing by any Transferred Asset Employee pursuant to an agreement between such Transferred Asset Employee and BKG or, following consummation of the Demerger, FCS where such agreement survives the Closing and (iii) confidentiality or non-compete agreements entered into by any Transferred Asset Employee and BKG or, following consummation of the Demerger, FCS, in each case of (ii) and (iii), solely to the extent such rights relate to the DE Business and are transferrable without consent or other action by the applicable Transferred Asset Employees; and

(l)          all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors, and rights to refunds or rebates to the extent related to any of the Transferred Assets.

          “Transferred Benefit Plan” means each Employee Benefit Plan (i) to which Buyer or any of its Affiliates (including, after the Closing Date any Company Entity) will have any liability on or after the Closing Date and (ii) is listed on Section 1.1(e) of the Seller Disclosure Schedules.

          “Transferred Contracts” means, subject to Section 6.11, all Labor Contracts exclusively covering the Transferred Asset Employees and all other Contracts primarily relating to, primarily used or held primarily for use in, or necessary for, the conduct or operation of the DE Business or by which Transferred Assets are primarily bound, including the Contracts set forth in Section 1.1(f) of the Seller Disclosure Schedule.

          “Transferred Employee” means (a) each Company Entity Employee and (b) each Transferred Asset Employee.

          “Transferred FSA Balances” has the meaning set forth in Section 6.6(g).

          “Transferred Liabilities” means all of the following Liabilities of BKG or, following consummation of the Demerger, FCS:

(a)          all Liabilities (including all Liabilities under Environmental Law) of BKG or, following consummation of the Demerger, FCS to the extent relating to, or to the extent arising out of, directly or indirectly, the operation of the DE Business, the Facility and the other Transferred Assets, whether before, on or after the Closing;

(b)          all Liabilities to the extent relating to, or to the extent arising under the Transferred Contracts and, if applicable, all Liabilities required under Section 6.11 to be assumed by Buyer pursuant to any back-to-back arrangement with respect thereto;

(c)          all Liabilities to the extent relating to, or to the extent arising under the DE Business Permits and, if applicable, all Liabilities required under Section 6.11 to be assumed by Buyer pursuant to any back-to-back arrangements with respect thereto;

(d)          all Liabilities to the extent relating to, or to the extent in respect of any accounts payable that primarily relate to the operation of the DE Business and are reflected in Closing Working Capital (provided that such accounts payable are reflected as a current liability in Closing Working Capital);

(e)          all Liabilities to the extent relating to, or to the extent arising out of, the Transferred Benefit Plans or the Transferred Pension Plans; and

(f)           all Liabilities to the extent relating to the Transferred Asset Employees (except for any obligations of Sellers under the Seller Benefit Plans and under Sections 6.6(g) and 6.6(i)).

          “Transferred Pension Plans” means the pension works agreements providing pension benefits to the Transferred Asset Employees (solely with respect to Liabilities for Transferred Asset Employees).

          “Transition Services Agreement” means the transition services agreement to be entered into by ICL Group America Inc. and one or more of Buyer and the Company Entities at the Closing, in the form attached hereto as Exhibit C.

          “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

          “VAT” means (i) any value-added or similar tax (including, for the avoidance of doubt, any goods and services tax, or harmonized sales tax) imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (ii) any other Tax of a similar nature whether imposed in a Member State of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (i) above, or imposed elsewhere.

          “WARN” has the meaning set forth in Section 6.7.

          1.2           Interpretation; Rules of Construction.

(a)          The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.

(b)          As the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)          The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d)          The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

(e)          The word “or” has the inclusive meaning represented by the phrase “and/or.”

(f)           Unless the context otherwise requires, any reference herein to:

(i)           any Article, Section, Exhibit, Schedule and the Disclosure Schedules shall be deemed to refer to such Article, Section and Exhibit of, and Schedule or the Disclosure Schedules to, this Agreement;

(ii)          any “paragraph” or “clause” shall be deemed to refer to a paragraph or clause of the section or subsection in which the reference occurs;

(iii)          (A) this Agreement and the Transaction Documents or (B) any other Contract (solely to the extent amended, supplemented or modified after the date hereof in accordance with its terms and the terms hereof) shall be deemed to refer to such Contract, as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time;

(iv)          any Law shall be deemed to refer to such Law, as amended, supplemented or modified from time to time and in effect at any given time, and any successor provisions;

(v)           any Person shall be deemed to refer to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities;

(vi)          any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise require; and

(vii)         a “day” or a number of “days” (without explicit reference to “Business Days”) shall deemed to refer to a calendar day or number of calendar days.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(h)          All monetary figures shall be in United States dollars unless otherwise specified.  All monetary figures in any currency other than United States dollars shall be calculated on the basis of the local currency equivalent of United States dollars, at the exchange rate prevailing at the time of determination as set forth in the Wall Street Journal, Eastern Edition, (and, for any estimated amounts set forth in any statement, notice or other document to be delivered by any Party to any other Party under this Agreement, the time of determination shall be deemed to be day immediately prior to delivery thereof).

(i)           The phrases “delivered” or “made available” when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant Party (provided that, in the case of “made available” to Buyer Parent and Buyer, such information or documents must be posted and available for viewing by Buyer and its Representatives through the online “virtual data room” established by Sellers under the name “Project Invictus” prior to the execution and delivery hereof).

(j)           The Exhibits and Schedules (including the Disclosure Schedules) are incorporated into and form an integral part of this Agreement.

(k)          The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(l)           The representations and warranties of Seller Parent and Sellers shall be deemed to be made as if the Intercompany Transfers have been consummated as of the date that such representations and warranties are made hereunder.

(m)         The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

ARTICLE II.

PURCHASE AND SALE OF THE COMPANY INTERESTS

        2.1          Purchase and Sale of the Company Interests.

(a)          On the terms and subject to the conditions of this Agreement, at the Closing, each Seller (other than BKG and FCS) agrees to sell, convey, assign, transfer and deliver to Buyer (or its designated Affiliate or Subsidiary), and Buyer agrees to purchase (or cause its designated Affiliate or Subsidiary to purchase) from such Seller, all of such Seller’s right, title and interest in and to the applicable Company Interests, free and clear of all Liens (other than Liens arising under the Governing Documents of the applicable Company or restrictions on sales of securities under applicable securities Laws), for an amount in cash equal to such Seller’s Proportion of the Purchase Price as set forth in, and determined in accordance with, Section 2.2.

(b)          On the terms and subject to the conditions of this Agreement, at the Closing, FCS agrees to sell, convey, assign, transfer and deliver to Buyer (or its designated Affiliate or Subsidiary), and Buyer agrees to purchase (or cause its designated Affiliate or Subsidiary to purchase) from FCS, all of FCS’ right, title and interest in and to the Transferred Assets and Transferred Liabilities, free and clear of all Liens (other than Permitted Liens) (the “DE Business Transfers”), for an amount in cash equal to FCS’ Proportion of the Purchase Price plus the German VAT Payment Amount, as set forth in, and determined in accordance with, Section 2.2 and Section 6.8(g).

(c)          The transactions contemplated by Section 2.1(a) and Section 2.1(b) shall occur in the order set forth in Exhibit F.

2.2          Purchase Price.

(a)          At least five (5) Business Days prior to the anticipated Closing Date, Sellers shall deliver, or cause to be delivered, to Buyer a written statement (as modified pursuant to this Section 2.2(a), the “Estimated Closing Statement”) setting forth Sellers’ good faith estimate of the Adjustment Amount (the “Estimated Adjustment Amount”), together with reasonable supporting calculations and documentation used in the preparation of the Estimated Closing Statement, which shall be prepared in a manner consistent in all respects with the Sample Closing Statement; provided, that if the Estimated Adjustment Amount would, but for this proviso, be greater than a positive amount equal to $10,000,000, then the Estimated Adjustment Amount shall instead be deemed to be a positive amount equal to $10,000,000.  Following delivery of the Estimated Closing Statement, Sellers shall take into consideration in good faith any comments to the Estimated Closing Statement made by Buyer at least two (2) Business Days prior to the anticipated Closing Date and modify the Estimated Closing Statement to reflect any such comments by Buyer with which Sellers have agreed prior to the Closing; provided, that if Sellers and Buyer are unable to resolve any differences with respect to such comments by Buyer prior to the Closing, then with respect to the amounts which remain in dispute, the amounts of Closing Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses as reflected in the Estimated Closing Statement initially prepared by Sellers shall be used on the Closing Date.  Each Party shall reasonably cooperate with and provide to each other Party such data and information as such other Party may reasonably request in connection with the preparation and review of the Estimated Closing Statement.

(b)          At the Closing, Buyer shall, in consideration for the Company Interests, the Transferred Assets and Transferred Liabilities, (x) pay to Sellers an amount in cash that, in the aggregate, equals (i) the Base Purchase Price, plus (ii) the Estimated Adjustment Amount, minus (iii) the Preferred Equity Amount, plus (iv) the German VAT Payment Amount subject to Section 6.8(g) (the Base Purchase Price as adjusted by clauses (ii), (iii) and (iv), the “Preliminary Purchase Price,” and the Preliminary Purchase Price as may be adjusted following the Closing in accordance with Section 2.3 and Section 8.6, the “Purchase Price”), and (y) issue or cause to be issued certain preferred equity securities of a direct and wholly-owned Subsidiary of Buyer (the “Preferred Securities Issuer”) with an initial value equal to the Preferred Equity Amount (the “Preferred Securities”), on the terms set forth on the Term Sheet attached hereto as Schedule F, to FCS and Iberia (or, at Seller Parent’s election, FCS), with the aggregate consideration being delivered to Sellers allocated in accordance with the Proportion allocable to each Seller as determined in accordance with Schedule C.

2.3          Post-Closing Adjustment.

(a)          As promptly as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall deliver, or cause to be delivered, to Sellers a written statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of the Adjustment Amount, together with reasonable supporting calculations and documentation used in the preparation of the Closing Statement, which shall be prepared in a manner consistent in all respects with the Sample Closing Statement (including with respect to the determination, or inclusion, of any reserves.  Each Party shall reasonably cooperate with and provide to each other Party such data and information as such other Party may reasonably request in connection with the preparation and review of the Closing Statement.

(b)          The Closing Statement shall become final and binding upon the Parties upon the date that is thirty (30) days after receipt thereof by Sellers (the “Final Settlement Date”) unless Sellers deliver written notice of dispute with any item set forth in the Closing Statement (“Notice of Dispute,” and any such item, a “Disputed Item”) to Buyer prior to such date.  Any Notice of Dispute shall specify the Disputed Items in reasonable detail, together with the relevant dollar amounts, nature and basis of any dispute.  If a Notice of Dispute is received by Buyer, then the Closing Statement (as revised in accordance with Section 2.3(c), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (A) the date upon which the Parties agree in writing with respect to all matters specified in the Notice of Dispute and (B) the date upon which a final determination is issued by the Arbitrator pursuant to Section 2.3(c).

(c)          During the first twenty (20) days after the date upon which Buyer receives a Notice of Dispute, the Parties shall attempt to resolve in writing any Disputed Items.  If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) the Parties have not resolved any Disputed Items, then the unresolved Disputed Items may be submitted to the Arbitrator by any Party for review and resolution.  The Parties shall instruct the Arbitrator to schedule a hearing date as soon as reasonably practicable, which hearing shall be conducted on a confidential basis.  The Parties shall, not later than seven (7) days prior to the hearing date set by the Arbitrator, submit a brief (to include their respective calculations with regard to Disputed Items) for settlement of any remaining Disputed Items (a copy of which shall also be delivered to the other Parties).  The Parties shall instruct the Arbitrator to render a determination (which determination  shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the Disputed Items in accordance with this Section 2.3(c) and the Final Statement reflecting such determination, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the Disputed Items from arbitration.  The Arbitrator shall (i) act as an arbitrator and not as an expert, (ii) address only the Disputed Items and (iii) for each Disputed Item, not assign a value greater than the greatest value for such Disputed Item claimed by either Sellers or Buyer or smaller than the smallest value for such Disputed Item claimed by either Sellers or Buyer.  The determination of the Arbitrator shall be final and binding on the Parties.  Sellers, on the one hand, and Buyer, on the other hand, shall each bear the fees and expenses of the Arbitrator pursuant to this Section 2.3(c) in inverse proportion as they may each prevail on matters resolved by the Arbitrator, which proportionate allocations shall also be determined by the Arbitrator at the time the determination of the Arbitrator is rendered on the merits of the matters submitted.  As used in this Agreement, the term “Final Statement” means  the Closing Statement delivered pursuant to Section 2.3(a), as adjusted, if applicable, pursuant to this Section 2.3(c) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Arbitrator, any amendments or modifications to the Closing Statement determined by the Arbitrator and the term “Final Adjustment Amount” means the Adjustment Amount set forth on the Final Statement.

(d)          If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then Buyer shall pay to Sellers the amount by which such Final Adjustment Amount exceeds such Estimated Adjustment Amount (in accordance with the Proportion allocable to each Seller as determined in accordance with Schedule C).  If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then Sellers shall pay to Buyer the amount by which such Estimated Adjustment Amount exceeds such Final Adjustment Amount (in accordance with the Proportion allocable to each Seller as determined in accordance with Schedule C).

(e)          The amount of any payment to be made by Sellers or Buyer, as the case may be, pursuant to Section 2.3(d) shall (i) be paid at a mutually convenient time and place as soon as practicable (but in no event more than three (3) Business Days) after the Final Settlement Date, by wire transfer of immediately available funds to such accounts as have been designated in writing by Buyer or the applicable Sellers, as the case may be, and (ii) bear interest at a rate per annum (calculated daily on the basis of a year of 365 days and the actual number of days elapsed) equal to the prime rate as published in the Wall Street Journal, Eastern Edition, as in effect on the Closing Date and shall accrue from and including the Closing Date to but excluding the date that such amount (plus accrued interest) is paid.

(f)          Adjustments made pursuant to this Section 2.3 shall be treated as adjustments to the Purchase Price allocable to the Company Interests or Transferred Assets and Transferred Liabilities with respect to which such adjustment arose for applicable Tax purposes, except as required by applicable Law.

2.4          Withholding.  Any amounts payable in connection with the transactions contemplated hereby will be reduced by any Tax withholding that is required by Law, and any amount so withheld in compliance with applicable Law and paid over to the appropriate Taxing authority shall be treated as having been paid to the Person with respect to which the withholding was made.  Buyer shall provide notice to Sellers of any expected withholding at least ten (10) days prior to the withholding except to the extent that the facts and circumstances necessitating such withholding could not reasonably be known by Buyer prior to such date (which notice shall specify any Seller with respect to which the withholding is to be made, and the legal authority and the calculation method for the expected withholding), and the Parties shall use commercially reasonable efforts to cooperate to minimize the amount of the withholding. Notwithstanding the foregoing, if Sellers provide to Buyer the certificate and notice described in Section 2.5(b)(v), then Buyer shall not make any deduction or withholding from the Purchase Price for U.S. withholding Taxes.

2.5          Closing; Closing Deliverables.

(a)          Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 (or remotely via the electronic exchange of closing deliveries), commencing at 10:00 A.M., Eastern time, (i) on the day that is three (3) Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing, but subject to the satisfaction of such conditions at the Closing) is satisfied or, when permissible, waived, or (ii) on such other date or at such other time or place as the Parties may mutually agree in writing (the “Closing Date”) ; provided, however, that in no event shall Buyer be obligated to effect the Closing prior to the earlier of (A) the third (3rd) Business Day following the final day of the Marketing Period (unless Buyer and Seller Parent have agreed in writing to close on an earlier date) and (B) any Business Day specified on no fewer than three (3) Business Days’ prior written notice to Sellers (but subject, in each case, to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing)); provided, further, that notwithstanding anything herein to the contrary, if each the conditions set forth in Article VII (other than (x) any such conditions which by their terms are not capable of being satisfied until the Closing, but subject to the satisfaction of such conditions at the Closing and (y) the condition set forth in Section 7.1(b) with respect to Item 3 of Schedule D) is satisfied, then subject to the satisfaction of the conditions set forth in Article VII (other than the condition set forth in Section 7.1(b) with respect to Item 3 of Schedule D), the Closing shall nevertheless take place in accordance with this Section 2.5(a) on the terms set forth herein and in the Transaction Documents, except that (i) upon the request of Buyer, Sellers shall be required to delay the Closing for up to ten (10) Business Days after the Closing was otherwise required to occur pursuant to this Section 2.5(a) in the event that the condition set forth in Section 7.1(b) with respect to Item 3 of Schedule D is reasonably be expected to be satisfied prior to the expiration of such ten (10) Business Day-period and (ii) Sellers shall not be required or permitted to deliver, or cause to be delivered to Buyer the ICL-FR Interests pursuant to Section 2.1(a) or any of the Transfer Instruments pursuant to Section 2.5(b)(i)A with respect to the ICL-FR Interests (the “ICL-FR Exclusion”) until such time as the condition set forth in Section 7.1(b) with respect to Item 3 of Schedule D has been satisfied, and no adjustment to the Purchase Price shall be made as a result of such ICL-FR Exclusion, and the closing of the transactions contemplated hereby with respect to the ICL-FR Interests (the “ICL-FR Closing”) shall occur on the date that is three (3) Business Days after the condition set forth in Section 7.1(b) with respect to Item 3 of Schedule D has been satisfied.  If the ICL-FR Closing does not occur within twelve (12) months following the Closing, the Parties shall no longer be obligated to complete the ICL-FR Closing and, instead, the Parties shall negotiate in good faith to modify this Agreement and/or enter into such other agreements or arrangements so as to effectuate the original intent of the Parties as closely as possible in a mutually acceptable manner.

(b)          At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(i)          the following documents or agreements effecting transfer of the Company Interests, in the forms attached hereto as Exhibit D (collectively, the “Transfer Instruments”):

(A)          with respect to the ICL-FR Interests, (1) a share transfer form duly completed, executed and dated by Amfert (ordres de mouvement) specifying that the transfer of ownership of the ICL-FR Interests shall occur at the Closing, (2) the share transfer book (registre des mouvements de titres) and the shareholders’ individual accounts (comptes d’actionnaires) of ICL-FR, which shall be up to date, and in which the transfer of the ICL-FR Interests to the Buyer shall have been recorded as of the Closing, (3) the tax transfer form (formulaire cerfa n°2759-SD), duly completed and executed by Amfert and (4) documentation which sufficiently evidences compliance with the provisions of articles L. 23-10-1 to L. 23-10-12 of the French Commercial Code relating to the possibility for French employees to make an offer for the acquisition of ICL-FR Interests, the transfer of ICL-FR Interests to be completed between Amfert and Buyer at Closing, which, for memory, have already been provided by Sellers to Buyer prior to the execution of the Agreement;

(B)          with respect to the ICL-IB Interests, share certificates representing ICL-IB Interests endorsed in favor of Buyer (or its designee) and the documents referenced on Schedule E;

(C)          with respect to the ICL-NA Interests, an assignment agreement evidencing the assignment and transfer of the ICL-NA Interests to Buyer duly executed by Amfert; and

(D)          the Bill of Sale and Assignment Agreement duly executed by FCS;

(ii)          the Transition Services Agreement duly executed by ICL Group America Inc.;

(iii)         each Supply Agreement duly executed by ICL Specialty Products Inc., BKG, Rotem Amfert Negev Ltd. or one or more of Sellers and their Affiliates, as applicable;

(iv)         evidence (in form and substance reasonably satisfactory to Buyer) of the resignation or removal, effective as of the Closing, of each of the directors, managers or officers (in his, her or its capacity as such) of each Company Entity appointed or designated to such position by Sellers or their Affiliates, which are listed on Section 4.1 of the Seller Disclosure Schedule, with respect to whom Buyer has delivered written notice requesting resignation or removal at least ten (10) Business Days prior to the anticipated Closing Date;

(v)          (i) a certificate substantially in the form of Exhibit E, in accordance with Treasury Regulation 1.1445-2(c)(3) certifying that ICL-NA is not a U.S. real property holding company and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2);

(vi)         a certificate of Seller Parent signed by an authorized officer of Seller Parent, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) with respect to Seller Parent;

(vii)        a certificate of each Seller signed by an authorized officer of such Seller, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b) with respect to such Seller;

(viii)       the Pre-Closing Restructuring Documents;

(ix)         an equity holder agreement as contemplated by Schedule F duly executed by one or more Sellers (other than Amfert); and

(x)          all other documents required to be delivered by Sellers to Buyer at the Closing pursuant to this Agreement.

(c)          At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers:

(i)          the Preliminary Purchase Price in immediately available funds by wire transfer to such accounts as have been designated by Sellers in writing to Buyer at least three (3) Business Days prior to the anticipated Closing Date;

(ii)          the following Transfer Instruments:

(A)          with respect to the ICL-IB Interests, a copy of the D-1A form duly filed and executed in connection with the investment in ICL-IB;

(B)          with respect to the ICL-NA Interests, a notarized assignment agreement evidencing the assignment and transfer of the ICL-NA Interests to Buyer (or its designee) duly executed by Buyer (or its designee); and

(C)          the Bill of Sale and Assignment Agreement duly executed by Buyer (or its designee);

(iii)         the Transition Services Agreement duly executed by one or more of Buyer and the Company Entities;

(iv)         each Supply Agreement duly executed by one or more of Buyer and its Affiliates (including the Company Entities);

(v)          a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b);

(vi)         an equity holder agreement as contemplated by Schedule F duly executed by Buyer and Buyer Guarantors (and, to the extent applicable, the Preferred Securities Issuer); and

(vii)        all other documents required to be delivered by Buyer to Sellers at the Closing pursuant to this Agreement.

2.6          ICL-FR Exclusion.

(a)          In the event of an ICL-FR Exclusion, (i) from and after the Closing and until such time as the Parties consummate the ICL-FR Closing, the Parties shall continue to comply with all of the covenants that by their terms are to be performed prior to the Closing solely with respect, and solely to the extent related, to ICL-FR; provided, however, that (x) such covenants shall automatically be amended to replace the “Company Entities” with “ICL-FR” and (y) the exceptions set forth in clause (iii) of Section 6.1(a) and clause (iii) of Section 6.1(b), for purposes of this Section 2.6, shall be deleted with effect only from and after the Closing and no Seller Entity shall receive any cash or cash equivalents from ICL-FR, whether via dividend, distribution, redemption or otherwise and (ii) the Parties shall cooperate in good faith to amend the terms of this Agreement as may be reasonably necessary to carry out the intended purposes of ICL-FR Exclusion and the ICL-FR Closing.

(b)          Sellers shall deliver, or cause to be delivered to Buyer the ICL-FR Interests pursuant to Section 2.1(a) and the Transfer Instruments pursuant to Section 2.5(b)(i)(A) with respect to the ICL-FR Interests on the date of the ICL-FR Closing, for no additional consideration.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER PARENT AND SELLERS

Except as set forth in the Seller Disclosure Schedule, Seller Parent and each Seller hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

3.1          Organization.  Seller Parent, each such Seller or each Commercial Contract Party, as applicable, is a corporation, limited liability company or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization and has all requisite corporate, limited liability or other legal entity power and authority to own, lease and operate its assets and conduct its respective business as currently conducted.  Seller Parent, each such Seller or each Commercial Contract Party, as applicable, is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the ownership, leasing and operation of the assets owned, leased or operated by it or the conduct of its respective business as currently conducted makes such qualification or license necessary, except as would not, individually or in the aggregate, have a Material Adverse Effect.

3.2          Authorization.  Seller Parent, each such Seller and each Commercial Contract Party, as applicable, has all requisite corporate, limited liability company or similar legal entity power and authority, as applicable, to execute and deliver this Agreement and the Transaction Documents to which it is (or, at the Closing, will be) a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller Parent, each such Seller and each Commercial Contract Party, as applicable, of this Agreement and the Transaction Documents to which it is (or, at the Closing will be) a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other legal entity action on the part of Seller Parent or such Seller, as applicable.  This Agreement and the Transaction Documents to which it is (or, at the Closing, will be) a party has been (or, at the Closing, will be) duly executed and delivered by Seller Parent, each such Seller or each Commercial Contract Party, as applicable, and (assuming due authorization, execution and delivery by Buyer) constitutes (or, when executed and delivered, will constitute) a legal, valid and binding obligation of Seller Parent, each such Seller or each Commercial Contract Party, as applicable, enforceable against Seller Parent, each such Seller or each Commercial Contract Party, as applicable, in accordance with its terms, subject to the Remedies Exception.

3.3          Noncontravention.  Neither the execution and delivery by Seller Parent, each such Seller or each Commercial Contract Party, as applicable, of this Agreement or the Transaction Documents to which it is (or, at the Closing, will be) a party, nor the consummation by Seller Parent, each such Seller or each Commercial Contract Party, as applicable, with or without the giving of notice or the lapse of time, or both, of the transactions contemplated hereby and thereby (a) conflicts with any provision of the Governing Documents of Seller Parent or such Seller, as applicable, (b) assuming the Consents and filings set forth on Schedule D are obtained or made and excluding any requirements described in Section 3.4, violates any Law to which Seller Parent, each such Seller or each Commercial Contract Party, as applicable, or any of its respective assets is subject, or (c) assuming the Consents set forth in Section 4.2 of the Seller Disclosure Schedule are obtained, the Consents and filings set forth on Schedule D are obtained or made, and the Consents set forth in the Transition Services Agreement are obtained, results in a breach of, gives rise to a termination right or constitutes a default (or event that, with the giving of notice or lapse of time, or both, would constitute a termination right or default) under, or results in the acceleration of any Liability, obligation or loss of any benefit under, any material Contract to which Seller Parent, each such Seller or each Commercial Contract Party, as applicable, is a party, except, in the case of each of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair (x) the ability of the Business, taken as a whole, to operate in the ordinary course of business or (y) the consummation of the transactions contemplated hereby or thereby.

3.4          Consents and Approvals.  No Consent of, with or to any Governmental Authority is required to be obtained or made by Seller Parent, any Seller or any Commercial Contract Party, as applicable, in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is (or, at the Closing, will be) a party or the consummation of the transactions contemplated hereby or thereby, other than (a) Consents and filings set forth on Schedule D, (b) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Business, taken as a whole, to operate in the ordinary course of business, or (c) requirements applicable solely as a result of the specific and unique legal or regulatory status of Buyer or any of its Affiliates (as opposed to any aspect of the Business) or solely as a result of any other facts that specifically and uniquely relate to the business or activities in which Buyer or any of its Affiliates is or proposes to be engaged, other than the Business.

3.5          Litigation; Orders. (a) There are no Actions pending, threatened in writing, or, to Sellers’ Knowledge, otherwise threatened against Seller Parent or such Seller, as applicable, that would reasonably be expected to result in any Liability for Seller Parent such, Seller, the Company Entities or the Business, as applicable, that would, individually or in the aggregate, have a Material Adverse Effect and (b) neither Seller Parent nor such Seller, as applicable, is subject to any Order that would, individually or in the aggregate, have a Material Adverse Effect.

3.6          Finders; Brokers.  Except as set forth on Section 3.6 of the Seller Disclosure Schedule, none of Seller Parent or such Seller, as applicable, or any of its respective Affiliates has entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person that would entitle any broker, finder or other intermediary to any broker’s, finder’s or similar fee or commission as a result of the execution and delivery of this Agreement or the Transaction Documents to which it is (or, at the Closing, will be) a party or the consummation of the transactions contemplated hereby or thereby.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS AND THE COMPANY ENTITIES

Except as set forth in the Seller Disclosure Schedule, Sellers hereby jointly and severally represent and warrant to and Buyer as of the date hereof and as of the Closing Date as follows:

4.1          Organization.  Each Company Entity is a corporation, limited liability company or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, limited liability or other legal entity power and authority to own, lease and operate its assets and conduct the Business as currently conducted.  Each Company Entity is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the ownership, leasing and operation of the assets owned, leased or operated by it or the conduct of the Business as currently conducted makes such qualification or license necessary, except as would not, individually or in the aggregate, have a Material Adverse Effect.  True and complete copies of the Governing Documents of each Company Entity as in effect as of the date hereof have been made available to Buyer and no amendment or other modification has been filed, recorded or is pending thereto. None of the Company Entities are in default under or in violation of any provision of their Governing Documents in any material respects. Section 4.1 of the Seller Disclosure Schedule sets forth a list of all of the officers and directors (or equivalent) of each of the Company Entities.

4.2          Noncontravention.  Neither the execution and delivery by such Seller of this Agreement or such Seller or any Company Entity of the Transaction Documents to which it is (or, at the Closing, will be) a party, nor the consummation by such Seller of the transactions contemplated hereby or such Seller or Company Entity of the transactions contemplated by such Transaction Documents (a) conflicts with any provision of the Governing Documents of any Company Entity, (b) assuming the Consents and filings set forth on Schedule D are obtained or made and excluding any requirements described in Section 4.3, violates any Law to which any Company Entity, any of its assets or any Transferred Asset is subject, (c) assuming the Consents set forth in Section 4.2 of the Seller Disclosure Schedule are obtained and the Consents and filings set forth on Schedule D are obtained or made, results in a breach of, gives rise to any termination right or constitutes a default (or event that, with the giving of notice or lapse of time, or both, would constitute a termination right or default) under, or results in the acceleration of any Liability, obligation or loss of any benefit under, any Material Contract or (d) results in the creation or imposition of any Lien upon any assets or property of the Company Entities or the Transferred Assets; except, in the case of each of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair (x) the ability of the Business, taken as a whole, to operate in the ordinary course of business or (y) the consummation of the transactions contemplated hereby or thereby.

4.3          Consents and Approvals.  No Consent of, with or to any Governmental Authority is required to be obtained or made by any Company Entity in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is (or, at the Closing, will be) a party or the consummation of the transactions contemplated hereby or thereby, other than (a) Consents and filings set forth on Schedule D, (b) Consents that, if not obtained or made, would not, individually or in the aggregate, prevent or materially impair the ability of the Business, taken as a whole, to operate in the ordinary course of business, (c) Consents not required to be made or given until after the Closing or (d) requirements applicable solely as a result of the specific and unique legal or regulatory status of Buyer or any of its Affiliates (as opposed to any aspect of the Business) or solely as a result of any other facts that specifically and uniquely relate to the business or activities in which Buyer or any of its Affiliates is or proposes to be engaged, other than the Business.

4.4          Litigation; Orders.  Except for (a) Actions that have been resolved without ongoing Liabilities or obligations on any of the Company Entities, the Transferred Assets or the Business or for which the statute of limitations has lapsed and (b) as set forth in Section 4.4 of the Seller Disclosure Schedule, (i) there are no, and for the past three (3) years, there have been no, Actions pending, threatened in writing, or, to Sellers’ Knowledge, otherwise threatened with respect to the Business or any of the Company Entities and (ii) none of the Company Entities, BKG or, following consummation of the Demerger, FCS (in the case of BKG or, following consummation of the Demerger, FCS, solely with respect to the DE Business), any asset of any Company Entity or any Transferred Asset is subject to any Order, in the case of each of clauses (i) and (ii), that have or would, individually or in the aggregate, reasonably be expected to result in any Liability to the Business in excess of $1,000,000 or otherwise be materially adverse to the Company Entities and the Transferred Assets, taken as a whole.

4.5          Capitalization.  Section 4.5 of the Seller Disclosure Schedule sets forth a list of the Company Entities, and with respect to each Company Entity, (a) its name and jurisdiction of organization, (b) its form of organization and (c) the Equity Interests of such Company Entity and the owner(s) thereof.  Except for this Agreement, no Seller nor any Company Entity (i) has granted any Rights with respect to any Company Entity to any Person or (ii) is a party to any Contract that would require it to sell, transfer or otherwise dispose of any Equity Interests of the Company Entities.  Except for the Governing Documents of the Company Entities, no Seller nor any Company Entity is a party to any voting trust, proxy or other Contract with respect to such Equity Interests.

4.6          Title to the Company Interests and Transferred Assets.

(a)          Each Seller (other than BKG and FCS) owns beneficially, legally and of record, the Company Interests reflected to be held by such Seller on Section 4.5 of the Seller Disclosure Schedule, free and clear of all Liens, except (a) as may be created by this Agreement, (b) Liens arising under the Governing Documents of the applicable Company Entity and, in the case of ICL-IB, as may be set forth in the book of registered shares (libro registro de acciones nominativas), and (c) for any restrictions on sales of securities under applicable securities Laws.  The Company Interests constitute 100% of the issued and outstanding Equity Interests of the Companies and have been duly authorized, validly issued and fully-paid (to the extent required by their respective Governing Documents), and are non-assessable (except as such non-assessability may be affected by mandatory provisions of the applicable Laws of such Companies’ respective jurisdictions of organization).  Except as set forth on Section 4.5 of the Seller Disclosure Schedule, no Company Entity owns any Equity Interests in any other Person.  None of the Company Entities has an obligation to make any capital contribution, fund any debt or invest directly or indirectly in any other Person.

(b)          BKG or, following consummation of the Demerger, FCS owns and has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable Contract (which Contract is a Transferred Contract or a Contract pursuant to which Buyer, the Company Entities or their respective Affiliates will have rights following the Closing pursuant to and in accordance with Section 6.11) the Transferred Assets, free and clear of all Liens, other than Permitted Liens.

4.7          Property and Assets.

(a)          Section 4.7(a) of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all material Owned Real Property.  Each Company Entity has good and marketable fee simple title to its Owned Real Property, free and clear of all Liens, other than Permitted Liens.  No Seller or Company Entity has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.  There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.  The Sellers have delivered or made available to Buyer a true and complete copy of all deeds, title insurance policies, surveys and zoning reports existing on the date hereof with respect to each Owned Real Property.  BKG or, following consummation of the Demerger, FCS does not own any real property that relates primarily to, is primarily used or held primarily for use in, or necessary for the operation of the DE Business.

(b)          Section 4.7(b) of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all Real Property Leases for each Leased Real Property (including the date and name of the parties to such Real Property Lease and all amendments, supplements or modifications thereto).  Sellers have delivered or made available to Buyer a true and complete copy of each such Real Property Lease, and in the case of any oral Real Property Lease or Real Property Lease accompanied by the notation “no copy available” on Section 4.7(b) of the Seller Disclosure Schedule, a written summary of the material terms of such Real Property Lease.  Except as set forth in Section 4.7(b) of the Seller Disclosure Schedule, with respect to each of the Real Property Leases, the Company Entities’ or BKG’s or, following consummation of the Demerger, FCS’ possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, and there are no disputes with respect to such Real Property Lease.  Each Company Entity has valid leasehold interests in the leased real property described in such Real Property Leases to which it is a party, free and clear of any and all Liens, other than Permitted Liens.  BKG or, following consummation of the Demerger, FCS has valid leasehold interests in the leased real property described in such Real Property Leases included in the Transferred Assets to which it is a party, free and clear of any and all Liens, other than Permitted Liens.

(c)          Each Company Entity and BKG or, following consummation of the Demerger, FCS has valid and subsisting ownership or leasehold interests in all of the material tangible personal property and assets used or leased for use by the Company Entities or BKG or, following consummation of the Demerger, FCS (in the case of BKG or, following consummation of the Demerger, FCS, solely to the extent included in the Transferred Assets), free and clear of all Liens, other than Permitted Liens.  Such tangible personal property and assets are in good working condition and repair in all material respects, ordinary wear and tear excepted.  All Improvements are in good condition and repair in all material respects.  There are no (i) structural deficiencies or latent defects affecting any of the Improvements or (ii) facts or conditions affecting any of the Improvements, in each case with respect to (i) and (ii), that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(d)          The Company Interests and properties, assets, rights and interests of the Company Entities and the Transferred Assets, together with the assets to be provided to Buyer or its Affiliates pursuant to the Supply Agreement, and the services to be provided to Buyer or its Affiliates pursuant to the Transition Services Agreement, and the rights granted to Buyer or its Affiliates pursuant to Section 6.16(a), Section 6.16(c), and Section 6.16(d) constitute (i) all properties, assets, rights and interests (other than cash and cash equivalents) that relate primarily to, are primarily used, are held primarily for use in, or are necessary for, the conduct or operation of the Business, taking into account the seasonality of the Business, during the six (6) months prior to the date hereof and as of the Closing (other than such properties, assets, rights and interests that have been disposed of in the ordinary course of business consistent with past practice after the date hereof and prior to the Closing in accordance with this Agreement; provided that, for the avoidance of doubt, the Intercompany Transfers shall not be considered to be in the ordinary course of business, (ii) all properties, assets, rights and interests necessary to perform Buyer’s or the Company Entities’ obligations under the Supply Agreement (other than payment obligations) and (iii) all of the properties, assets, rights and interests that are necessary and sufficient to own, operate and conduct the Business immediately following the Closing as conducted during the six (6) months prior to the date hereof and the Closing (assuming the Consents set forth in Section 4.2 of the Seller Disclosure Schedule are obtained and the Consents and filings set forth on Schedule D are obtained or made) in all material respects.

(e)          Each of the Commercial Contract Parties has (or will, from and after the Closing, have) all properties, assets, rights and interests (assuming receipt of the Consents listed in the Transaction Services Agreement) necessary to perform all such Commercial Contract Party’s obligations and responsibilities under any of the Transaction Documents to which it is a party.

4.8          Material Contracts.  Section 4.8 of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all Material Contracts (including the date and name of the parties to Real Property Lease and all amendments, supplements or modifications thereto) other than the Real Property Leases.  Each Material Contract is in full force and effect and constitutes a valid and binding obligation of the Company Entity, BKG or, following consummation of the Demerger, FCS and, to Sellers’ Knowledge, each other party thereto, subject to the Remedies Exception, and except, in each case, for those Material Contracts that expire or are terminated after the date hereof without cause in accordance with their terms prior to the Closing.  None of the Company Entities, BKG or, following consummation of the Demerger, FCS or, to Sellers’ Knowledge, any other party thereto, is in breach, violation or default, and, to Sellers’ Knowledge, no event has occurred that with notice or lapse of time or both would constitute any such a breach, violation or default, or result in the acceleration of any obligation or loss of any benefit, under such Material Contract, except as would not, individually or in the aggregate, be material to the Company Entities and the Business, taken as a whole.  True and complete copies of the Material Contracts set forth on Section 4.8 of the Seller Disclosure Schedule have been made available to Buyer.

4.9          Tax Matters.  Except as set forth in Section 4.9 of the Seller Disclosure Schedule:

(a)          Each Company Entity and BKG and, following consummation of the Demerger, FCS has timely filed, or caused to be filed, all material Tax Returns (in the case of BKG and, following consummation of the Demerger, FCS, to the extent primarily related to the Transferred Assets) that it was required to file and all such Tax Returns are true, correct and complete in all material respects.

(b)          Each Company Entity and BKG and, following consummation of the Demerger, FCS has timely paid all material Taxes which are due and payable by such Company Entity or BKG and, following consummation of the Demerger, FCS (in the case of BKG and, following consummation of the Demerger, FCS, to the extent related to the Transferred Assets).  None of the Company Entities or BKG and, following consummation of the Demerger, FCS has received a written claim to file Tax Returns or to pay Taxes (in the case of BKG and, following consummation of the Demerger, FCS, to the extent related to the Transferred Assets) from a Governmental Authority in a jurisdiction where such Company Entity or BKG and, following consummation of the Demerger, FCS has not filed Tax Returns that has not been resolved.  There are no audits, assessments, reassessments or other Actions now pending or threatened in writing or relating to any material Liability in respect of Taxes (i) of any of the Company Entities or (ii) related to the Transferred Assets.

(c)          None of the Company Entities or BKG or, following consummation of the Demerger, FCS has waived any statute of limitations with respect to any material Taxes which waiver remains in effect (in the case of BKG or, following consummation of the Demerger, FCS, to the extent primarily related to the Transferred Assets) or agreed to any extension of time with respect to any material Tax assessment, reassessment or deficiency (in the case of BKG or, following consummation of the Demerger, FCS, to the extent primarily related to the Transferred Assets) that has not yet been either paid or resolved.

(d)          None of the Company Entities is a party to or bound by any Tax sharing, indemnification or allocation agreement (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority or any agreement contemplated in section 80.04 or 191.3, or subsection 18(2.3), 127(13) to (17), 127(20) or 125(3) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada), other than (i) any such agreement the only parties to which are any of the Company Entities and (ii) any agreement entered into in the ordinary course of business, the primary purpose of which did not relate to Taxes.

(e)          There are no material Liens for Taxes on (i) any of the assets of any Company Entity or (ii) any of the Transferred Assets, in each case of clauses (i) and (ii), other than Permitted Liens.

(f)          None of the Company Entities has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or other similar provision of applicable law).

(g)          In the last two (2) years, none of the Company Entities has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h)          None of the Company Entities or BKG and, following consummation of the Demerger, FCS (in the case of BKG and, following consummation of the Demerger, FCS, with respect to the DE Business) has executed any “closing agreement” within the meaning of Section 7121 of the Code (or other similar provision of applicable Law) that will be binding upon such Company Entity or with respect to the DE Business after the Closing Date or is subject to any private letter ruling of the IRS or any comparable or similar ruling of any Taxing authority.  None of the Company Entities will have a material amount of taxable income that will be required under applicable Law to be reported in a taxable period (or portion thereof) beginning on or after the Closing Date or will be required to exclude any material deduction from taxable income in a taxable period (or portion thereof) beginning on or after the Closing Date, in each case, as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing, (ii) any accounting method change or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (iii) any agreement with any Governmental Authority filed or made on or prior to the Closing, (iv) any prepaid amount received on or prior to the Closing, (v) any intercompany transaction as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Tax law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Tax law), (vi) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (vii) any credit or deduction claimed by any Company Entity under the ITA for any taxable period ending on or prior to the Closing Date, other than reserves deducted in the ordinary course of business, or (viii) the application of any of sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the ITA in respect of any transaction or event that occurred, or any circumstances existing, prior to the Closing.

(i)          ICL-NA is not, and has not been during the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j)          None of Iberia, BKG, FCS or any of their respective predecessors owns, or has owned any equity in ICL-NA or any of its predecessor.

(k)          Section 4.9(k) of the Seller Disclosure Schedule sets forth the entity classification for U.S. federal income Tax purposes of ICL-NA and each Company Entity that is a Subsidiary of ICL-NA.  None of the Company Entities within the previous five years, or any of ICL-IB, ICL-FR, BKG, FCS or Iberia with respect to any taxable period has made an election pursuant to Treasury Regulation Section 301.7701-3(c).

(l)           None of the Company Entities (i) has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is a Company Entity or, in the case of ICL-IB, a group for which the representative entity is Iberia) or (ii) has any liability for Taxes of a Person (other than Taxes of a Company Entity) pursuant to Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state or local or non-U.S. Law), as a transferee or successor, by contract (other than pursuant to (x) any contract the only parties to which are any of the Company Entities or (y) any contract entered into in the ordinary course of business, the primary purpose of which did not relate to Taxes) or otherwise by operation of Law.

(m)          Each of the Company Entities has timely withheld, collected, deposited or paid all material Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other similar third party.

(n)          Each Company Entity has charged, collected and remitted on a timely basis all material Taxes as required under any applicable Law on any sale, supply or delivery whatsoever, made by it, and each such Company Entity is validly registered as a vendor with the relevant Governmental Authorities for the collection of such Taxes.

(o)          The ICL-NA Interests are not “taxable Canadian property” within the meaning of the ITA, other than taxable Canadian property that is “excluded property” as defined in subsection 116(6) of the ITA.

4.10        Employee Benefits.

(a)          Section 4.10(a) of the Seller Disclosure Schedule sets forth, a true and complete list, as of the date hereof, of each material Employee Benefit Plan and identifies each such Employee Benefit Plan that is a Transferred Benefit Plan.  Copies (or, to the extent no such copies exist, an accurate description), summary plan descriptions, employee booklets the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), the most recent actuarial report and all related trust agreements, insurance contracts, and other funding arrangements that implement each such material Employee Benefit Plans have been made available to Buyer.

(b)          Each such Employee Benefit Plan has been established, funded, invested and operated in compliance in all material respects with the applicable requirements of all applicable Laws, the terms of such Employee Benefit Plan and no event has occurred and, to the Knowledge of the Seller, no condition exists, that has subjected, or would reasonably be expected to subject, any Company Entity or Buyer to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other applicable Law  (other than routine claims for benefits in the ordinary course of business).  No Employee Benefit Plan is, and no Company Entity nor any of its Affiliates maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under, or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan, in each case, subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (ii)  any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA); (iii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); (iv) a “registered pension plan” as that term is defined in subsection 248(1) of the ITA that is subject to the ITA; or (v) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA or other applicable Law) in each case that would reasonably be expected to result in the imposition of any material Liability on the Company Entities.  No Company Entity has any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than any Company Entity and the Subsidiaries that would result in the imposition of such Liability on any Company Entity on or after the Closing Date.

(c)          (i) Each Employee Benefit Plan that is intended to qualify for special Tax treatment meets all requirements for such treatment, in all material respects; (ii) to Sellers’ Knowledge, no event has occurred with respect to any Employee Benefit Plan that is Tax qualified or registered under Law that would result in the revocation or loss of such Tax qualified status or registration of such Employee Benefit Plan; and (iii) to Sellers’ Knowledge, no event has occurred that would entitle any Person to wind up or terminate any Employee Benefit Plan, in whole or in part, except to the extent any such wind up or termination of any Employee Benefit Plan would not result in a material Liability to the Business.

(d)          Except as required by applicable Law or as otherwise provided in the Employee Benefit Plans set forth in Section 4.10(d) of the Seller Disclosure Schedule, the consummation of the Transaction alone, or in combination with a termination of any employee, officer, director, stockholder or other service provider of the Company Entities (whether current, former or retired), will not give rise to any liability under any Employee Benefit Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director or other service provider of the Company Entities (whether current, former or retired) or their beneficiaries.

(e)          With respect to each Transferred Benefit Plan, (i) there  have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in the imposition of material liability on the Company Entities, (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Transferred Benefit Plan and (iii) no material Action with respect to the assets thereof (other than routine claims for benefits) is pending, threatened in writing, or, to Sellers’ Knowledge, otherwise threatened, and, to Sellers’ Knowledge, there are no facts that would give rise to or would reasonably be expected to give rise to any such material Action.

(f)          No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Transaction by any employee, officer, director, stockholder or other service provider of the Company Entities under any Employee Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.  No Company Entity has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

4.11        Compliance with Laws.

(a)          None of the Company Entities or Seller Entities, with respect to the Business, has, in the past three (3) years, violated in any material respect any Law or Permit applicable to the Business.

(b)          In the past three (3) years, none of the Company Entities or the Seller Entities has received, or been subject to, any Form 483s, warning letters, untitled letters, adverse inspection, compelled or voluntary recall or has pending plans to recall, import alerts, import or export holds or detentions, market withdrawal or replacement, post-sale warning, investigation, penalty for corrective or remedial action or corrective action plan, citation or fine, in each case relating to the Business, by any Governmental Authority.

4.12        Labor Matters.

(a)          The name (or, if disclosure is not permitted by Law, identification number), job title, work location, date of hire, leave status, base compensation or wage rate of each Business Employee is listed on Section 4.12(a) of the Seller Disclosure Schedule (as updated pursuant to and in accordance with Section 6.6(a)).

(b)          Except as set forth in Section 4.12(b) of the Seller Disclosure Schedule, none of the Company Entities or BKG or, following consummation of the Demerger, FCS is a party or subject to any Labor Contract or other Contract or bargaining relationship or voluntary recognition agreement with any labor union, works council, or other labor organization in respect of any Business Employee.  Except as set forth in Section 4.12(b) of the Seller Disclosure Schedule, (i) there are, and for the past three (3) years have been, no actual, pending, threatened in writing or, to Sellers’ Knowledge, threatened material strikes, lockouts, work stoppages, slowdowns, pickets or boycotts, material unfair labor practice charges, material labor disputes, or material grievances involving the Business, the Company Entities BKG, or the Business Employees, and (ii) to Seller’s Knowledge, there are, and for the past three (3) years have been, no union or employee organizational activities at the Company Entities, BKG or, following consummation of the Demerger, FCS or with respect to the Business or the Business Employees. As of the Closing Date, subject to Buyer’s compliance with Sections 6.6(b) and (l), the Company Entities and BKG or, following consummation of the Demerger, FCS, will have satisfied all notice, consultation, consent, and bargaining obligations they owe to their employees and their employees’ representatives under applicable Law or Labor Contract with respect to the transactions contemplated hereby. The Demerger and the DE Business Transfers do not qualify as split of operations under §§ 111 and 112 German Works Constitution Act.

(c)          Each of the Company Entities and, with respect to the Business and the Business Employees, Sellers is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws relating to labor or employment practices, including Laws relating to immigration.  Except as would not result in material Liability to the Company Entities or the Business, (i) the Company Entities, Sellers (with respect to the Business Employees) and BKG or, following consummation of the Demerger, FCS have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable Law, Contract or Company Entity policy; and (ii) each individual who is providing or in the past three (3) years has provided services to the Company Entities and is or was classified and treated by the Company Entities as an independent contractor, consultant, or other non-employee service provider is or was (as applicable) properly so classified and treated for all purposes.

(d)          The terms and conditions of the Transferred Asset Employees as existing with BKG will not be changed in connection with the transfer of the Transferred Employees to FCS as a consequence of the Demerger.

4.13        Environmental Matters.  Except as set forth in Section 4.13 of the Seller Disclosure Schedule or as would not, individually or in the aggregate, be material:

(a)          none of the Company Entities or Sellers (with respect to the Business) has for the past three (3) years either been in violation of any Environmental Law applicable to the Business or received any written notice that remains uncured from any Governmental Authority alleging that any such Company Entity or Seller is in violation of any Environmental Law with respect to the Business;

(b)          each of the Company Entities and BKG or, following consummation of the Demerger, FCS (with respect to the DE Business) possesses all Permits that are necessary under applicable Environmental Laws to conduct the Business as currently conducted, each such Permit is in full force and effect, and the Company Entities and Sellers (with respect to the Business) for the past three (3) years have been in compliance in all material respects with all of their obligations with respect thereto;

(c)          none of the Company Entities, Sellers (with respect to the Business) or the Business is subject to any outstanding Order pursuant to any Environmental Law, nor has any such Company Entity or Seller (with respect to the Business) received any written notice, pending complaint or claim that remains unresolved or the subject of ongoing Liability and seeks to impose any Environmental Liability against such Company Entity or Seller, as the case may be, arising from the conduct of or with respect to the Business;

(d)          none of the Company Entities, Sellers (with respect to the Business) or any other Person (including any third party) has caused a Release of, disposed of, manufactured, distributed, or exposed any Person to Hazardous Materials, including at any properties currently or formerly owned, leased or operated by any such Company Entity or Seller (solely with respect to the Business), and none of the Owned Real Properties are contaminated by any Hazardous Materials, that in each case has resulted in a material cleanup obligation or other Liability of any such Company Entity or Seller, as the case may be, pursuant to any Environmental Law; and

(e)          Sellers have provided to Buyer copies of all material environmental reports prepared within the past twelve (12) months (and, to Sellers’ Knowledge, there are no other reports reflecting material ongoing environmental Liabilities that are not otherwise reflected in such reports), in each case relating to any Company Entity or the Business, including the following Phase I environmental site assessment reports: (A) Phase I Environmental Site Assessment by Environmental Resources Management Inc., dated June 2017, of the ICL Performance Products Canada Ltd. (ICL) facility located at 3060 Airport Road in Kamloops, British Columbia, (B) Phase I Environmental Site Assessment by Environmental Resources Management Inc., dated June 2017, of the Auxquimia S.A. (Auxquimia) facility located at C/El Sutu; plot 23 Polígono Industrial Vega de Baiña; 33682 Mieres; Asturias (Spain), (C) Phase I Environmental Site Assessment by Environmental Resources Management Inc., dated June 2017, of the Auxquimia S.A. (Auxquimia) facility located at C/El Sutu; plot 23 Polígono Industrial Vega de Baiña; 33682 Mieres; Asturias (Spain), (D) Phase I Environmental Site Assessment by Environmental Resources Management Inc., dated June 2017, of the ICL Biogema facility located at 415, rue Armand – Pole d’Activities 13852 Aix-en-Provence, France, (E) Phase I Environmental Site Assessment by Environmental Resources Management Inc., dated June 2017, of the BK Giulini, GmbH facility located at Chemiepark Knapsack, Industriestrasse 300, 50354 Hürth, Federal State of North Rhine-Westfalia, Germany, and (F) Phase I Environmental Site Assessment by Environmental Resources Management Inc., dated June 2017, of the ICL Performance Products (ICL) facility located at 10667 Jersey Boulevard, Rancho Cucamonga, California.

4.14         Permits.  The Company Entities and BKG or, following consummation of the Demerger, FCS have all material Permits that are necessary under applicable Law for the Company Entities and BKG or, following consummation of the Demerger, FCS to conduct the Business as currently conducted.  All such Permits held by any Company Entity or BKG or, following consummation of the Demerger, FCS are in full force and effect, and each Company Entity or BKG or, following consummation of the Demerger, FCS, as applicable, is in compliance with each such Permit held by it in all material respects.  No Company Entity or BKG or, following consummation of the Demerger, FCS has received any written notice that (a) any pending application or renewal application with respect to any material Permit may be withdrawn or denied or (b) any such material Permit is, or is threatened to be, subject to revocation, rescission or withdrawal.

4.15         Affiliate Transactions. Except as set forth in Section 4.15 of the Seller Disclosure Schedule, there are no Affiliate Contracts.

4.16         Financial Statements.

(a)          Section 4.16(a) of the Seller Disclosure Schedule sets forth (a) the unaudited combined balance sheet of the Business as of September 30, 2017 (“Balance Sheet Date”), and the related combined statements of operations for the nine (9)-month period then-ended (the “Management Accounts”) and (b) the audited combined balance sheet of the Business as of December 31, 2016, and the related combined statements of operations for the fiscal year then-ended (the “Audited Financial Statements” and, together with the Management Accounts, the “Financial Statements”).

(b)          Except as set forth therein, the Financial Statements present fairly, in all material respects, the financial condition, results of operations and cash flows of the Business, as of the date set forth therein and for the period covered thereby, and were prepared in accordance with IFRS (subject, in the case of the Management Accounts, to the absence of footnotes and any year-end adjustments, none of which, if included, would be material to the Company Entities or the Business), applied consistently with past practices, except as otherwise noted therein and were derived from the books and records of Sellers and their Affiliates.

4.17        Absence of Certain Changes.  Since the Balance Sheet Date through the date hereof, except as set forth in Section 4.17 of the Seller Disclosure Schedule, (a) the Company Entities and BKG or, following consummation of the Demerger, FCS have conducted the Business in all material respects in the ordinary course (except for the sale process for the divestiture of the Business and the negotiation, execution, and delivery by Sellers and their Affiliates of this Agreement and the other Transaction Documents), (b) there has been no event, development, or occurrence which would, individually or in the aggregate, have a Material Adverse Effect and (c) none of the Company Entities or Sellers has taken any action that would, if taken by such Company Entity or Seller after the date hereof, be a breach of Section 6.1 (other than Section 6.1(b)(x)) without the consent of Buyer.

4.18        Undisclosed Liabilities.  Neither the Company Entities, nor BKG or, following consummation of the Demerger, FCS, has any Liabilities with respect to the Business, except for (a) Liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which is a Liability for breach of warranty or contract, tort, infringement, misappropriation, dilution or a violation of Law), (c) Retained Liabilities, (d) Intercompany Accounts (all of which will be paid, settled, netted, cancelled, forgiven or released pursuant to Section 6.10), (e) Liabilities taken into account in the Final Statement, (f) Liabilities (other than with respect to actual or alleged breach) arising under any Contract to which it is a party (whether or not required to be disclosed on Section 4.8 of the Seller Disclosure Schedule) and (g) such other Liabilities as would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.19        Intellectual Property.

(a)          Section 4.19(a) of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and (iii) copyright registrations and applications for copyright registration, in each case, owned by (1) any of the Company Entities or (2) prior to the consummation of the Demerger, BKG or, following consummation of the Demerger, FCS (in the case of BKG or, following consummation of the Demerger, FCS, solely to the extent included in the Transferred Assets) ((1) and (2), the “Business Registered Intellectual Property”), specifying as to each such item, as applicable (A) the record title owner and, if different, beneficial owner of the item, (B) the jurisdiction in which the item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective application, issuance or registration number of the item, and (D) the date of application, issuance or registration of the item.  Except as set forth on Section 4.19(a) of the Seller Disclosure Schedule, the Owned Intellectual Property is owned solely by (x) one of the Company Entities or (y) prior to the consummation of the Demerger, BKG and, following consummation of the Demerger, FCS, and is, and at the Closing will be, owned solely by Buyer or one of the Company Entities and will be free and clear of all Liens, other than Permitted Liens, and with respect to Business Registered Intellectual Property that is registered or issued, subsisting and, to Sellers’ Knowledge, valid and enforceable.

(b)          To Sellers’ Knowledge, no Person is infringing, misappropriating, diluting, or otherwise violating any of the material Intellectual Property owned by the Company Entities or BKG or, following consummation of the Demerger, FCS (in the case of BKG or, following consummation of the Demerger, FCS, solely to the extent included in the Transferred Assets).

(c)          Except as set forth in Section 4.19(c) of the Seller Disclosure Schedule (i) none of the Sellers Entities, Company Entities or the operation of the Business currently infringes, misappropriates, dilutes, or otherwise violates or has in the past three (3) years infringed, misappropriated, diluted, or otherwise violated any Intellectual Property of any Person in any material respect, and (ii) neither the Company Entities, BKG, nor the Seller Entities has received or sent any written notice of any such claim within the last three (3) years (or earlier if it remains unresolved), and there are not any Actions pending, threatened in writing or, to Sellers’ Knowledge, otherwise threatened by or against any of them, with respect to any Intellectual Property, including any such claim or Action alleging that the operation of the Business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any Person.

(d)          The Company Entities, Seller Entities and BKG (with respect to the Business) have taken commercially reasonable measures to (i) protect the confidentiality and value of their material Trade Secrets, including by not making any disclosure thereof to any Person other than pursuant to a written confidentiality agreement with the Company Entities, (ii) protect the IT Assets (and all information stored or contained therein or transmitted thereby) against any security breaches, theft, or unauthorized disclosure, use, access, interruption, modification or corruption, (iii) maintain and protect the material Owned Intellectual Property.  There have been no actual or alleged (x) security breaches, theft, or unauthorized disclosure, use, access or (y) material interruption, modification, or corruption, in each case, of or with respect to any IT Assets (provided, the foregoing representation is provided to Sellers’ Knowledge to the extent relating to any IT Assets not owned or controlled by Seller Entities or Company Entities), or of any material Trade Secrets related to the Business used, collected, maintained, or stored by or on behalf of the Business (or any unintended loss, destruction, compromise, or unauthorized disclosure thereof).

(e)          All Persons who have participated in or contributed to the conception, authorship, or creation of material Intellectual Property for or on behalf of any Company Entity or BKG or, following consummation of the Demerger, FCS (with respect to the DE Business) or the Business have executed a written agreement containing language adequate to assign to a Company Entity or BKG or, following consummation of the Demerger, FCS of all right, title, and interest in and to all Intellectual Property arising out of such Person’s employment by, engagement by, or contract with such Company Entity or BKG or, following consummation of the Demerger, FCS, to the extent such rights do not automatically vest therewith by function of Law.  Except as set forth on Section 4.19(e) of the Seller Disclosure Schedule, each Person that has had access to any material Trade Secret related to the Business has executed a written agreement requiring such Person to keep confidential, and (other than for the benefit of the Business) not disclose or use, such Trade Secrets. No agreement referenced in this Section 4.19(e) has, to Sellers’ Knowledge, been breached by any Person.  No Governmental Authority, university, college, or other educational institution or research center has any right, title, or interest in or to any material Business IP.

(f)          Taking into account the Company Interests and properties, assets, rights and interests of the Company Entities and the Transferred Assets, together with the assets to be provided to Buyer or its Affiliates pursuant to the Supply Agreement, and the services to be provided to Buyer or its Affiliates pursuant to the Transition Services Agreement, and the rights granted to Buyer or its Affiliates pursuant to Section 6.16(a), Section 6.16(c), and Section 6.16(d), one or more of the Company Entities solely owns, or the Company Entities have a sufficient license to, all material Business IP (assuming the Consents set forth in Section 4.2 of the Seller Disclosure Schedule are obtained and the Consents and filings set forth on Schedule D are obtained or made). Assuming the Consents set forth in Section 4.2 of the Seller Disclosure Schedule are obtained and the Consents and filings set forth on Schedule D are obtained or made, the transactions contemplated by this Agreement shall not impair any right, title, or interest of the Company Entities in or to any material Business IP or IT Assets, and immediately subsequent to the Closing, such Business IP and IT Assets will be owned by, licensed to, or available for use by, the Company Entities on terms and conditions identical to those under which the Company Entities owned, licensed or used, such Business IP and IT Assets immediately prior to the Closing, without the payment of any additional amounts or consideration (subject to amounts payable under the Transaction Documents).

(g)          All material Trade Secrets related to the Business and included in the Owned Intellectual Property will, as of the expiration of the Transition Services Agreement, be possessed solely by the Company Entities.  Except for the Seller Marks, none of the Seller Entities has any right, title, or interest in or to any Business IP.

4.20        Insurance.  Section 4.20 of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all material insurance policies under which any of the Company Entities or BKG or, following consummation of the Demerger, FCS (with respect to the DE Business) is an insured party or which are held for the benefit of the Business (including name of insurer, covered entity and type of policy).  Each such policy (or replacement policy on substantially similar terms) is in full force and effect and all premiums with respect thereto have been paid to the extent due and payable.  No Seller or Company Entity or an Affiliate thereof has received written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

4.21        Material Customers; Material Suppliers.  Section 4.21 of the Seller Disclosure Schedule sets forth a true and complete list of (a) the ten (10) largest customers of the Business on a consolidated basis and (b) the ten (10) largest suppliers of the Business on a consolidated basis, in each case based on dollar volume of sales to such customers or the dollar volume of purchases from such suppliers, as the case may be, for each of the fiscal years 2015 and 2016 (including the amount of such dollar volume sales or purchases during such period) (each, a “Material Customer” or “Material Supplier”).  Since January 1, 2016, no Material Customer or Material Supplier has communicated to Sellers or the Company Entities an intention to terminate or cancel its relationship with the Business or to materially reduce, or adversely modify in any material respect the terms of, its purchase or sale (as the case may be) of the goods or services of or to (as the case may be) the Business or the related pricing therewith, whether then or in the future, and there is no pending, otherwise threatened in writing or, to Sellers’ Knowledge, threatened dispute or Action with any Material Customer or Material Supplier that is material to the relationship of the Business with such Material Customer or Material Supplier or that would reasonably be expected to result in Liability or other Damage to the Business in excess of $1,000,000.

4.22        Anti-Corruption Compliance.  None of Sellers, the Company Entities, any of their respective directors, managers, officers or employees or, to Sellers’ Knowledge, any Person acting on behalf of any of the foregoing has, with respect to the Business: (a) taken any action or engaged in any transactions or dealings in violation of any applicable Anti-corruption Laws, or (b) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Person, private or public, regardless of form, for purposes of (i) influencing any act or decision of any Person; (ii) inducing such Person to do or omit to do any act in violation of such Person’s lawful duty; (iii) securing any improper advantage; or (iv) inducing such Person to influence any Governmental Authority, commercial enterprise wholly or partially owned or controlled by any Governmental Authority or any political party or officer or candidate thereof, in order to assist Sellers, the Company Entities, or any of their Affiliates in obtaining or retaining business.  In the past five (5) years, there have been no notices, inquiries, allegations, claims, complaints, charges, investigations, voluntary or involuntary disclosures or proceedings with respect to the Business under any applicable Anti-corruption Laws, and there are no pending, threatened in writing or, to Sellers’ Knowledge, otherwise threatened Actions with respect to the Business involving suspected or confirmed violations thereof.

4.23        Trade Controls.

(a)          Each Seller and Company Entity, their respective directors, managers, officers, and employees, and, to Sellers’ Knowledge, each Person acting on behalf of any of the foregoing, is, and at all times within the past five (5) years has, with respect to the Business, been, in compliance with applicable Laws pertaining to export controls, customs and imports, and trade and economic sanctions, and anti-boycott requirements including (i) such laws and regulations administered and enforced by OFAC, the U.S. Department of Commerce, the U.S. Department of State (including the Export Administration Regulations, the International Traffic in Arms Regulations), U.S. Customs and Border Protection, and the U.S. Department of Treasury’s Internal Revenue Service, (ii) European Union Restrictive Measures (Sanctions) in Force, (iii) European Council Regulation No 42/2009, (iv) Israeli Defense Export Control Law and Regulations, (v) Israeli Import and Export Act and Orders, (vi) Israeli Trading with the Enemy Act of 1939 and orders promulgated thereunder and (vii) UN Security Council Sanctions Committee Resolution (collectively, “Trade Controls”).  In the past five (5) years, there have been no notices, inquiries, allegations, claims, complaints, charges, investigations, voluntary or involuntary disclosures or proceedings with respect to the Business under Trade Controls, and there are no pending, threatened in writing, or, to Sellers’ Knowledge, otherwise threatened Actions with respect to the Business involving suspected or confirmed violations thereof.

(b)          None of Sellers, the Company Entities, nor any of their respective directors, managers, officers, or employees, nor to Seller’s Knowledge, any Person acting on behalf of any of the foregoing is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, or (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Trade Controls.

(c)          None of Sellers, the Company Entities, or any Person acting on behalf of any of the foregoing, with respect to the Business, has in the past five (5) years or will export or re-export, directly or indirectly, any commodities, software, technologies or services without first obtaining Permits as may be required by the applicable Governmental Authority.

4.24         Government Contracts.  Section 4.24 of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all Government Contracts to which a Company Entity or the Business has been a party at any time in the past five (5) years.  With respect to such Government Contracts (a) the Company has been in material compliance with all Laws and all contractual clauses, provisions, specification and other requirements pertaining to such Government Contracts; (b) each Company Entity has maintained all management systems, quality controls, qualifications, certifications and approvals necessary to perform in all material respects such Government Contracts, but is not required to maintain any security clearances or approvals for such Company Entity or its personnel; (c) the representations, statements and certifications executed, acknowledged or submitted by or on behalf of any Company Entity to a Governmental Entity, prime contractor or higher-tier subcontractor in connection with such Government Contracts and related bids and proposals (or any change or modification thereto) were accurate when made in all material respects and all notices required to be provided in connection with such Government Contracts had been timely submitted; (d) the invoices and claims for payment, reimbursement or adjustment submitted in connection with such Government Contracts have been accurate in all material respects; (e) except as set forth on Section 4.24(e) of the Seller Disclosure Schedule, no such Company Entity has asserted or claimed small business or any other preferred bidder status, nor been awarded any such Government Contract on such a basis or on a sole-source basis; (f) except as set forth on Section 4.24(f) of the Seller Disclosure Schedule, no such Government Contract has included any most favored customer or other similar pricing obligation, and no such Government Contract has required the accumulation, allocating or reporting of costs of performance; (g) no such Government Contract has been terminated before its expiration nor been the subject of a formal claim, request for equitable adjustment, dispute, subpoena, litigation or bid protest, nor a written (nor to Sellers’ Knowledge, oral) notice or disclosure of breach, cure, show cause, audit, investigation, inaccurate certification or misrepresentation, conflict of interest, mischarging, mispricing, improper billing or invoicing, systemic quality-related defect, withholding of overpayment, false or reckless claim, false statement, fraud, kickback, violation of Law or other irregularity, misstatement or omission in connection with a such Government Contract or a related bid or proposal nor has any Company Entity received written notice of default or unacceptable performance that has not been corrected to the satisfaction of the government; and (h) none of the Company Entities or their Affiliates or any of their respective officers, directors, principals, owners, or managers have been disqualified from participating in a procurement by a Governmental Authority, nor been suspended, debarred, or excluded by a Governmental Authority nor, to Sellers’ Knowledge, been in violation of any applicable Law or administrative or contractual restriction associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Authority, nor had access to confidential or non-public information to which they were not lawfully entitled, nor, to Sellers’ Knowledge, engaged in political activity on behalf of the Company Entities or the Business regarding (or made political contributions to or on behalf of any individuals holding or seeking) any elected office or an official position with a Governmental Authority that would violate the prohibitions of 31 U.S.C. 1352 or 52 U.S.C. 30119 or similar state or local restrictions except as set forth on Section 4.24 of the Seller Disclosure Schedule, nor made or offered or solicited or accepted any bribe, kickback unlawful rebate, influence payment, unlawful payoff, secret commission or unlawful payment or item, service or benefit of value in connection with a customer, potential customer or a Governmental Authority.  During the past five (5) years, other than in the ordinary course of business consistent with past practice, no Company Entity has conducted or initiated any internal investigation, or made a voluntary or mandatory disclosure to any Governmental Entity or other prime contractor or higher-tier subcontract with respect to any alleged or possible irregularity, misstatement or omission arising under or relating to a Government Contract or related bid or proposal.  None of the Company Entities or any of their respective employees, employees, consultants or agents must procure or maintain a security clearance to fulfill the duties of such Company Entity under any Government Contract.

4.25         Fair Consideration; Fraudulent Conveyance.  The sale, transfer and conveyance of the Transferred Assets and Company Interests to Buyer as contemplated by this Agreement and the other Transaction Documents is made in exchange for fair and equivalent consideration, and none of the Sellers or any of their Affiliates is now insolvent or will be rendered insolvent by the sale, transfer and conveyance of the Transferred Assets and Company Interests to Buyer as contemplated by this Agreement and the other Transaction Documents.  None of the Sellers is entering into this Agreement or the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other Transaction Documents.  The transactions contemplated by this Agreement or any other Transaction Document will not give rise to any right of any creditor of Sellers or their Affiliates to assert any claim for fraudulent conveyance against Buyer, any of its Subsidiaries or any of the Transferred Assets or Company Interests following the Closing.

4.26         Bank Accounts.  Section 4.26 of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of the name and location of each bank in which the Company Entities or BKG or, following consummation of the Demerger, FCS (in the case of BKG or, following consummation of the Demerger, FCS, solely with respect to the DE Business) have an account, credit line or safety deposit box (“Bank Accounts”) and the names of all Persons authorized to draw thereon or have access thereto.

4.27         Investment.  Sellers are aware that the Preferred Securities being acquired by Sellers pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state or non-U.S. securities Laws.  No Seller is an underwriter, as such term is defined under the Securities Act, and each such Seller is acquiring the Preferred Securities for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any intention of distributing or selling any of the Preferred Securities in violation of applicable securities Laws.  Sellers and their respective Affiliates acknowledge that none of them may sell or otherwise dispose of the Preferred Securities except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Each Seller is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Sellers and Seller Parent as of the date hereof and as of the Closing Date as follows:

5.1          Organization.  Buyer is a limited partnership duly organized, validly existing, and in good standing under the Laws of the Cayman Islands, and has all requisite limited partnership power and authority to own, lease and operate its assets and conduct its respective business as currently conducted.  Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership, leasing and operation of the assets owned, leased or operated by it or the conduct of its respective business makes such qualification or license necessary, except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

5.2          Authorization.  Buyer has all requisite limited partnership power and authority to execute and deliver this Agreement and the Transaction Documents to which it is (or, at the Closing, will be) a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of Buyer.  This Agreement and the Transaction Documents to which it is (or, at the Closing, will be) a party has been (or, at the Closing, will be) duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller Parent and Sellers) constitutes (or, when executed and delivered, will constitute) a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

5.3          Noncontravention.  Neither the execution and delivery by Buyer of this Agreement or the Transaction Documents to which it is (or, at the Closing, will be) a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Buyer, (b) assuming the Consents and filings set forth on Schedule D are obtained or made, violates any Law to which Buyer is subject, (c) assuming the Consents set forth in Section 5.3 of the Buyer Disclosure Schedule are obtained and the Consents and filings set forth on Schedule D are obtained or made, results in a breach of, or constitutes a default (or event that, with the giving of notice or lapse of time, or both, would constitute a default) under, or results in the acceleration of any obligation or loss of any benefit under, any Contract to which Buyer is a party, except, in the case of each of clauses (b) and (c), as would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

5.4          Consents and Approvals.  No Consent from, with or to any Governmental Authority is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is (or, at the Closing, will be) a party or the consummation of the transactions contemplated hereby or thereby, other than (a) Consents and filings set forth on Schedule D and (b) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

5.5          Litigation.  As of the date hereof, (a) there are no Actions pending or, to Buyer’s Knowledge, threatened against Buyer that would reasonably be expected to result in any Liability for Buyer that would, individually or in the aggregate, have a Buyer Material Adverse Effect, and (b) Buyer is not subject to any Order that would, individually or in the aggregate, have a Buyer Material Adverse Effect.

5.6          Financial Capacity.

(a)          Assuming the financing contemplated by the Commitment Letters is funded in accordance with the terms of the Commitment Letters, Buyer shall have, pursuant to the Commitment Letters and/or any Substitute Financing, sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash the Preliminary Purchase Price in accordance with the terms hereof, all other amounts to be paid by Buyer hereunder on the Closing Date and all costs and expenses of Buyer incurred in connection with the consummation of the transactions contemplated hereby and payable on the Closing Date (such amounts, the “Required Amount”).  Buyer has provided Seller Parent with true, correct and complete signed counterpart(s) of (i) commitment letters, dated as of the date hereof, providing for debt financing in respect of the transactions contemplated by this Agreement and a redacted version of all related fee letters (such commitment letters and fee letters, collectively, the “Debt Commitment Letters” and the financing contemplated by the Debt Commitment Letters, the “Debt Financing”) and (ii) commitment letters, dated as of the date hereof, pursuant to which one or more Affiliates of Buyer have agreed with Buyer to make an equity investment in Buyer (the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”).

(b)          As of the date hereof, the Commitment Letters are in full force and effect, are not subject to any contingencies or conditions that are not set forth therein, have not been withdrawn, terminated or rescinded, or otherwise amended, modified or supplemented in any respect (other than as permitted by Section 6.12(e)), and constitute the legal, valid and binding obligations of Buyer, and to Buyer’s Knowledge (with respect to the Debt Commitment Letters only), each other party thereto, except as enforcement may be limited by Remedies Exception.  Other than this Agreement and the Commitment Letters, Buyer has not entered into any Contract which imposes any contingencies or conditions to the funding of the Debt Financing or equity financing commitments contemplated by such Commitment Letters that could affect the availability of such financing on the Closing Date, other than as described in the Commitment Letters or pursuant to which any Person has the right to withdraw, terminate or rescind, or otherwise amend, modify or supplement the terms of such commitments (other than as set forth in Section 6.12(e) or the exercise of “market flex”).  To Buyer’s Knowledge, as of the date hereof, subject to all other parties complying with their obligations hereunder and under the Commitment Letters, (i) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach under any term or condition of any of the Commitment Letters, and (ii) Buyer has no reasonable basis to believe that it or any other party thereto will be unable to satisfy on a timely basis any term or condition of closing to be satisfied pursuant to the Commitment Letters.  Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Debt Commitment Letters to be paid on or prior to the date hereof and, assuming funding of the financing in accordance with the terms of the Commitment Letters, will have sufficient cash or readily available funds to pay any other fees required by the Debt Commitment Letters when due.

(c)          Buyer hereby acknowledges and agrees that its obligations to effect the transactions contemplated by this Agreement are not subject to the availability to Buyer of financing.

(d)          No funds to be paid by Buyer to Sellers have derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.

5.7          Solvency.  Immediately after the Closing, assuming the accuracy of Seller Parent’s and Sellers’ representations and warranties hereunder, after giving effect to the transactions contemplated by this Agreement (including the funding of the Debt Financing in accordance with the terms and conditions of the Debt Commitment Letters), each of Buyer and each of the Companies (together with its Subsidiaries, on a consolidated basis) (i) will be solvent (in both that the fair value of its assets will not be less than the sum of its debts (including contingent and unliquidated Liabilities) and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liabilities on its debts (including contingent and unliquidated Liabilities) as they become absolute and matured), (ii) will have adequate and not unreasonably small capital and liquidity with which to engage in its business and (iii) will be able to pay all of its debts and obligations as such debts and obligations mature.

5.8          Investment.  Buyer is aware that the Company Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws.  Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Company Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any intention of distributing or selling any of the Company Interests in violation of applicable securities Laws.  Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws.  Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

5.9          Investigation.

(a)          Buyer has conducted its own independent investigation, verification, review and analysis of the Company Entities and the Business, results of operations, financial condition, technology and prospects of the Business, which investigation, review and analysis was conducted by Buyer and its Affiliates and, to the extent Buyer deemed appropriate, by Buyer’s or its Affiliates’ Representatives.  Buyer acknowledges and agrees that it has been provided access to the personnel, properties, books and records of the Company Entities and the Business for Buyer to investigate the Company Entities and the Business to make an informed investment decision to purchase the Company Interests, the Transferred Assets and Transferred Liabilities and to enter into this Agreement.  Buyer (either alone or together with its Affiliates and Representatives) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Company Interests, the Transferred Assets and Transferred Liabilities, and is capable of bearing the economic risks of such purchase.

(b)          In entering into this Agreement, Buyer acknowledges and agrees that Buyer’s acceptance of the Company Interests, the Transferred Assets and Transferred Liabilities on the Closing Date is based solely upon its own investigation, verification, review and analysis, and not on any express or implied representations or warranties of any Seller or any of its Affiliates (except as expressly set forth in Article III and Article IV, the Seller Closing Certificate and any other certificate or instrument delivered in connection herewith) or any advice or opinions of Sellers, their Affiliates or any of their respective advisers or other Representatives.  Without limiting the generality of the foregoing, Buyer acknowledges and agrees that none of Sellers or any of their Affiliates makes or has made any representation or warranty regarding any third-party beneficiary rights or other rights which Buyer might claim under any studies, reports, tests or analyses prepared by any third parties for any Seller or any of its Affiliates and none of the documents, information or other materials provided to them at any time or in any format by Sellers, any of their Affiliates or any of their respective Representatives constitute legal advice, and Buyer hereby waives all rights to assert that it received any legal advice from any Seller, any Seller’s Affiliates or any of their respective Representatives, or that it had any attorney-client relationship with any of such Persons.

(c)          Further, Buyer acknowledges and agrees that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Sellers).  Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of the Business, or the businesses or assets thereof, or, except as expressly set forth in Article III and Article IV and the Seller Closing Certificate, any information provided by or communications made by or on behalf of any Seller or any of its Affiliates or Representatives (including any agent, attorney, advisor, consultant, accountant, broker or investment banker), including any information or material set forth in any memorandum or management presentation received by Buyer, its Affiliates or its or their respective Representatives, information provided during due diligence, including information in the electronic data room, and any oral, written or electronic response to any information request provided to Buyer, its Affiliates or its or their respective Representatives.

5.10        Finders; Brokers.  Except as set forth in Section 5.10 of the Buyer Disclosure Schedule, none of Buyer or any of its Affiliates has entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person that would entitle any broker, finder or other intermediary to any broker’s, finder’s or similar fee or commission result of the execution and delivery of this Agreement or the Transaction Documents to which Buyer is (or, at the Closing, will be) a party or the consummation of the transactions contemplated hereby or thereby.

5.11        No Competitive Overlap.  To the Knowledge of Buyer, neither Buyer nor any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, Buyer (including investment funds advised by SK Capital Partners, L.P. and portfolio companies of such funds) (a) is engaged in any line of business in which any Company Entity or BKG or, following consummation of the Demerger, FCS (with respect to the DE Business) is engaged, (b) supplies any category of products or services that any Company Entity or BKG or, following consummation of the Demerger, FCS (with respect to the DE Business) uses as an input for its products or services or (c) purchases any category of products or services that any Company Entity or BKG or, following consummation of the Demerger, FCS (with respect to the DE Business) supplies in the U.S. or Brazil.

5.12        Preferred Securities Issuer.  As of the Closing Date, the Preferred Securities Issuer will, and at all times since its formation has been, properly treated as a corporation, or an association taxable as a corporation, for U.S. federal, state and applicable local income tax purposes. Immediately following the Closing, the Preferred Securities Issuer will indirectly own all of the assets and Liabilities constituting the Business.  As of the Closing, Buyer, the Guarantors or their Affiliates shall have contributed as an equity contribution at least the amounts set forth on Section 5.12 of the Buyer Disclosure Schedule to the Preferred Stock Issuer.

ARTICLE VI.

COVENANTS

6.1          Conduct of the Business.

(a)          During the Interim Period, except (i) as otherwise expressly permitted or required by this Agreement (including as described in Section 6.1 of the Seller Disclosure Schedule or the Intercompany Transfers) and the Transaction Documents, (ii) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed) or (iii) making any dividend, payment or other distribution of cash or cash equivalents on or prior to the Effective Time, and, in each case, without limiting the rights of Sellers or their Affiliates to the extent with respect to Retained Assets and the Retained Liabilities, Sellers shall, with respect to the Company Entities and the Business, and shall cause the Company Entities and, with respect to the Business, the other Seller Entities to conduct the Business in the ordinary course of business, and shall use reasonable best efforts to preserve, maintain and protect the goodwill, material insurance policies, material business relationships including with respect to key employees and Governmental Authorities and the assets and properties of the Company Entities and the Business (ordinary wear and tear excepted).

(b)          In furtherance and not in limitation of Section 6.1(a), during the Interim Period, except (i) as otherwise expressly permitted or required by this Agreement (including as described in Section 6.1 of the Seller Disclosure Schedule or in connection with the Intercompany Transfers) and the Transaction Documents, (ii) as required by applicable Law, or (iii) as otherwise approved in writing by Buyer, and, in each case, without limiting the rights of Sellers or their Affiliates to the extent with respect to the Retained Assets and the Retained Liabilities, Sellers shall not, with respect to the Company Entities or the Business, and shall cause the Company Entities and, with respect to the Business and the Transferred Assets, the other Seller Entities not to, take any of the following actions:

(i)           amend the Governing Documents of (A) any Company Entity or (B) to the extent such amendment would materially delay or impact the ability of the parties to consummate the transactions contemplated herein, BKG (other than solely to reflect any changes of the names of the Company Entities);

(ii)           except as required under any Employee Benefit Plan, authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Equity Interests any Company Entity, or grant any Rights with respect to any Company Entity;

(iii)          declare, set aside, make or pay any dividend, payment or other distribution, in respect of the Company Interests to Sellers, other than any dividend, payment or other distribution of cash or cash equivalents made or paid on or prior to the Effective Time;

(iv)          (A) increase any severance or termination pay (or amend any existing severance pay or termination arrangement) for the benefit of any of the Business Employees or other service providers of the Company Entities or the Business with annual compensation (consisting of annual base salary and target cash bonus or commissions) in excess of $100,000, (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) for the benefit of any of the Business Employees or other service providers of the Company Entities or the Business with annual compensation (consisting of annual base salary and target cash bonus or commissions) in excess of $100,000, (C) increase benefits payable under any existing broad-based severance or termination pay policies applicable to the Business Employees, (D) except for the hiring of an individual made in the ordinary course of business in accordance with ordinary course hiring practices to fill a vacancy arising due to cessation of employment of a Business Employee following the date hereof (with such new hire to have a substantially comparable role and terms and conditions of employment as such former employee), hire any individual who would be treated or characterized as a Business Employee with annual compensation (consisting of annual base salary and target cash bonus or commissions) in excess of $100,000, (E) terminate the employment of any Business Employee, other than for cause, with annual base salary and incentive compensation opportunity that exceeds $100,000 or (F) increase the compensation payable (including wages, salaries or bonuses) or to become payable to any Business Employee except for increases (1) required in accordance with the terms of any Employee Benefit Plan or Labor Contract or (2) made in the ordinary course of business consistent with past practice with respect to any such Business Employee with annual base salary less than $100,000;

(v)          establish, adopt, enter into, amend or terminate any Employee Benefit Plan or any Labor Contract for the benefit of any Business Employee, except in the ordinary course of business consistent with past practice (including any adoption of any new Labor Contract as a result of the expiration (or pending expiration) of any current Labor Contract and any adoption or amendment of Employee Benefit Plans in connection with annual compensation and benefit review) or to the extent any such action does not disproportionately affect the Business Employees as compared to Sellers’ other employees;

(vi)          sell, transfer or otherwise dispose of, or grant or impose any Liens (other than Permitted Liens) on, any assets of the Business (other than (x) sales of Inventory in the ordinary course of business or sales of obsolete assets, in each case consistent with past practice and (y) use of cash and cash equivalents) to any Person (other than any Company Entity) having a value in excess of $1,000,000;

(vii)         purchase or acquire (by merger, consolidation or combination, or otherwise) any assets (including Equity Interests) of any Person having a value in excess of $1,000,000;

(viii)        without limiting, modifying or waiving the restrictions set forth in Section 6.1(b)(ix) below with respect to the Subject Agreement, (A) enter into any Contract that if entered into prior to the date hereof would be deemed a Material Contract, (B) amend in any material respect any Material Contract (other than on terms no less favorable than its existing terms), or (C) terminate any Material Contract (other than any expiration in accordance with its terms); provided that, Buyer’s consent with respect to (I) clauses (A) through (C) shall not be unreasonably withheld and (II) clauses (A) and (B) shall not be required with respect to (x) the extension or renewal of any customer Contract on terms no less favorable than as provided in the underlying customer Contract in effect as of the date hereof or (y) the amendment or renewal for a period of no longer than two (2) years of any supplier Contract otherwise on terms no less favorable than as provided in the underlying supplier Contract in effect as of the date hereof ;

(ix)          amend, modify or waive any material rights under the Contract set forth on Section 7.2(f)(i)(B)(2) of the Seller Disclosure Schedule (the “Subject Agreement”);

(x)           enter into or amend any Affiliate Contract;

(xi)          except as required by IFRS, make any change in any method of accounting or auditing practice with respect to the Business;

(xii)          (A) make, change or revoke any material Tax election, (B) adopt or change any Tax accounting method, (C) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (D) change any Tax period, (E) file any amended material Tax Return or claim for a material Tax refund, (F) surrender or abandon any right to claim a refund of material Taxes, (G) enter into any pre-filing agreement, advance pricing agreement or closing agreement, in each case, with any Taxing authority, (H) request any Tax ruling from a competent Authority, (I) consent  to  any  extension  or waiver of  the  statute of  limitations period applicable to any Tax claim or assessment (other than as a result of an ordinary course extension of time within which to file a Tax Return) or (J) change the tax classification of any of the Company Entities;

(xiii)         commence, settle, pay, discharge, compromise, waive or release any Action relating to the Business or involving the ownership of the Company Entities which would, or would be reasonably likely to, result in (A) injunctive relief or (B) a payment in excess of $1,000,000 payable by the Company Entities or Buyer following the Closing;

(xiv)         adopt a plan or agreement of complete or partial liquidation, dissolution, merger, restructuring, recapitalization or other material reorganization;

(xv)          commit to incur any capital expenditures, or any obligations or liabilities in connection therewith or fail to make or delay any capital expenditures other than in the ordinary course of business consistent with past practice;

(xvi)         except in the case of a seasonal build-up in the ordinary course of business consistent with past practice, increase, accelerate or otherwise engage in any stockpiling or excess purchasing activity with respect to inventory, supplies or raw materials;

(xvii)        sell, assign, transfer, or otherwise dispose of, grant or impose any Liens on, license, abandon, dedicate to the public, or allow to lapse or expire (other than the expiration of patents in accordance with their maximum statutory term) any material Intellectual Property owned by a Company Entity or any material Intellectual Property constituting a Transferred Asset;

(xviii)       disclose to any third party (other than the Buyer, its Affiliates or their respective Representatives) (A) any Trade Secrets related to the Business or (B) other Confidential Information (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company Entities in, such Confidential Information), except for information disclosed, to the extent reasonably necessary, in connection with the exercise of any remedies provided in this Agreement or any Transaction Document or any proceeding related to this Agreement or any Transaction Document or the enforcement of rights hereunder or thereunder or otherwise in the ordinary course of business; or

(xix)         commit or agree to do any of the foregoing.

(c)          From and after the Effective Time through the consummation of the Closing, Sellers shall cause the Company Entities and Business not to (i) pay or otherwise remit or distribute any Closing Cash (other than payments or distributions to other Company Entities), (ii) incur any Indebtedness or (iii) incur or become obligated to pay any Seller Transaction Expenses.

(d)          Prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, control and supervision of the Company Entities and the Business and shall at all times exercise complete control and supervision of all of its other businesses and operations.

6.2          Access.

(a)          During the Interim Period, Sellers shall, upon reasonable prior notice (which notice shall be delivered in accordance with Section 10.3) and during regular business hours, afford Buyer and its Affiliates and its and their respective Representatives reasonable access to the properties, books, records, facilities and personnel of the Business and shall furnish to Buyer and its Affiliates and its and their respective Representatives information concerning the Business as they may from time to time reasonably request; provided, that such access shall only be upon reasonable advance notice, shall not unreasonably disrupt personnel and operations of Sellers or the Company Entities and shall be at Buyer’s sole cost and expense; provided, further, that during the Interim Period none of Buyer, its Affiliates or its or their respective Representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any premises of any Seller or any Company Entity except with the prior written consent of Sellers and ongoing consultation with Sellers with respect to any such activity (it being understood and agreed that in no event shall conduct any subsurface or other intrusive investigation, sampling or testing of any environmental media be conducted during the Interim Period); provided, further, that Buyer shall have no right to access or review any Income Tax Return of BKG or FCS.

(b)          Any access to the properties, books, records, facilities or personnel of the Business shall be subject to the following additional limitations: (i) Buyer, its Affiliates, and its and their respective Representatives, as applicable, shall give Sellers notice of at least two (2) Business Days prior to conducting any on-site investigations, and a Representative of Sellers shall have the right to be present when Buyer, its Affiliates or its or their respective Representatives conducts its or their on-site investigations; (ii) none of Buyer, its Affiliates or its or their respective Representatives shall damage the property of any Seller or any Company Entity or any portion thereof; and (iii) Buyer, its Affiliates, and its and their respective Representatives, as applicable shall (A) use reasonable best efforts to perform all on-site investigations and all related communications with any personnel of the Business in an expeditious and efficient manner and (B) indemnify, defend and hold harmless Sellers, their Affiliates (including the Company Entities), and their respective Representatives from and against all Damages resulting from or relating to the activities of Buyer, its Affiliates and its and their respective Representatives under this Section 6.2.

(c)          Notwithstanding anything herein to the contrary, Sellers shall not be required to provide any access or information to Buyer, its Affiliates or of its or their respective Representatives if the provision of such access or information (i) would contravene any applicable Law or fiduciary duty, or waive any attorney-client privilege or attorney work-product protection or (ii) is pertinent to any litigation in which Sellers or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties (without limiting any rights of any Party to such litigation to discovery in connection therewith); provided that, Sellers will (x) provide Buyer with a general description of any information withheld pursuant to the foregoing and (y) use their respective reasonable best efforts to make arrangements to provide such information to Buyer without contravening any such applicable Law or fiduciary duty or waiving any attorney-client privilege or attorney work-product protection.

(d)          None of Buyer, its Affiliates or its or their respective Representatives shall, prior to the Closing Date, contact any customer, supplier, distributor, contractor, service provider, lender, employee or partner of any Seller or any of its Affiliates (including the Company Entities) with respect to the Business, or any Governmental Authority or Representatives thereof, in each case, to the extent in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of such Seller (other than in connection with the Consents with or to Governmental Authorities required to be made in connection with the transactions contemplated by this Agreement or as otherwise required by applicable Law).

6.3          Efforts to Close; Regulatory Approvals.

(a)          Except as otherwise provided in this Section 6.3, and subject to Section 6.11, Buyer and Sellers shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable best efforts to obtain as soon as practicable, and in any event prior to the Outside Date, all Permits, Consents and Orders of Governmental Authorities as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 7.1, Section 7.2 and Section 7.3; provided, that no Seller nor any of its Affiliates shall be required to repay any indebtedness for borrowed money, amend any Contract to increase the amount payable thereunder or otherwise to be materially more burdensome to such Seller or any of its Affiliates, commence any litigation, offer or grant any accommodation (financial or otherwise) to any third party, pay any amount or bear any other incremental economic burden to obtain any such Permit, Consent or Order, in each case, other than de minimis out-of-pocket expenses.  In furtherance and not in limitation of the foregoing, as promptly as practicable following the Closing Date and in any case in compliance with applicable Law and any deadlines set by Governmental Authorities, Buyer and Sellers shall make all filings necessary, proper or advisable to register Buyer as the owner and operator of the Transferred Assets.

(b)          Buyer and Sellers shall file, to the extent required, the filings required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission no later than fifteen (15) Business Days following the date hereof, and request early termination of the waiting period therein.  Buyer and Sellers shall use their respective reasonable best efforts to make any other filings required under any other Antitrust Law as promptly as practicable following the date hereof.

(c)          Buyer and Sellers shall consult and cooperate with one another in connection with the preparation of their respective filings, and consider in good faith the views of the other Party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

(d)          Buyer and Sellers shall use their respective reasonable best efforts to respond promptly and completely to requests for information or documents, if any, as may be made by an Antitrust Authority with respect to the transactions contemplated by this Agreement under any Antitrust Law.

(e)          To the extent permitted by applicable Law, each Party shall (i) promptly inform each other Party of any written or oral communication made to, or received by such Party from, any Antitrust Authority or any other Governmental Authority regarding any of the transactions contemplated hereby, and permit the other Party a reasonable opportunity to review in advance (to the extent reasonably practicable and legally permissible) any proposed written communication to any such Antitrust Authority or other Governmental Authority, as the case may be, and incorporate the other Party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Antitrust Authority or Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Antitrust Authority or Governmental Authority, gives the other Party the opportunity to attend and participate, and (iii) furnish the other Party with copies of all correspondence, filings and written communications between such Party, its Affiliates or its and their respective Representatives, on one hand, and any such Antitrust Authority or Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(f)          Buyer shall use its reasonable best efforts take all actions necessary to obtain the required Consents from Antitrust Authorities under Antitrust Law, including antitrust clearance under the HSR Act and under any other Antitrust Law, to the extent required, as soon as practicable, and in any event prior to the Outside Date.  Buyer shall, at Buyer’s sole cost, use its reasonable best efforts to resolve objections, if any, and comply with all restrictions and conditions, if any, imposed or requested by any Antitrust Authority with respect to Antitrust Laws in connection with obtaining any required Consent, including (i) offering, negotiating and agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers, contracts or assets of Buyer or its Affiliates, or of the Company Entities, contemporaneously with or after the Closing and regardless as to whether a third-party buyer has been identified or approved prior to the Closing (a “Divestiture”), (ii) offering, negotiating, taking or committing to take such other actions that may limit Buyer’s or its Affiliates’ freedom of action with respect to, or the ability to retain or operate, one or more of their or the Company Entities’ operations, divisions, businesses, product lines, customers, contracts or assets and (iii) entering into any Order, consent decree or other agreement or commitment to effectuate any of the foregoing; provided that, each of the foregoing (including any Divestiture) shall be conditioned upon, and shall not be effective prior to, the consummation of the Closing.

(g)          Notwithstanding anything to the contrary in this Agreement, Buyer shall (i) not voluntarily withdraw its filing under the HSR Act or any other Antitrust Law, as the case may be, and refile it unless Sellers have consented in advance to such withdrawal and refiling and (ii) oppose fully and vigorously any request for the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Antitrust Authority under any Antitrust Law that could restrain, prevent or delay the Closing, including by defending through litigation (including by retaining all appropriate expert witnesses and consultants), any Action under Antitrust Law asserted by any Person in any court or before any Antitrust Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Antitrust Authority.

(h)          Buyer shall not, and shall cause its Affiliates not to, acquire or enter into any binding definitive agreement to acquire, by merging with or into or consolidating with, or by purchasing all or substantially all of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or enter into any binding definitive agreement to acquire any assets, if the entering into of a binding definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or substantially increase the risk of not obtaining, any Consents of any Governmental Authority necessary to consummate the transactions contemplated hereby; (ii) substantially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) substantially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

(i)          Buyer shall be responsible for the payment of all filing fees under the HSR Act and any other applicable Antitrust Law.  This Section 6.3 and Section 7.1 provide the Parties’ sole and exclusive obligations with respect to the efforts required to make or obtain any Consents under Antitrust Laws.

(j)          Buyer and the Sellers shall, as promptly as practicable after the date hereof, assemble all appropriate information regarding the transactions contemplated hereby and their respective business and ownership and any other information, in each case, as necessary to permit Buyer to complete and submit (a) a draft notification to MINEFI (the “Draft Notice”) with respect to the transactions contemplated hereby as promptly as possible, but in any event within ten (10) Business Days after the date hereof (or such later date as mutually agreed by the Parties) and (b) a final notification to MINEFI (the “Final Notice”) with respect to the transactions contemplated hereby as promptly as practicable, but in any event within five (5) Business Days (or such later date as mutually agreed by the Parties), following the receipt and resolution of final comments from MINEFI on the Draft Notice.  Buyer shall prepare the Draft Notice and the Final Notice, provided that neither the Draft Notice nor the Final Notice shall be submitted to MINEFI without the prior review of Sellers, which review shall be limited to the information to be disclosed to the MINEFI in respect of ICL-FR (except to the extent that further comments by MINEFI or requests from MINEFI with respect to any of the Draft Notice and/or Final Notice require review by Sellers of information not disclosed to MINEFI).  Buyer shall provide a timely response to any post-filing requests from MINEFI or any related Governmental Authority for additional information relating to its or its Affiliates’ businesses or ownership, as well as representations or proposed agreements by Buyer.  The Sellers shall provide, through Buyer, a timely response to any post-filing requests from MINEFI or any related Governmental Authority for additional information relating to its businesses or ownership.   Buyer shall take, or cause to be taken, all actions that are necessary or advisable to be undertaken to obtain the MINEFI approval prior to the Closing, including proposing, negotiating, committing to and effecting, by restrictions or actions that after the Closing would limit Buyer’s freedom of action, ownership, control, influence, management or access over ICL-FR (it being understood that Buyer shall not be obligated to commit to mitigation that requires passive equity ownership of ICL-FR or any other commitment which would materially impact the ownership and effective control of ICL-FR and that Buyer shall not be required to accept or perform any form of mitigation that MINEFI requires as a condition to its approval that would have, or would be reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this Section 6.3(j) clause (b) of the definition of Material Adverse Effect)).

6.4          Confidentiality; Public Announcements.

(a)          Buyer, its Affiliates and its and their Representatives shall hold in confidence all confidential information obtained by them from Sellers or their respective Affiliates (including the Company Entities) and Representatives, whether or not relating to the Company Entities, the Business, the Transferred Assets or the Transferred Liabilities, in accordance with the provisions of the Confidentiality Agreement, which, notwithstanding anything set forth herein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms; provided, however, that, subject to Section 6.4(c), Buyer, its Affiliates and their respective Representatives shall not have any obligation hereunder or thereunder to maintain the confidentiality of information with respect to the Company Entities, the Business, the Transferred Assets or Transferred Liabilities from and after the Closing.

(b)          From and after the Closing, Seller Parent and Sellers shall, and shall cause their respective Affiliates and their respective Representatives to keep confidential all, and not use or disclose to any third Person any, Confidential Information, except as, and to the extent, required to be disclosed by any Governmental Authority or under applicable Law or Order any applicable listing agreement with, or rules and regulations of, an applicable securities exchange  or in connection with the exercise of any remedies provided in this Agreement or any Transaction Document or any proceeding related to this Agreement or any Transaction Document or the enforcement of rights hereunder or thereunder.  Sellers and Seller Parent shall, and shall cause their respective Affiliates and Representatives to, use their respective reasonable best efforts to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  Notwithstanding the foregoing, this Section 6.4(b) shall expressly exclude such information that (i) is or becomes generally available to the public prior to the date of disclosure by any receiving party other than as a result disclosure by such receiving party in violation hereof, (ii) is independently developed by or on behalf of the receiving party or any of its Affiliates or (iii) is approved in advance in writing by the disclosing party for disclosure without restriction.

(c)          Except as otherwise required herein, each of the Parties shall use its reasonable best efforts to (i) develop a joint communication plan with respect to this Agreement and the transactions contemplated hereby, (ii) ensure that all press releases and other public statements during the Interim Period and any press release or other public statement following the Closing with respect to this Agreement and the other Transaction Documents (including the terms hereof and thereof, and the transactions contemplated hereby and thereby) shall be consistent with such joint communication plan, and (iii) consult promptly with each other Party prior to issuing any press release or otherwise making any public statement or other public disclosure with respect to this Agreement and the other Transaction Documents, provide to each other Party for review a copy of any such press release, statement or disclosure, and not issue any such press release or make any such public statement or disclosure without the other Party’s consent, unless such Party determines in good faith that such press release, statement or disclosure is required by any Governmental Authority or under applicable Law or Order or any applicable listing agreement with, or rules and regulations of, an applicable securities exchange (including any disclosure requirement pursuant to the U.S. or Israeli securities regulations in connection with any offering or otherwise), in which case, such Party shall, prior to issuing any such press release or making any such public statement or disclosure, use its reasonable best efforts to afford the other Party a reasonable opportunity to review and comment thereon.  Notwithstanding the foregoing, (x) Buyer and its Affiliates may provide general information about the subject matter of this Agreement in connection with their fund raising, marketing, informational or reporting activities, (y) Buyer, its Affiliates and their respective Representatives may make customary disclosures as expressly contemplated by the Debt Commitment Letters (including in connection with the syndication of the Debt Financing), subject to the confidentiality undertakings set forth in the Debt Commitment Letters and (z) following the Closing, each of the parties may issue any press releases or any public statements or announcements regarding this Agreement and the transactions contemplated hereby which do not disclose or include the purchase price or other economic terms of the transactions contemplated hereby.

6.5          Post-Closing Access; Record Retention.

(a)          From and after the Closing for a period of six (6) years, Buyer and its Affiliates shall make, or cause to be made, available to Sellers and their Representatives, at Sellers’ cost and expense, during regular business hours and upon reasonable advance notice (which notice shall be delivered in accordance with Section 10.3), all books, records, Tax Returns (including any supporting work papers, schedules or other records or information that may be relevant to such Tax Returns) and documents of the Company Entities or otherwise relating to the Transferred Assets and Transferred Liabilities (and the assistance of employees responsible for such books, records, Tax Returns and documents), in each case solely to the extent relating to periods prior to the Closing Date as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action or (ii) preparing reports to equity holders and Governmental Authorities; provided, that such access shall not unreasonably disrupt personnel and operations of Buyer or the Company Entities or their respective Affiliates and shall be at Sellers’ sole cost and expense.  Buyer shall, and shall cause each Company Entity to, maintain and preserve all such Tax Returns, books, records and other documents for a period of six (6) years from and after the Closing and shall offer to transfer such records to Sellers at the end of any such period.  Notwithstanding the foregoing, Buyer may destroy or otherwise dispose of any such Tax Returns, books, records and other documents prior to the expiration of such six (6) year period provided that prior to such destruction or disposal (x) Buyer shall provide Sellers with no less than fifteen (15) Business Days’ prior written notice of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Tax Returns, books, records and other documents is proposed to be so destroyed or disposed of) and (b) if Sellers shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to Sellers, such Buyer shall arrange for the delivery of such of the Tax Returns, books, records and other documents as was requested by Sellers (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Tax Returns, books, records and other documents shall be paid by Sellers).

(b)          From and after the Closing, Buyer and its Affiliates shall provide, or cause to be provided (i) to Sellers, their respective Representatives, and any other Person under the on-site supervision of Sellers or their Representatives, at Sellers’ cost and expense, during regular business hours and upon reasonable advance notice, access to the Rancho Cucamonga Site for the purpose of viewing, inspecting or maintaining the bromine-based battery installed at the Rancho Cucamonga Site and (ii) to Sellers continued access to the online portal managed by Southern California Edison (for so long as Buyer and its Affiliates have access thereto) for the purpose of monitoring the performance of such battery; provided, that Sellers shall continue to maintain such battery consistent with past practice and, upon the expiration or termination of the Lease for the Rancho Cucamonga Site, Sellers shall remove (or cause to be removed) such battery from the Rancho Cucamonga Site.

(c)          The obligations of Buyer under this Section 6.5 shall be binding upon the successors and assigns of Buyer.  If Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its assets to any other Person (whether by asset sale, stock sale or otherwise), proper provision shall be made so that the successors and assigns of Buyer honor the obligations set forth in this Section 6.5.

(d)          Notwithstanding anything herein to the contrary, Buyer and its Affiliates shall not be required to provide any books, records, Tax Returns (or support work papers, schedules, or other records or information) or documents to Sellers if such provision (i) would reasonably be expected to contravene any applicable Law or fiduciary duty of Buyer or its Affiliates, or waive any attorney-client privilege or attorney work-product protection or (ii) is pertinent to any litigation in which Sellers or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates or any Company Entity, on the other hand, are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith).

6.6          Employee Relations and Benefits.

(a)          Sellers shall update Section 4.12(a) of the Seller Disclosure Schedule from time to time until the Closing Date in order to maintain the accuracy of Section 4.12(a) of the Seller Disclosure Schedule, including as a result of employee terminations, transfers (within Sellers, the Company Entities or their respective Subsidiaries) and new hires to the extent such terminations, transfers and hires are permitted by Section 6.1 of this Agreement; provided that, any update not permitted by Section 6.1 shall be subject to the prior review and consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

(b)          The Parties agree that (i) the consummation of the DE Business Transfers contemplated hereby constitutes a transfer of the Business of FCS and its applicable Affiliates to Buyer under § 613a BGB, and (ii) the employment relationships of Asset Employees, except for the Objecting Employees (collectively the “Transferred Asset Employees”) shall pass to Buyer according to § 613a BGB.  The Parties further agree that:

(i)          Buyer, Sellers and Sellers’ Affiliates are aware that the Asset Employees have the right to object to the transfer of their employment relationships from Sellers and their Affiliates to Buyer pursuant to § 613a (6) BGB (such Asset Employees who object to such transfer, collectively, the “Objecting Employees”).  The employment relationships of Objecting Employees shall not transfer to Buyer, but shall continue to exist with Sellers or their Affiliates unless the employment relationships are terminated.

(ii)          As soon as practicable (but no later than one (1) month before the Closing Date), Sellers and their Affiliates and Buyer shall jointly notify Asset Employees in writing of the transfer of the Business according to § 613a BGB, with such notice specifying (A) the date of the (planned) transfer, (B) the reason for the transfer, (C) the legal, economic and social consequences of the transfer, and (D) the measures that are being considered with regard to the Asset Employees, pursuant to § 613a (5) BGB.  As soon as practicable (but in any event within ten (10) Business Days) after the date hereof, Sellers and their Affiliates shall provide a form of such Asset Employee notice to Buyer so that Buyer has the opportunity to review and provide comments on such notice prior to it being sent to the Asset Employees, which comments shall be taken into account in good faith by Sellers and their Affiliates.  Each Party shall provide to the other Party information that is required by such other Party to fulfill the information obligations with respect to the Asset Employees in connection with this Section 6.6(b)(ii).

(iii)          The Parties undertake to promptly inform the respective other Parties of all the objections of the Objecting Employees received by them.  The Parties shall jointly use reasonable best efforts to have the employment relationships of Asset Employees transferred to Buyer.

(iv)          The Parties agree to use reasonable best efforts to prevent objections by Asset Employees to the transfer of their employment relationships to Buyer and to refrain from taking actions reasonably expected to induce Asset Employees to object to the transfer of their employment to Buyer; provided, that this Section 6.6(b) shall not be construed to require any of the Parties to provide any additional monetary or other benefits to the Asset Employees or any other Person.

(c)          Without limiting any other obligations under Section 6.6, during the period beginning on the Closing Date and ending on (the one (1) year anniversary of the Closing Date (the “Continuation Period”) Buyer agrees to maintain the following conditions of employment for each Transferred Employee for so long as they are employed by Buyer or its Subsidiaries (including, following the Closing, the Company Entities): (i) a position with Buyer or its Affiliates in which the Transferred Employee’s level of responsibilities would be substantially similar to or greater as his or her level of responsibilities immediately prior to the Closing after reasonably taking into account the effects of the transaction contemplated by this Agreement; (ii) a rate of base salary or wages and annual cash based incentive compensation pay substantially similar in the aggregate to such Transferred Employee’s base pay and annual cash based incentive compensation in effect on the Closing Date; and (iii) employee benefits (other than any equity based compensation, defined benefit plan benefits, retiree medical plan benefits and long-term incentive compensation) that are substantially similar in the aggregate to the employee benefits that are in effect immediately prior to the Closing Date under the Employee Benefit Plans, provided that level of compensation and benefits provided to such Transferred Employee during the Continuation Period shall be in accordance with applicable law. Notwithstanding the foregoing, for the avoidance of doubt, to the extent that Buyer or its Affiliates  makes any changes to compensation or benefits of any Transferred Asset Employees during the Continuation Period that results in any liability for Sellers or any of their respective Affiliates pursuant to § 613a BGB, such liabilities shall be Transferred Liabilities.

(d)          Buyer agrees to take all commercially reasonable actions on or prior to the Closing that are necessary or appropriate to assume each Labor Contract.  From and after the Closing, Buyer shall, and shall cause its Affiliates to, comply with the terms of the Labor Contracts as in effect on the Closing Date and comply with applicable Law.  Notwithstanding anything to the contrary in this Section 6.6, but subject to Section 6.6(l), Buyer and Sellers agree that the terms and conditions of employment of employees covered by the Labor Contracts shall be governed by the provisions of such Labor Contract, in the form as amended or modified from time to time after the Closing.

(e)          Effective on the Closing Date or such later date as set forth in the Transition Services Agreement, each Company Entity shall cease participation in, and being a participating employer under, each Seller Benefit Plans.  For the avoidance of doubt, all Liabilities associated with any Seller Benefit Plan shall be Retained Liabilities (except as set forth in the Transition Services Agreement).

(f)          Effective as of or as soon as administratively practicable following the Closing Date, Buyer shall establish or provide a defined contribution 401(k) plan in which Company Entity Employees in the United States will be eligible to participate (the “Buyer 401(k) Plan”).  Effective as of the Closing Date, Seller shall take all actions necessary to fully vest each Company Entity Employee who is a participant in a Seller Plan that is a Section 401(a) plan (the “Seller 401(k) Plan”), in their entire balance in the Seller 401(k) Plan and shall make all employer contributions for any period up to an including the Closing Date without taking account of any last day or hours requirement. As soon as administratively practicable following the Closing Date, the Buyer shall take all commercially reasonably actions necessary to permit Company Entity Employee who have an account balance in the Seller 401(k) Plan to rollover (whether by direct or indirect rollover, as selected by such Transferred Employees) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof from the Seller 401(k) Plan to a Buyer 401(k) Plan.

(g)          Effective as of the Closing Date or as soon as administratively practicable following, Buyer shall establish or provide a flexible spending plan and, for the avoidance of doubt, a health reimbursement account plan (collectively, the “Buyer FSA Plan”) in which Company Entity Employees will be eligible to participate.  Where applicable, Sellers and their Affiliates and Buyer shall take all commercially reasonable actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Sellers or their Affiliates (collectively, the “Seller FSA Plan”) of the Company Entity Employees who are participants in the Seller FSA Plan shall be transferred to the Buyer FSA Plan; (ii) the elections, contribution levels and coverage levels of such Company Entity Employees shall apply under the Buyer FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Company Entity Employees shall be reimbursed from the Buyer FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing Date occurs that are submitted to the Buyer FSA Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plan.  As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, (A) Seller shall pay Buyer, or one or more of its designated Affiliates, in cash, the net aggregate amount of the Transferred FSA Balances, if such amount is positive, or (B) Buyer shall pay to Seller, or one or more of its designated Affiliates, in cash, the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(h)          Transferred Employees shall be provided credit by Buyer for all service with any Seller and its Affiliates, to the same extent as such service was credited for such purpose by such Seller and its Affiliates and any predecessor employer, under all employee benefit plans, (other than any equity based compensation plan or retention plan) programs, policies and benefits of Buyer or its Affiliates for purposes of eligibility to participate, vesting and, with respect to paid-time off or severance only, benefit accrual, to the same extent such service was recognized under the corresponding Employee Benefit Plan as of the Closing Date; provided, however, that in no event shall any such service be recognized to the extent such recognition would result in the duplication of compensation or benefits.

(i)          To the extent reflected in the Closing Working Capital, Buyer shall be responsible for all accrued paid-time off entitlements, including vacation days, for Transferred Employees as of the Closing Date consistent with Sellers’ or their applicable Affiliate’s policies in respect thereof set forth in the Employee Benefit Plans provided to Buyer.

(j)          Commencing on the Closing Date or such later date as set forth in the Transition Services Agreement, Buyer shall provide coverage and benefits for all Company Entity Employees and their respective eligible spouses and dependents under its welfare benefit plans or the welfare benefit plans that are Transferred Benefit Plans of the Company Entities and shall use commercially reasonable best efforts to waive any waiting periods or limitations for preexisting conditions or other limitations or exclusions from coverage under its welfare benefit plans (including its medical, dental, prescription drug, hospitalization, life insurance, short-term and long-term disability plans) or the welfare benefit plans of the Company Entities to the same extent such waiting periods or limitations for preexisting conditions or other limitations or exclusions from coverage was not applicable or such requirement were met under the corresponding Employee Benefit Plan and shall ensure that such employees, spouses and dependents are given credit for any amounts paid toward deductibles, co-payments, co-insurance, out-of-pocket limits or other fees on or prior to the Closing Date in the plan year in which the Closing Date occurs.

(k)          Effective on the Closing Date, Buyer shall assume and become obligated to pay, perform and discharge as the same shall become due in accordance with their respective terms:

(i)          all Liabilities relating to Objecting Employees relating to the period between the Closing Date and the respective time of objection by the Objecting Employee, it being understood that with respect to pension obligations such Liabilities shall only include the obligation to pay pension contributions but not the assumption of obligations to pay pension benefits to Objecting Employees; and

(ii)          the salaries and benefits payable to Objecting Employees for the period between the respective time of objection by the Objecting Employee and the end of each Objecting Employee’s employment, but only to the extent this period extends beyond Closing.

(l)          From and after the date hereof and prior to the Closing, Sellers and their Affiliates shall take any and all actions necessary or appropriate to notify and/or consult with all applicable works councils, economic committees or other labor organizations representing Business Employees (or the Business Employees individually) regarding the transactions contemplated hereby (collectively, “Consultation Processes”).  Sellers and their Affiliates shall be solely responsible for managing and engaging in the Consultation Processes; provided, that upon reasonable request from Sellers (and without limiting Section 6.6(b)), Buyer and its Affiliates shall assist, and cooperate with, Sellers and their Affiliates to complete the Consultation Processes, including attending meetings and/or providing information regarding any plans or intentions with respect to the Business.

(m)          Notwithstanding anything herein to the contrary, nothing in this Agreement, express or implied, shall: (i) confer upon any Business Employee, any Representative of any such employee or any current or former employee or service provider, any rights or remedies, including any right to employment or other service relationship or continued employment or other service relationship for any period or any right to certain terms or conditions of employment or engagement; (ii) establish, constitute or be deemed to constitute an amendment to any Employee Benefit Plan or other employee benefit plan, program or arrangement of any kind for any purpose; or (iii) alter or limit Buyer’s, Seller’s or their respective Affiliates, ability to amend, modify or terminate any employment agreement benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by such Person or terminate the employment of any individual or employee.

6.7          Compliance with WARN and Similar Statutes.  Buyer shall not, without (a) complying with WARN and each comparable Law and (b) otherwise avoiding any trigger of obligations or Liability of Seller or any of its Affiliates under WARN or any comparable Law, at any time within ninety (90) days after the Closing Date, effectuate or cause to be effectuated (including as a result of aggregating any “employment loss” prior to, on or after the Closing Date) (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Business; or, in the case of clauses (i) and (ii), any similar action under any comparable Law requiring notice to employees in the event of a plant closing, mass layoff or other action triggering statutory notice requirements.

6.8          Tax Matters.

(a)          All Transfer Taxes (including any costs or expenses related thereto) shall be borne by Buyer.  Sellers shall cooperate with Buyer in properly filing or causing to be filed on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax in connection with the payment of any Transfer Taxes.

(b)          Sellers shall prepare, or cause to be prepared at their expense, all Tax Returns of the Company Entities for Pre-Closing Periods (other than any Straddle Period) that are due (including applicable extensions) after the Closing Date (each such Tax Return, a “Pre-Closing Period Tax Return”) and all information Tax Returns (including Internal Revenue Service Form 1042) of the Company Entities applicable to the transactions described in Section 6.11 that are due after the Closing Date (the “Intercompany Transfers Tax Returns”). All Pre-Closing Period Tax Returns and Intercompany Transfers Tax Returns shall (i) be prepared and timely filed in accordance with the most recent past practice of the Company Entities (except as otherwise required by applicable Law), (ii) be delivered to Buyer for Buyer’s sufficiently in advance of the filing date thereof and (iii) in the case of any such Pre-Closing Period Tax Return or Intercompany Transfers Tax Return that is an Income Tax Return of any Company Entity, Sellers shall consider in good faith any revisions reasonably requested in writing by Buyer and reflect any such revisions that are in accordance with the most recent past practice of the applicable Company Entity or otherwise required by applicable Law and that are received prior to the filing date thereof.  Buyer (or its applicable Affiliate) shall timely file, or cause to be filed, all Pre-Closing Period Tax Returns and Intercompany Transfer Tax Returns as prepared by Sellers and shall pay all Taxes due with respect to such Pre-Closing Period Tax Returns and Intercompany Transfers Tax Returns.  Buyer shall prepare, or cause to be prepared, all Tax Returns of the Company Entities and all Tax Returns with respect to the Transferred Assets and Transferred Liabilities (except to the extent BKG or FCS, as applicable, is obligated to prepare and file such Tax Returns under applicable Laws), in each case, that are not Pre-Closing Period Tax Returns or Intercompany Transfers Tax Returns, for any Pre-Closing Periods that are due (including applicable extensions) after the Closing Date (each such Tax Return, a “Straddle Period Tax Return”).  All Straddle Period Tax Returns shall (i) be prepared and timely filed in accordance with the most recent past practice of the Company Entities and BKG or FCS, respectively (except as otherwise required by applicable Law), (ii) be delivered to Sellers for Sellers’ review sufficiently in advance of the filing date thereof and (iii) in the case of any such Straddle Period Tax Return of any Company Entity, Buyer shall consider in good faith any revisions reasonably requested in writing by Sellers and reflect any such revisions that are in accordance with the most recent past practice of the applicable Company Entity or otherwise required by applicable Law and that are received prior to the filing date thereof.  The Buyer (or its applicable Affiliate) shall timely file, or cause to be filed, all Straddle Period Tax Returns and pay all Taxes due with respect to such Straddle Period Tax Returns.  Notwithstanding anything herein to the contrary, Sellers shall have no obligation to provide Buyer (or its Affiliates) with any Tax Return relating to Income Taxes of BKG or FCS or with respect to any assets of FCS that are not Transferred Assets.

(c)          Buyer and Sellers shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Returns and any Action regarding Taxes of, or with respect to, the Company Entities or the Transferred Assets and Transferred Liabilities.  Without limiting Section 6.5, such cooperation shall include the retention (until the expiration of the applicable limitation period, taking into account any extension thereof) of and (upon the other Party’s request) the provision of records, files, documentation and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of Tax audits or proceedings as described in Section 6.8(d); provided, that such access and cooperation shall only be upon reasonable advance notice, shall not unreasonably disrupt personnel and operations of the cooperating Party and shall be at the non-cooperating Party’s sole cost and expense.  After the Closing, Buyer shall, or shall cause its Affiliates to, furnish information to Sellers as reasonably requested by Sellers, to allow Sellers to prepare and timely file their Tax Returns.

(d)          Buyer shall promptly notify Sellers in writing upon receipt after the Closing by Buyer or any of its Affiliates of written notice of any pending or threatened Tax audits, examinations, inquiries, or assessments (i) of any Company Entity or (ii) with respect to the Transferred Assets, in each case of clauses (i) and (ii), for which any Seller or any of its Affiliates would reasonably be expected to be liable pursuant to applicable Law or the indemnification obligations under Section 8.2 (“Tax Contest”); provided, that the failure to timely provide notice of such Tax Contest to Sellers shall not affect the rights or obligations of the Parties under this Agreement except to the extent that Sellers have been materially prejudiced thereby, and then only to the extent of such prejudice.  Each Seller shall, at its election, have the right to control the conduct of such Tax Contest diligently and in good faith using counsel of its choice at its expense; provided, however, that such Seller shall (A) inform Buyer in a timely manner of any material events concerning any such Tax Contest, (B) consult with Buyer regarding any such Tax Contest and consider suggestions proposed by Buyer with respect to the conduct of such Tax Contest (subject to such Seller’s right to control the Tax Contest), (C) provide Buyer a copy of any written communications or filings received from or proposed to be submitted to a Governmental Authority with respect to such Tax Contest and permit Buyer to reasonably review and comment on any submissions, (D) allow Buyer to fully participate in  any proceedings with respect to such Tax Contest (at its own expense), and (E) not settle or compromise any issue relating to such Tax Contest without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.  Buyer shall have the right to control any Tax Contest that Sellers do not elect to control; provided, however, that Buyer shall keep the Sellers reasonably informed of any material events concerning such Tax Contest and not settle or compromise any material issue relating to such Tax Contest which adversely impacts the Sellers without the prior written consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary set forth herein, Sellers shall have the sole right to control, and Buyer (and its Affiliates) shall have no rights with respect to any Tax Contest relating to Income Taxes of BKG or FCS or with respect to any assets of FCS that are not Transferred Assets.

(e)          The Parties agree for purposes of preparing all relevant Tax Returns, to use the following conventions:

(i)          Buyer and Sellers agree that any Transaction Tax Deductions that are deductible by the Group Companies for Tax purposes shall be allocable to Pre-Closing Periods to the extent “more likely than not” deductible in such taxable period under applicable Law provided, that whether any Transaction Tax Deductions are taken into account in calculating Accrued and Unpaid Taxes shall not be determinative as to whether the Transaction Tax Deductions are permitted under this Section 6.8(e)(i) to be reflected as a deduction on any Tax Returns.

(ii)          For purposes of preparing the U.S. Tax Returns of ICL-NA and its Subsidiaries, (A) any gains, income, deductions, losses or other items of such Persons resulting from any transactions outside the ordinary course of business occurring on the Closing Date, but after the Closing, shall not be treated as occurring on the Closing Date and the Parties shall utilize (and cause their Affiliates to utilize) the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state or local Law) for purposes of reporting such items on the applicable Tax Returns or shall otherwise treat such gains, income, deductions, losses or other items as occurring after the deemed asset sale for U.S. federal, and applicable state and local Income Tax purposes; (B) the Parties shall not make an election under Treasury Regulation Section 1.1502‑76(b)(2)(ii)(D) to ratably allocate items (or make any similar election or ratably allocate items under any similar provision of state or local Law); (C) to the extent permitted under applicable Law, Buyer and Sellers shall, and shall cause their respective Affiliates to, elect for all Tax purposes to end on the Closing Date (at the end of the Closing Date) all taxable periods of the Company Entities that would otherwise be Straddle Periods and (D) the Parties shall not apply the “next day” rule of Treasury Regulation Section 1.1502‑76(b)(1)(ii)(B) with respect to any of the Transaction Tax Deductions.  Buyer shall cause ICL-NA to join the “consolidated group” (as defined in Treasury Regulation Section 1.1502-1(h)) of Buyer’s applicable U.S. Affiliate effective on the day after the Closing Date.

(iii)          In apportioning Taxes that are payable for any Straddle Period, such apportionment shall be done (A) in the case of real property Taxes or personal property Taxes, on a per diem basis and (B) in the case of any other Taxes, on the basis of an interim closing of the books and records of the Company Entities on the Closing Date.

(f)          Buyer and its Affiliates shall not (i) other than Tax Returns that are filed pursuant to Section 6.8(b), file or amend any Tax Return (A) of the Company Entities or (B) with respect to the Transferred Assets and Transferred Liabilities, in each case, with respect to any Pre-Closing Period, (ii) after the date on which any Tax Return filed pursuant to Section 6.8(b) is filed, amend any such Tax Return, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency with respect to any Pre-Closing Period (other than any ordinary course extensions of time within which to file Tax Returns or to the extent related to a Tax Contest under the control of Buyer pursuant to Section 6.8(d)), (iv) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Period, (v) make or initiate any voluntary contact with a Governmental Authority regarding Taxes in any Pre-Closing Period or (vi) during such time as FCS, Iberia or any of their Affiliates own the Preferred Securities, take any action that would reasonably be expected to result in the Preferred Securities Issuer being treated other than as a corporation, or as an association taxable as a corporation, for U.S. federal, state and applicable local income tax purposes, in each case, without the prior consent of the applicable Seller, which consent shall not be unreasonably withheld or delayed.

(g)          Buyer or any Affiliate thereof shall promptly inform each Seller of any cash Tax refund actually received or credit in lieu of any cash Tax refund actually utilized to offset Taxes otherwise payable, as the case may be, with respect to Taxes (i) of any Company Entity or (ii) with respect to the Transferred Assets and Transferred Liabilities, in each case of clauses (i) and (ii), solely to the extent attributable to any Pre-Closing Period and, except to the extent (w) included in the Final Adjustment Amount, (x) it is or is in respect of the German VAT Refund Amount, (y) any Company Entity or Buyer or any of their applicable Affiliate is obligated to pay over to any third party any such refund or credit or (z) due to the carryback of a Tax attribute generated in a taxable period (or portion thereof) beginning after the Closing Date, promptly pay to the applicable Seller the amount of such refund, or credit (the “Tax Refund”).  Buyer shall pay to the applicable Seller such cash Tax Refund within ten (10) days of receipt of such Tax Refund, or, if the Tax Refund is a Tax credit in lieu of a cash Tax refund, the filing of any Tax Return actually utilizing such Tax credit (in the form of a credit or offset to Taxes otherwise payable), in each case, net of any reasonable out-of-pocket fees, expenses and costs (including Taxes and reasonable third-party costs, including to the extent necessary, those associated with calculating the earnings and profits of any of the Company Entities) incurred in connection with determining, collection or obtaining any such refund or credit and any Tax imposed on receipt thereof and, without duplication of any amounts paid by Sellers to any Buyer Indemnified Party pursuant to Article VIII, any Taxes for which the Sellers are liable pursuant to Section 8.2(a) and as determined pursuant to Section 8.4(b), and shall provide a reasonably detailed description of the Tax Refund.  The Parties agree that Tax Refunds for the portion of a Straddle Period ending on the Closing Date shall be determined using the methodologies set forth in Section 6.8(e)(iii).  Buyer shall, and shall cause its Affiliates to, promptly take all commercially reasonable actions (including those actions commercially reasonably requested by Sellers) to file for and obtain any Tax Refund, credit or similar benefit that would give rise to a Tax Refund and  Buyer shall, upon request, permit Sellers to participate in the prosecution of any such Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of Sellers, not to be unreasonably withheld, delayed or conditioned; provided that the Buyer and any of its Affiliates may forfeit, fail to collect or delay the prosecution of any Tax Refund to which the Sellers would otherwise be entitled pursuant to this Section 6.8(g) if in Buyer’s reasonable judgment, not doing so would result in greater costs or Taxes being incurred by Buyer (of any Affiliate thereof) or the Company Entities (or any Affiliate thereof) than the amount of the Tax Refund. Subject to the proviso in the preceding sentence, to the extent permitted by Law, Buyer shall, or shall cause its Affiliates to, request a refund (rather than a credit in lieu of refund) with respect to all refunds to which the Sellers are entitled pursuant to this Section 6.8(g).  For the avoidance of doubt, any refund (or credit in lieu of a refund) in respect of any withholding Taxes imposed on dividends paid or deemed paid by ICL-NA to its shareholder on or prior to Closing shall be for the account of Amfert, and Buyer shall, to the extent any such refund is received by Buyer or any of its Affiliates (including any Company Entity), pay to Amfert an amount equal to such refund promptly after receipt thereof.

(h)          The Parties agree to assume that the DE Business Transfers are subject to German VAT and, accordingly, FCS shall issue an invoice pursuant to §§ 14, 14a German VAT Act (Umsatzsteuergesetz – UStG) which shows such German VAT to Buyer on the Closing Date.  In furtherance of the foregoing, FCS shall deliver to Buyer a written statement setting forth the amount of any such German VAT to be reflected on the invoice pursuant to §§ 14, 14a German VAT Act, as well as its basis for the calculation in reasonable detail as determined in good faith, not later than ten (10) Business Days prior to the anticipated Closing Date for Buyer’s review and comment and shall incorporate Buyer’s reasonable comments received within five (5) Business Days of Buyer’s receipt of such proposal in the final VAT invoice so long as such comments are in accordance with applicable Law and correct with respect to the facts reflected therein (“German VAT Payment Amount”).  The Parties acknowledge and agree that such written statement shall not be considered as an invoice pursuant to §§ 14, 14a German VAT Act, and Seller shall therefore issue to Buyer at Closing an invoice in accordance with §§ 14, 14a German VAT Act.  The Buyer shall pay to the Seller the statutory VAT amount (being equal to the German VAT Payment Amount) subject to the condition that the Seller has furnished the Buyer with a proper invoice in accordance with the relevant provisions of the German VAT Act.

(i)          The Seller shall cooperate with the Buyer and Seller shall use its best efforts to provide to the Buyer at Closing (x) such supporting documentation reasonable required for a filing of a refund of VAT by the Buyer and (y) reasonable documentation for making a determination as to whether the DE Business Transfers are subject to German VAT or whether they qualify as a transfer of going concern (Geschäftsveräu&szlig;erung im Ganzen) under the applicable German VAT Act. Subsequent to Closing and for a period of 24 month after the Closing, each Party shall inform the respective other Party without undue delay about any information, determination (e.g. tax audit request) or other communication regarding the VAT treatment of the DE Business Transfers if and to the extent the information, determination or other communication is reasonable relevant with respect to the VAT treatment of the DE Business Transfers.

(j)          Should Buyer’s competent Governmental Authority issue an assessment to the effect that the DE Business Transfers qualify as a transfer of a going concern and therefore the Buyer is not entitled to a VAT refund, Seller shall without undue delay (i) file for an appeal or a correction of its own VAT filing in respect of the DE Business Transfers to reflect the qualification of the DE Business Transfers as a transfer of a going concern, and (ii) claim back any VAT paid to the Governmental Authority. The Buyer shall be entitled to give reasonable instructions to the Seller to procure that, any appeal, instigate any legal proceedings or take any applicable legal remedy in respect of the qualification of the DE Business Transfers as a transfer of a going concern will be filed, unless such instruction would result in unlawful action. Any reasonable out-of-pocket third-party costs reasonably incurred by Sellers relating to any appeals against a VAT assessment regarding the DE Business Transfers shall, to the extent such appeals are initiated on demand of Buyer or its Affiliates and aim to achieve treatment of the DE Business Transfers as a non-VATable transfer of a going concern, be split between Sellers and Buyer on a 50/50 basis.

(k)          If, subsequent to the payment of any VAT pursuant to Section 6.8(h), it is determined or assessed by the competent Governmental Authority for the Seller or a tax court that the DE Business Transfers were in fact the sale and transfer of a going concern and are partly or entirely not subject to VAT, FCS shall within ten (10) Business Days after receipt of a final and binding (and therefore non appealable (Ablauf der Einspruchsfrist)) decision, but in any event not earlier than ten (10) Business Days after receipt of any refund of such VAT (whether in cash or by way of a credit) by BKG or FCS pay back to Buyer (or its applicable Affiliate) the amount of such VAT (or relevant portion thereof) (including any interest received from any Governmental Authority) (the “German VAT Refund Amount”).

(l)          Notwithstanding any of the foregoing, the Parties shall cooperate in connection with the filing of any VAT returns, invoices and correction thereof, and any other measures in order to mitigate any VAT or VAT leakage resulting from the DE Business Transfers. If not otherwise provided herein, each Party shall bear its own costs and expenses in relation to the correct VAT treatment of the DE Business Transfers and any related filings or appeals with the authorities and competent tax courts.

(m)          Buyer and its Affiliates shall not make any election under Section 338(g) or Section 336 of the Code (or any similar provision under state, local or foreign Law) with respect to the acquisition of ICL-NA.

(n)          All Tax sharing agreements or similar agreements with respect to or involving any Company Entity (other than those involving solely the Company Entities) shall be terminated as of the Closing Date and, after the Closing Date, no Company Entity shall be bound thereby or have any Liability thereunder and powers of attorney granted to any Person in respect of the control of any Tax audits or proceedings with respect to the Company Entities shall be terminated as of the Closing Date.

(o)          Buyer shall, and shall cause its Affiliates (including the Company Entities) to, comply with the covenants of the Company Entities contained in Sections 2.06 and 5.02(e) of the Pre-Closing PPLP Asset Purchase Agreement and Sections 5(a) and (b) of the Pre-Closing Everris/IPA Stock Purchase Agreement as such agreements are in effect on the date hereof

6.9          Insurance Matters.

(a)          Following the Closing, the Sellers and Seller Parent shall, and shall cause their Affiliates to, provide Buyer and its Affiliates (including the Company Entities) access to, upon reasonable request, information with respect to all insurance policies that have provided coverage to any Company Entity or the Business prior to Closing and that provide for coverage on an occurrence basis such that Buyer and its Affiliates (including the Company Entities) may seek coverage thereunder following the Closing for claims that arise out of operations of the Company Entities or the Business prior to Closing (the “Pre-Closing Claims”).  Such insurance, to the extent provided in the applicable policies, shall be available to cover the Liabilities of the Company Entities and the Business to the extent any Pre-Closing Claims are asserted by Buyer and its Affiliates (including the Company Entities) following the Closing, subject in each case to the terms and limitations of such policies.  The Sellers and Seller Parent shall use their commercially reasonable efforts to cooperate with Buyer and its Affiliates (including the Company Entities) in any of their efforts to avail themselves of coverage under any such applicable insurance policies therefrom with respect to Pre-Closing Claims.  From and after the Closing Date, (i) the Company Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits or seek coverage under, any of Sellers’ or their Affiliates insurance policies or any of their self-insured programs, and (ii) Buyer shall be solely responsible for obtaining or providing insurance coverage for the Company Entities for any event or occurrence after the Closing.

(b)          Buyer acknowledges and agrees that effective upon the Closing, the directors’ and officers’ and company liability insurance policy or policies provided for directors and officers of the Company Entities or any Seller as of the date hereof (the “D&O Policies”) of Sellers and their Affiliates related to the Company Entities and the Business shall exclude therefrom coverage of the Company Entities and the Business and Buyer shall be obligated at or before Closing to independently obtain (at its sole cost and expense) insurance in replacement of the D&O Policies with respect to the Company Entities.

(c)          Buyer agrees that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring at or prior to the Closing and now existing in favor of any individual who, at any time prior to the Closing, (i) is or was a director, manager or officer of any Company Entity or (ii) at the request of any Company Entity served as a director, manager, officer, agent, fiduciary or trustee of another entity, as provided in the respective Governing Documents of the Company Entity made available to Buyer or under applicable Law shall survive the Closing and be an obligation of the Company and shall continue in full force and effect until the date that is six (6) years after the Closing; provided that, Seller and Seller Parent shall be the indemnitors of first resort with respect to all such individuals.  For a period of six (6) years after the Closing, Buyer shall cause the applicable provisions of the Governing Documents of the Company Entities to provide for indemnification rights with respect to such individuals that are no less favorable as provided for in the Governing Documents of the Company Entities as in effect on the date hereof.

6.10        Termination of Affiliate Arrangements.  Except as set forth in Section 6.10 of the Seller Disclosure Schedule, at or prior to the Closing, Sellers shall have caused (i) all Liabilities under the Intercompany Accounts to be paid, settled, netted, cancelled, forgiven or released, and (ii) all Affiliate Contracts to be terminated, in each case, without any further force or effect following the Closing such that Buyer and the Company Entities, on the one hand, and Sellers and their Affiliates (other than the Company Entities), on the other hand, do not have any further Liability to one another in respect thereof or any obligations or grants of rights in connection therewith, following the Closing.

6.11         Intercompany Transfers; Required Consents.

(a)          Prior to Closing (i) Seller Parent shall transfer, or cause to be transferred, the Specified Transferred Agreements to PPLP, (ii) Sellers shall transfer, or cause to be transferred all right, title and interest of the Company Entities in and to the Retained Assets and Retained Liabilities to Sellers or one of their Affiliates (other than a Company Entity) and (iii) BKG shall transfer the Transferred Assets and Transferred Liabilities by way of the Demerger to FCS, in each case, in accordance with, and on the terms specified in, the steps plan attached hereto as Exhibit F (collectively, the “Intercompany Transfers”); provided, that, subject to the limitations below, Sellers may implement the Intercompany Transfers in any other manner as Sellers deem necessary, appropriate or advisable (after reasonable consultation with Buyer as to the ramifications of any change to the proposed steps for effectuating the Intercompany Transfer); provided further that, Sellers shall not modify or amend the implementation of the Intercompany Transfers in a manner which would increase the liabilities or decrease the assets required to be transferred to Buyer hereunder at the Closing, and in such case Sellers shall reimburse and indemnify Buyer and the Company Entities for any incremental costs or liabilities incurred, or assets diminished or lost, by any of them as a result of any change in the implementation of the Intercompany Transfers other than as contemplated by Exhibit F. As soon as reasonably practicable, but in any event within four (4) Business Days after the date Buyer delivers to Sellers a written request therefor, Sellers shall provide any information reasonably requested by Buyer relating to the Intercompany Transfers.

(b)          Sellers shall use reasonable best efforts to obtain, at or prior to the Closing, any Consent required in connection with (i) the Intercompany Transfers or (ii) the DE Business Transfers, and Buyer shall use reasonable best efforts to cooperate, and cause its Affiliates to cooperate, with Seller in its efforts to obtain such Consents; provided, that such efforts shall not include any requirement or obligation to make any payment to any such third party or assume any Liability not otherwise required to be paid or assumed by the applicable Party pursuant to the terms of an existing Contract or offer or grant any financial accommodation or other benefit to such third party not otherwise required to be made by the applicable Party pursuant to the terms of an existing Contract.

(c)          Notwithstanding anything in this Agreement to the contrary, but without limiting the Parties’ obligations pursuant to Section 6.11(b), this Section 6.11 shall not constitute an agreement to transfer the Specified Transferred Agreements, any Transferred Assets, Transferred Liabilities, Retained Assets or Retained Liabilities on the Closing Date if such transfer is prohibited by any applicable Law or would require any Person’s Consent and such Consent shall not have been obtained prior to the Closing; provided that, for the avoidance of doubt, such Specified Transferred Agreements, Transferred Assets, Transferred Labilities, Retained Assets or Retained Liabilities shall be transferred immediately and automatically after such Consent is obtained.

(d)          To the extent that any Specified Transferred Agreements, Transferred Assets, Transferred Liabilities, Retained Assets or Retained Liabilities cannot be transferred at or prior to the Closing (with respect to the Intercompany Transfers), or at the Closing (with respect to the DE Business Transfers), as a result of any prohibition by any applicable Law or failure to obtain any Consent at or prior to the Closing, then, subject to the satisfaction of the conditions set forth in Article VII (including Section 7.2(c) and Section 7.2(f)), the Closing shall nevertheless take place on the terms set forth herein and in the Transaction Documents, and, from and after the Closing, Sellers and Buyer shall each use reasonable best efforts to fully consummate such Intercompany Transfers and DE Business Transfers, as the case may be, as promptly as practicable following the Closing including by reasonably cooperating with each other and using their respective reasonable best efforts (x) for a period of one (1) year following the Closing to obtain, or cause to be obtained, any requisite Consent or otherwise cause to be removed or resolved any applicable restriction or impediment (including pursuant to any applicable Law) in order to permit the transfer of the Specified Transferred Agreements, Transferred Assets, Transferred Liabilities, Retained Assets or Retained Liabilities not previously transferred and (y) entering into back-to-back arrangements until so consummated in customary form providing for (i) (A) the allocation to, and assumption by, Seller or its applicable Affiliate of the benefits, obligations, Liabilities, rights and remedies under the Retained Assets and Retained Liabilities, in each case, as if the Intercompany Transfers or DE Business Transfers had been consummated and (B) the release of Buyer and its Affiliates from any obligations and Liabilities arising out of or relating to such Retained Assets and Retained Liabilities and (ii) (A) the allocation to, and assumption by, Buyer of the benefits, obligations, Liabilities, rights and remedies under the Specified Transferred Agreements, Transferred Assets and Transferred Liabilities, in each case, as if the Intercompany Transfers or DE Business Transfers had been consummated and (B) the release of ICL Europe Cooperatief U.A., PPLP, or FCS, as applicable, and its respective Affiliates, as applicable, from any obligations and Liabilities arising out of or relating to such Specified Transferred Agreements, Transferred Assets and Transferred Liabilities, as applicable.  Upon obtaining the requisite Consent required for the consummation of the Intercompany Transfers or DE Business Transfers following the Closing, the applicable Specified Transferred Agreements, Transferred Asset, Transferred Liability, Retained Asset or Retained Liability shall promptly be transferred to Buyer or Seller or its applicable Affiliates, as the case may be, for no additional consideration and with effect as if transferred as of the Closing and any back-to-back arrangement with respect thereto shall automatically terminate.  The Parties shall treat (x) Sellers (or their applicable Affiliates) as the owner of the Retained Assets and Retained Liabilities and (y) Buyer (or its applicable Affiliate) as the owner of the Specified Transferred Agreements, Transferred Assets and Transferred Liabilities, in each case of clauses (x) and (y), for applicable Tax purposes, from and after the Closing Date to the maximum extent permitted by applicable Law.  Further and notwithstanding the above, Buyer will indemnify and hold harmless FCS of any request to provide collateral in respect of any Transferred Liability pursuant to Sections 22, 125 German Reorganization Act (Umwandlungsgesetz, UmwG) claimed by a third party based on the Demerger until the expiration of six (6)-month period following Closing.

(e)          Subject to Section 6.11(b) and without limiting any fees, costs or expenses to be borne by Buyer under the Transition Services Agreement, any fees, costs or expenses incurred in connection with obtaining the Consent required in connection with any Intercompany Transfer and the DE Business Transfers shall be borne by Sellers.  For the avoidance of doubt, this Section 6.11 shall survive the Closing.

(f)          The Parties intend that, for all applicable Income Tax purposes, the IPA/Everris Transfers, the PPLP Asset Transfers, the Scora Transfer (in each case, as such terms are defined in Exhibit F) and the Demerger shall be treated as occurring in calendar year 2017.  The Parties (and their Affiliates) shall report the Intercompany Transfers consistently with such treatment on all applicable Tax Returns.

6.12        Buyer Financing.

(a)          Buyer shall, and shall use reasonable best efforts to cause its Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary to consummate the financings contemplated by the Commitment Letters on conditions no less favorable to Buyer than the conditions described therein on a timely basis (taking into account the expected timing of the Marketing Period), including using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate definitive agreements with respect to the financing contemplated by the Debt Commitment Letters on terms and conditions no less favorable to the Buyer than the terms and conditions set forth in the Debt Commitment Letters (taking into account the “market flex” provisions of Debt Commitment Letters), (iii) satisfy (or obtain a waiver thereof) on a prompt and timely basis (taking into account the expected timing of the Marketing Period) all the conditions to the financing (and complying with all the obligations) (but excluding any condition where the failure to be so satisfied is a direct result of a Seller’s failure to furnish information as required under Section 6.13 or a Seller’s breach of any of its representations, warranties or other covenants under this Agreement) to the extent such conditions (and obligations) are in Buyer’s control and (iv) upon satisfaction (or waiver) of such conditions, consummating the financing of the facilities under the Commitment Letters no later than the Closing.

(b)          Buyer shall give Sellers prompt notice of (i) any material breach or default of the Commitment Letters or other Debt Document by any party thereto of which Buyer becomes aware, (ii) if and when Buyer receives written notice from the Financing Sources providing that the financing contemplated by any Commitment Letter will not be available to consummate the transactions contemplated hereby on or prior to the Closing, (iii) the receipt of, together with copies of, any written notice or other written communication from any Financing Source with respect to any actual or potential breach, default, termination, rescission or withdrawal by any party to any Commitment Letter, (iv) if for any reason, any portion of the financing becomes unavailable in the amount contemplated by any Commitment Letter or the definitive agreements with respect thereto (such definitive agreements related to the debt financing or any Substitute Financing, collectively, with the Debt Commitment Letters, the “Debt Documents”) and such amount is reasonably necessary to fund the Required Amount and (v) upon request by Sellers, copies of, any Debt Documents or amendments, replacements or supplements to any Commitment Letter.

(c)          Without limiting the obligation to provide such information as provided in the immediately preceding paragraph, as soon as reasonably practicable, but in any event within two Business (2) Days after the date Sellers delivers to Buyer a written request therefor, Buyer shall provide any information reasonably requested by Sellers relating to any circumstance referred to in clauses (i) through (v) of Section 6.12(b).  Without limiting the foregoing, upon written request by Sellers, Buyer shall keep Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the financing.

(d)          If funds in the amounts set forth in the Debt Commitment Letters, or any portion thereof, become unavailable (other than as a result of a breach by the Company of any representation, warranty or covenant contained in this Agreement that would cause the Debt Financing not to be available in accordance with the terms of the Debt Commitment Letters) to Buyer on the conditions set forth therein, Buyer shall promptly notify Sellers and shall use all reasonable best efforts to obtain substitute financing, including from alternative sources, in an amount sufficient, taking into account other available sources of cash, to fund the Required Amount (“Substitute Financing”); provided that notwithstanding anything to the contrary contained in this Section 6.12 or elsewhere in this Agreement, nothing contained in this Section 6.12 shall require, and in no event shall the “reasonable best efforts” of Buyer be deemed or construed to require, Buyer to (i) seek or obtain equity financing other than as contemplated by the Equity Commitment Letters, (ii) pay any fees in excess of those contemplated by any Debt Commitment Letters (including the “flex” terms) as Buyer expects on the date hereof or (iii) agree to any other terms (taken as a whole) less favorable to Buyer than such corresponding terms contained in or contemplated by the Debt Commitment Letters (in either case, whether to secure waiver of any conditions contained therein or otherwise), including any “flex” provision therein.  To the extent Buyer obtains Substitute Financing, or amends, replaces, supplements, modifies or waives any of the Debt Commitment Letters pursuant to Section 6.12(e), references to the “Debt Letters” (and other like terms in this Agreement) shall be deemed to refer to such Substitute Financing, or the Debt Commitment Letters and Debt Financing contemplated thereby as so amended, replaced, supplemented, modified or waived.

(e)          Buyer shall (i) comply in all material respects with its obligations under each Commitment Letter and each definitive agreement with respect thereto or any Substitute Financing, including the Debt Documents, (ii) use reasonable best efforts to enforce in all material respects their rights under each Debt Document and (iii) not permit, without the prior written consent of Sellers, any material amendment or modification (including the exercise of any right to reduce or terminate commitments) to be made to, or any material waiver of any provision or remedy under, any Commitment Letter, Debt Document or the fee letter referred to in the Debt Commitment Letters to the extent any such amendment, modification or waiver (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the financing under any Commitment Letter or Debt Document (including by changing the amount of fees to be paid or original issue discount thereof, other than pursuant to the exercise of “market flex”, such that the Required Amount would not be available to Buyer on the Closing (taking into account other available sources of cash), or (y) impose any new or additional conditions, or otherwise amend, modify or expand any condition, to the receipt of any portion of the financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of any portion of the financing (or satisfaction of any condition to obtaining any material portion of the financing) less likely to occur or (III) adversely impact the ability of Buyer to enforce its rights against any other party to any Commitment Letter or Debt Document, the ability of Buyer to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby.

(f)          Buyer acknowledges and agrees that obtaining the financing, or any Substitute Financing, is not a condition to Closing.

6.13        Financing Cooperation of Sellers.

(a)          Prior to the Closing, Sellers shall, and shall cause the Company Entities to, and shall use reasonable best efforts to cause Sellers’ and their Affiliates including the Company Entities’ respective officers, employees and Representatives to, use reasonable best efforts to provide, at the sole cost and expense of Buyer, such cooperation as may reasonably be requested by Buyer or the Financing Sources party to the Debt Commitment Letters in connection with the marketing, arranging or closing of the financing contemplated by the Debt Commitment Letters, including (i) causing senior management of the Business to participate at reasonable times to be mutually agreed in (x) one in-person meeting with prospective lenders, (y) a reasonable number of conference calls with prospective lenders and (z) one presentation with each of two ratings agencies selected by Buyer and its Financing Sources, (ii) causing senior management of the Business to assist Buyer and its Financing Sources party to the Debt Commitment Letters in preparing the Confidential Information Memorandum (as defined in the Debt Commitment Letters) and a ratings agency presentation (provided that Buyer shall not distribute any marketing materials to any potential lenders or other parties without first providing Sellers with the opportunity to review and comment thereon), (iii) furnishing Buyer reasonably promptly with (w) historical financial statements of the Business identified in clauses (x) and (y) of paragraph 5 of Exhibit D to the Debt Commitment Letters (provided that in no event shall the Required Financial Information be deemed to include or shall Sellers otherwise be required to provide (A) any information regarding any pro forma adjustments desired to be incorporated into any information used in connection with the financing contemplated by the Debt Commitment Letters (including any synergies or cost savings), ownership or an as-adjusted capitalization table or (B) any description of all or any component of the financing, including any such description to be included in liquidity and capital resources disclosure or other information customarily provided by the Buyer, Financing Sources or their respective counsel or advisors); provided further that the Buyer hereby acknowledges that it has the Financial Statements which satisfy such requirement with respect to fiscal periods ended on or prior to September 30, 2017, (x) information relating to the Business that is reasonably necessary to permit the Buyer and its Financing Sources party to the Debt Commitment Letters to prepare the Confidential Information Memorandum (as defined in the Debt Commitment Letters), (y) restated or revised Audited Financial Statements addressing certain changes in assumptions with respect to the inventory and accounts payable balances related to phosphorous and (z) the Representation and Authorization Letter (the materials set forth in this clause (iii), the “Required Financial Information”) and (iv) otherwise providing to Buyer and its Financing Sources party to the Debt Commitment Letters all Financing Assistance; provided, that Buyer shall not distribute any marketing materials to any potential lenders or other parties without first providing Sellers with the reasonable advance opportunity to review and comment thereon.

(b)          Notwithstanding the foregoing, (1) the cooperation and actions contemplated in Section 6.13(a) shall not be required to be taken if any such cooperation or action (i) unreasonably interferes with the ongoing operations of Sellers and their Affiliates (including the Company Entities), (ii) requires any binding commitment by Sellers or any of their Affiliates other than any Company Entity or (iii) requires any binding commitment by any Company Entity which commitment is not conditioned on the Closing and does not terminate without Liability to Sellers and their Affiliates (including the Company Entities) upon the termination of this Agreement (other than any Liability under the Representation and Authorization Letter) and (2) no Company Entity shall be required to authorize, approve or execute any loan agreements, security agreements, solvency certificates or related documents or instruments in connection with the Debt Financing (including any resolutions approving the Debt Financing)(other than the Representation and Authorization Letter) except for the approval and execution that is conditioned upon, and not effective until, the Closing (which approval and execution shall be approved and/or executed by the post-Closing directors, managers or members of the applicable governing body of such Person).  Sellers and their Affiliates cooperation contemplated in Section 6.13(a) shall not, in and of itself, (x) cause any representation or warranty in this Agreement to be breached or (y) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement or any Material Contract or material Contract to which Sellers or any of their Affiliates is a party.

(c)          Sellers shall have satisfied their obligations under this Section 6.13 if Sellers shall have used their reasonable best efforts to comply with the obligations set forth in this Section 6.13, whether or not any applicable requested deliverables are actually obtained or provided (other than Required Financial Information).  The conditions set forth in Section 7.2(a), as applied to Sellers’ obligations under this Section 6.13, shall be deemed to be satisfied unless the financing contemplated by the Debt Commitment Letters has not been obtained as a direct result of Sellers’ intentional and material breach of its obligations under this Section 6.13.

(d)          Buyer shall indemnify and hold harmless Sellers and their Affiliates and their respective Representatives from and against any and all Damages suffered or incurred, and Buyer shall promptly reimburse Sellers and their Affiliates (including any Company Entity) for all reasonable out-of-pocket costs incurred by Sellers and their Affiliates (including any Company Entity), in connection with the arrangement of the financing contemplated by the Debt Commitment Letters (subject to Section 6.19), any information utilized in connection therewith and any assistance or activities contemplated by this Section 6.13 other than to the extent any such Damages, costs, or expenses (i) are the result of information provided by Sellers and their Affiliates not being true and correct in all material respects or (ii) result from Sellers’ or its Affiliates’ or their respective Representatives’ Intentional Fraud, gross negligence or willful misconduct.

(e)          The Sellers hereby consent to the use of the Company Entities’ and the Business’ logos and Seller Marks in connection with the debt financing provided in the Debt Commitment Letters; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers or any of their Subsidiaries or the Business or the reputation or goodwill of Sellers or any of their Subsidiaries or the Business.

(f)          Nothing in this Section 6.13 or otherwise shall require any Company Entity to be a borrower, guarantor, grantor, pledgor or other obligor with respect to the Debt Commitment Letters or the Debt Documents prior to the Closing.  None of Sellers, any Company Entity or any other Person acting at the direction or on behalf of Sellers pursuant to this Section 6.13 shall have any Liability to any Financing Sources or prospective Financing Sources in connection with the activities contemplated above (other than Representation and Authorization Letters).  Except to the extent disclosed to potential investors and lenders in connection with the Commitment Letters and the marketing of the debt financing thereunder, all non-public information or otherwise confidential information regarding the Company Entities obtained by Buyer shall be kept confidential in accordance with the Confidentiality Agreement.

6.14        Seller Parent Guaranty.

(a)          Seller Parent guarantees irrevocably, absolutely and unconditionally and as a primary obligation that Sellers shall fully, completely and timely pay and perform all their obligations and assume all their Liabilities as and when the same shall become due (i) to Buyer pursuant to this Agreement (including with respect to any post-Closing purchase price adjustment contemplated by Section 2.3) and (ii) to Buyer Indemnified Parties pursuant to Section 8.2(a) of this Agreement (the “Seller Guaranteed Obligations”).  The Seller Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the guarantees of Seller Parent set forth in this Section 6.14(a).

(b)          This Section 6.14 is a guaranty of payment and performance and not of collection.  Without waiving any of Seller Parent’s rights expressly provided hereunder (including under Section 6.14(c)), the guaranty provided for herein is effective as a waiver of, and Seller Parent hereby expressly waives, any and all rights to which it (i) may otherwise have been entitled under any suretyship Laws in effect from time to time in the State of New York, (ii) any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by Buyer, and (iii) promptness, diligence, acceptance, presentment, demand, protest and any notice of any kind not expressly and specifically provided for herein.  The obligations of Seller Parent hereunder shall be continuing, absolute and unconditional and, without limiting the generality of the foregoing, so long as any portion of the Seller Guaranteed Obligations shall remain outstanding, shall not be released, discharged or otherwise affected by (except as set forth in and subject to Section 6.14(c)) (A) any invalidity, illegality or unenforceability against Sellers of this Agreement, the Transaction Documents or any other agreement executed pursuant hereto or thereto; (B) any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of this Agreement, the Transaction Documents or any other agreement executed pursuant hereto or thereto; (C) any exercise or non-exercise by Buyer of any right or privilege under this Agreement, the Transaction Documents or any other agreement executed pursuant hereto or thereto or any notice of such exercise or non-exercise; (D) any extension, renewal, settlement, compromise, waiver or release in respect of any Seller Guaranteed Obligation, by operation of law or otherwise, or any assignment of any Seller Guaranteed Obligation by Buyer or any of its Affiliates; (E) any change in the corporate existence structure or ownership of Sellers; (F) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Sellers or their respective assets or any resulting release or discharge of any Seller Guaranteed Obligation; (G) any requirement that Buyer or any of its Affiliates or Buyer’s Parent exhaust any right or remedy or take any action against Sellers or any other Person before seeking to enforce the obligations of Seller Parent under this Section 6.14; (H) the existence of any defense, set-off or other rights (other than a defense of payment or performance) that Seller Parent may have at any time against Sellers or any other Person, whether in connection herewith or any unrelated transactions; (I) any other act or failure to act or delay of any kind by Sellers or any other Person; or (J) any other circumstance whatsoever that might, but for the provisions of this Section 6.14, constitute a legal or equitable discharge of the Seller Guaranteed Obligations or the obligations of Seller Parent hereunder, including all defenses of a surety.

(c)          The obligation of Seller Parent under this Section 6.14 is specifically limited to payment and performance in respect of the Seller Guaranteed Obligations required to be made by Sellers under this Agreement, subject to any and all rights, set-offs, offsets, claims, counterclaims, limitations, qualifications and other defenses, solely to the extent that each of the foregoing are available to Sellers under this Agreement.  To the extent Sellers are relieved of all or any portion of the Seller Guaranteed Obligations by satisfaction thereof (including by any payment hereunder) or pursuant to any express written agreement between Buyer and Sellers, Seller Parent shall be similarly relieved, to such extent, of its obligations under this Section 6.14.  Seller Parent has no obligation to any Person relating to, arising out of or in connection with this Section 6.14 or otherwise under this Agreement or the Transaction Documents, other than as expressly set forth herein.

6.15        Non-Solicitation; Non-Competition.

(a)          From and after (and subject to) the Closing and for a period of twenty-four (24) months thereafter, Seller Parent and Sellers shall not, and shall cause their respective Affiliates not to, solicit or attempt to solicit for employment, hire or attempt to hire, any person who is a director, manager, officer or employee of the Company Entities or of the DE Business; provided, however, that the foregoing shall not prevent Seller Parent, Sellers or their Affiliates from making any general solicitation of employment in a trade journal or newspaper or other publication or internet job posting site not specifically targeted at any such director, manager, officer or employee of the Company Entities or of the DE Business; provided, that no hiring occurs as a result thereof.

(b)          From and after (and subject to) the Closing and for a period of five (5) years thereafter, Seller Parent and Sellers shall not, and shall cause their respective Affiliates not to, own, operate, manage, advise or control, directly or indirectly, on their own behalf or on behalf of any other Person (other than Buyer or any of its Affiliates) anywhere in the world, any Competitive Business; provided, however, that the foregoing shall not prevent Seller Parent, Sellers or their Subsidiaries from (i) acquiring and holding up to a two percent (2%) passive investment in any Competitive Business (provided that none of Seller Parent, Sellers or their Subsidiaries has any right to manage or otherwise direct (or participate in the management or direction of) the operations of such Competitive Business, including through the appointment of any representative to the board of directors or similar governing body of such Competitive Business), (ii) acquiring, directly or indirectly through any of its Affiliates, and thereafter owning, operating, managing, advising or controlling, any entity that engages in any Competitive Business as long as (x) such Competitive Business accounts for less than fifteen percent (15%) of such entity’s consolidated revenues for its most recently completed fiscal year prior to such acquisition and (y) Seller Parent, Sellers or their Affiliates, as applicable, divest such Competitive Business within eighteen (18) months after the acquisition of such entity, and (iii) continuing to engage in activities contemplated under or in connection with the Chemtrade Arrangements.

(c)          The Parties agree that for applicable Tax purposes no portion of the Purchase Price shall be allocated to the covenants and agreements contained in this Section 6.15 (it being understood that this sentence shall not be construed as a limitation on Damages arising out of any breach of this Section 6.15).

6.16        IP Matters.

(a)          As soon as reasonably practicable but in no event more than thirty (30) days after the Closing Date, Buyer shall, at its sole cost and expense, make any and all filings with any office, agency or body necessary to effect the elimination of any use of the Seller Marks from the company names of any Company Entities and, subject to the penultimate sentence of this Section 6.16(a), in no event more than nine (9) months after the Closing Date, remove, cover or conceal from all of the assets and properties of the Company Entities and the Transferred Assets any and all Seller Marks.  The Seller Parent (on behalf of itself and its Affiliates) hereby grants to Buyer, the Company Entities and their respective Affiliates a worldwide, fully paid-up, royalty free, non-exclusive license, to use any Trademarks that are owned by Seller Parent or any of its Affiliates (including the Seller Marks) and that were used in the Business as of the Closing, (1) for nine (9) months following the Closing, in connection with any existing, pre-printed literature and packaging materials and (2) with respect to all other uses, for six (6) months following the Closing; provided, that such Trademarks are used solely for the Business and in substantially the same manner as such Trademarks were used in the Business as of the Closing; provided further, that Buyer shall ensure that any products of the Business bearing the Seller Marks or otherwise distributed or sold under the Seller Marks are of at least the same level of quality as the same applicable products manufactured and sold by Sellers or their applicable Affiliates prior to the Closing Date.  Such use of the Seller Marks shall be subject to all generally applicable style and other usage guidelines in effect and used in the Business, for the Seller Marks immediately prior to the Closing Date (which guidelines have been made available to Buyer or are known by the Transferred Employees).  All goodwill associated with such use of the Seller Marks shall inure solely to the benefit of Seller or its applicable Affiliates.  Notwithstanding anything to the contrary contained herein, nothing in this Section 6.16(a) shall prohibit the Buyer, the Company Entities or their respective Affiliates from using such Trademarks (and shall not be considered to be in breach of this Section 6.16(a) as a result of the use of such Trademarks) for internal purposes (provided that Buyer, the Company Entities and their respective Affiliates reasonably endeavor to remove such appearances of the Seller Marks in the ordinary course of the operation of the Business) or in a manner that does not constitute trademark infringement, including for purposes of regulatory filings, describing the past ownership or affiliation of the Business, or for fair use. As of the Closing, subject to Section 6.16(b), Seller Parent shall cease using, and shall cause its Affiliates to cease using, all Trademarks owned by the Company Entities.

(b)          Subject to the following provisions of this Section 6.16(b), Sellers and their Affiliates shall, within nine (9) months after the Closing Date, remove, cover or conceal from all of the assets and properties of Sellers and their Affiliates the mark “PHOS-CHEK”.  Buyer (on behalf of itself and its Affiliates, including, following the Closing, the Company Entities) hereby grants to Sellers and their Affiliates a worldwide, fully paid-up, royalty free, non-exclusive license, to use the mark “PHOS-CHEK” for nine (9) months following the Closing, in connection with any existing, pre-printed literature and packaging materials of Sellers and their Affiliates for the Phos-Chek P30, Phos-Chek P30F, Phos-Chek P42 and Phos-Chek 720 products; provided, that such mark is used solely for Sellers’ and their Affiliates’ respective businesses related to such products and in substantially the same manner as such mark was used in such businesses as of the Closing; provided further, that Sellers shall ensure that any products of Sellers’ and their Affiliates’ respective businesses bearing the mark “PHOS-CHEK” or otherwise distributed or sold under such mark are of at least the same level of quality as such products manufactured and sold by Sellers or their applicable Affiliates prior to the Closing Date.  Such use of the mark “PHOS-CHEK” shall be subject to all generally applicable style and other usage guidelines in effect for such mark immediately prior to the Closing Date.  All goodwill associated with such use of the mark “PHOS-CHEK” shall inure solely to the benefit of Buyer or the Company Entities or their applicable Affiliates.  Notwithstanding anything to the contrary contained herein, nothing in this Section 6.16(b) shall prohibit Sellers and their Affiliates from using the mark “PHOS-CHEK” (and shall not be considered to be in breach of this Section 6.16(b) as a result of the use of such mark) for internal purposes (provided that Sellers and their Affiliates reasonably endeavor to remove such appearances of the mark in the ordinary course of the operation of their businesses) or in a manner that does not constitute trademark infringement, including for purposes of regulatory filings, describing the past ownership or affiliation of the Business or for fair use.  For the avoidance of doubt, nothing in this Agreement shall limit or restrict Sellers or their respective Affiliates from use of any PHOS-formative marks other than “PHOS-CHEK” or marks constituting an abbreviation or extension thereof or that are likely to cause confusion therewith (other than confusion solely due to the use of the word “PHOS”).

(c)          Each of the Sellers and the Seller Parent (on behalf of each of itself and its Affiliates) hereby grants (and hereby causes their respective Affiliates to grant) to the Licensed Buyer Entities, effective as of the Closing, a worldwide, fully paid-up, royalty-free, irrevocable, non-terminable, perpetual, non-exclusive license under and to any Intellectual Property (other than Trademarks) owned as of the Closing Date by Sellers or any of their Affiliates and used or held for use in, or necessary for, the conduct of the Business (the “Seller Retained Licensed IP”), including to make, have made, use, sell, offer to sell, and import any product or service, to reproduce, make derivative works of, distribute, display and perform any work, and to use the Seller Retained Licensed IP, in each case, solely in the conduct of the Licensed Business.  “Licensed Buyer Entities” means, together with their respective successors and permitted assigns, (i) Buyer and the Company Entities, and (ii) their respective Affiliates. “Licensed Business” means (a) the fire safety field, including the research, design, development, manufacture, production, marketing, or sale of, or application science or logistics services with respect to, fire retardants, class A foam or gel, class B foam, or fuel gelling agent (including the Phos-Chek, Fire-Trol and Auxquimia products and including for wildland, municipal, industrial or residential applications, but excluding, for the avoidance of doubt, brominated, phosphorous and magnesium fire retardants for various plastic, textile and polyurethane applications), or the supply of such products or related equipment or services and (b) the research, design, development, manufacture, production, marketing, or sale of, or application science or logistics services with respect to, phosphorus pentasulfide or the supply thereof or related equipment or services, and, in each case, with respect to the foregoing clauses (a) and (b), including as engaged in by Seller Parent or any of its Subsidiaries as of, or in the six (6) months preceding, the date hereof or the Closing Date.

(d)          The license granted pursuant to this Section 6.16 includes the right to sublicense (including through multiple tiers) provided, however, that the Licensed Buyer Entity that so sublicenses the rights granted hereunder shall remain responsible for the breach of its terms by any sublicensee. The Buyer Licensed Entities may assign and otherwise transfer the license granted pursuant to this Section 6.16, (i) in whole or in part, to any lender or other financing source as collateral security, (ii) in whole, to an Affiliate, or (iii) in whole or in part, in connection with any assignment, sale, merger, or other transfer of all or any part of the business or a product line of any Licensed Buyer Entity (regardless of the form of transaction or series of transactions), provided, however, that in the case of a partial assignment, such assignment shall be limited to the Seller Retained Licensed IP relating to the business or product line which is the subject of the transaction.  In the event that at any time a Party identifies a patent that such Party actually knows constitutes Seller Retained Licensed IP, such Party shall notify the other Party of such patent.

(e)          In the event that a Party breaches this Section 6.16, such Party shall be entitled to seek specific performance and injunctive relief against further violations, as well as any other remedies available at law or in equity.

(f)          The Parties agree that for applicable Tax purposes no portion of the Purchase Price shall be allocated to the rights of Buyer, the Company Entities or their respective Affiliates contained in this Section 6.16 (it being understood that this sentence shall not be construed as a limitation on Damages arising out of any breach of this Section 6.16).

6.17        Further Assurances; Wrong Pockets.

(a)          Subject to Section 6.11, at any time and from time to time after the Closing Date, without further consideration, each Party shall, at the reasonable request of the other Party, execute and deliver such further instruments and take such further action as may be necessary in order to carry out the purposes and intents of this Agreement and the Transaction Documents (including to vest in Buyer all right, title and interest in and to any Transferred Asset and to vest in Sellers or their Affiliates all right, title and interest in and to any Retained Asset).

(b)          In the event that, on or after the Closing, any Party receives payments or funds or, in the case of Sellers, retain Transferred Assets, or in the case of Buyer, receives Retained Assets, or such Party discovers funds or, in the case of Sellers, Transferred Assets, or in the case of Buyer, Retained Assets, due or belonging to the other Party pursuant to the terms hereof or any of the Transaction Documents, then the Party receiving or discovering such payments or funds or, in the case of Sellers, Transferred Assets, or in the case of Buyer, Retained Assets shall promptly forward or transfer or cause to be promptly forwarded or transferred such payments or funds or, in the case of Sellers, Transferred Assets, or in the case of Buyer, Retained Assets, to the proper Party (with appropriate endorsements, as applicable), for no additional consideration and will account to such other Party for all such receipts.  The Parties acknowledge and agree that, except as otherwise provided in this Agreement, there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Documents.  Without limiting the foregoing provisions of this Section 6.17, Sellers agree that Buyer shall, following the Closing, have the right and authority to endorse any checks or drafts received by Buyer or any its Affiliates in respect of any account receivable of the Business included in the Transferred Assets or reflected as a current asset in the Closing Working Capital and Sellers shall furnish to Buyer such evidence of this authority as Buyer may reasonably request.

6.18        Exclusivity.  During the period from the date hereof until the earlier of the Closing Date or the valid termination of this Agreement pursuant to Article IX, Sellers and Seller Parent will not, nor will they authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly: (a) solicit or knowingly encourage, facilitate or induce, or take any other action reasonably likely to facilitate, any inquiry, expression of interest, proposal or offer concerning the sale or other conveyance of any portion of the Company Entities, the Transferred Assets and/or the Business as an alternative to the transactions contemplated by this Agreement (an “Acquisition Proposal”) from any Person other than Buyer or its Affiliates or Representatives, (b) deliver or make available to any Person any Confidential Information or afford access to the properties, books, records, facilities or personnel of the Company Entities, the Transferred Assets or the Business to any Person (other than Buyer or its Affiliates or Representatives, or as required by any Governmental Authority or under applicable Law or Order) relating to or in connection with any Acquisition Proposal or (c) negotiate, or accept any proposals, offers or inquiries from, or enter into any Contract with, any Person relating to or in connection with any Acquisition Proposal.  Sellers and Seller Parent will immediately cease, and direct their respective Affiliates and Representatives to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal and shall terminate access to any information or materials by such third parties, including through any online or virtual data room, and shall instruct all such third parties to promptly return or destroy any such information access or obtained prior to the date hereof.  In the event that the Sellers or Seller Parent or any of their respective Affiliates or Representatives receives an unsolicited Acquisition Proposal from any Person after the date hereof and prior to the Closing Date, Sellers or Seller Parent, as applicable, will provide Buyer with notice of such event, without any obligation to disclose the identity of such Person or the terms of such Acquisition Proposal.

6.19        Preparation of Business Financial Statements.  From and after the date hereof, Seller Parent shall, and shall cause its relevant Subsidiaries and Representatives to, use reasonable best efforts to cooperate with and assist Buyer with the preparation of audited “carve-out” combined financial statements with respect to the Company Entities and the Business for their fiscal year ending December 31, 2017 on substantially the same basis as the Audited Financial Statements were prepared; provided, that (a) there shall be no obligation to deliver such audited financial statements prior to the Closing, (b) Seller Parent and its Subsidiaries and Representatives shall not have any obligation to provide access to its books and records (including the Retained Books and Records), properties, officers, directors, agents or Representatives in connection with this Section 6.19 except to the extent that the independent accountants engaged by Seller Parent in connection with the preparation of such audited financial statements determine that access to such books and records, properties, officers, directors, agents or Representatives, in each case as they relate to the Company Entities, the Transferred Assets and/or the Transferred Liabilities is necessary, or reasonably appropriate or desirable, in order to allow such independent accounting firm to prepare such financial statements in accordance with IFRS (and such access shall cease to be available on the date that such audit is issued by such independent accounting firm) and (c) Buyer shall promptly reimburse Seller Parent for all reasonable and documented out-of-pocket fees and expenses (including the fees and expenses of no more than one firm of independent accountants but which shall not include, for the avoidance of doubt, the fees, costs or expenses associated with Seller Parent’s employees or internal resources) incurred by Seller Parent and its Subsidiaries and Representatives in connection with the preparation of such audited financial statements.

6.20        Lien Releases.  Sellers shall use their reasonable best efforts to deliver customary lien terminations and releases and instruments of discharge (with initial drafts delivered at least five (5) Business Days prior to the Closing Date), in form and substance reasonably satisfactory to Buyer, providing for the discharge and termination in full of all Liens (other than Permitted Liens) attaching to any of the Business, the Transferred Assets or the Company Entities to be extinguished at or prior to the Closing which Buyer identifies to Sellers no less than ten (10) Business Day prior to the Closing Date.

6.21        Required Consents.  Buyer and Sellers shall cooperate in good faith to seek to obtain the consents set forth on Section 7.2(f) of the Seller Disclosure Schedule as promptly as practicable following the date hereof.  Furthermore, Sellers shall use commercially reasonable efforts to seek to obtain the consents set forth on Section 7.2(f)(i) of the Seller Disclosure Schedule prior to seeking to obtain the consents set forth on Section 7.2(f)(ii) of the Seller Disclosure Schedule and shall consult with Buyer in good faith prior to, and in connection with, seeking the consents set forth on Section 7.2(f)(ii) of the Seller Disclosure Schedule.

6.22        Entry into Supply Agreements.  Prior to the Closing, the Parties shall (a) negotiate in good faith to amend and modify the Pass-Through Supply Agreement in accordance with Attachment I thereto and, to the extent applicable, (b) negotiate and finalize the Supplemental Supply Agreement, to the extent applicable.

6.23         Bank Accounts.  From and after the Closing and until the earlier of (a) the date that is two (2) months after the Closing and (b) the last date on which the banks set forth in Section 4.26 of the Seller Disclosure Schedule permit such Bank Accounts to be maintained by Sellers after the Closing (the “Account Closure Date”), Sellers shall maintain the Bank Accounts for the purposes of accepting and forwarding or otherwise transferring payments or funds owing to Buyer or its Affiliates in respect of the Business pursuant Section 6.17, and following such Account Closure Date, Sellers shall instruct such banks to forward payments or funds owing to Buyer or its Affiliates in respect of the Business pursuant to Section 6.17 to an account designated by Buyer to Sellers.

ARTICLE VII.

CONDITIONS PRECEDENT

7.1          Conditions to the Obligations of Each Party.  The respective obligations of each Party to consummate and cause the consummation of the transactions contemplated hereby are subject to the satisfaction or waiver in writing by such Party at or before the Closing Date of each of the following conditions:

(a)          Injunctions; Illegality.  No Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b)          Governmental Approvals. All Consents from Governmental Authorities set forth on Schedule D, shall have been obtained, including the expiration or termination of any applicable waiting periods (and any extensions thereof).

7.2          Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate and cause the consummation of the transactions contemplated hereby are subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of the following further conditions:

(a)          Performance.  Seller Parent and each Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.

(b)          Representations and Warranties.  The representations and warranties set forth in Article III and Article IV (other than the Fundamental Representations of Seller Parent or any of the Sellers), (except for the representation set forth in Section 4.17(b), without giving effect to any Materiality Exceptions), shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.  The Fundamental Representations of Seller Parent or any of the Sellers (without giving effect to any Materiality Exceptions), shall be true and correct in all material respects, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date.

(c)          Intercompany Transfers.  Sellers shall have effected the Intercompany Transfers pursuant to Section 6.11 and in accordance with Exhibit G.

(d)          No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e)          Closing Deliverables.  Sellers shall have delivered or caused to be delivered to Buyer the items set forth in Section 2.5(b) (disregarding for these purposes Section 2.5(b)(ix)), in each case duly executed by the applicable Sellers party thereto.

(f)          Required Consents.  (i) The Consents set forth on Section 7.2(f)(i) of the Seller Disclosure Schedule shall have been obtained and copies of the agreements or other instruments effecting and evidencing the same shall have been delivered to Buyer and (ii) either (A) the Consent set forth on Section 7.2(f)(ii)(A) of the Seller Disclosure Schedule shall have been obtained and copies of the agreements or other instruments effecting and evidencing the same shall have been delivered to Buyer, or (B) the Consent set forth on Section 7.2(f)(ii)(B) of the Seller Disclosure Schedule shall have been obtained and Seller shall have delivered an executed counterpart to Buyer of (1) the Pass-Through Supply Agreement and (2) if the agreement set forth on Section 7.2(f)(ii)(B)(2) of the Seller Disclosure Schedule has been amended as permitted by Section 6.1(b)(viii) of the Seller Disclosure Schedule, the Supplemental Supply Agreement.

7.3          Conditions to the Obligations of Seller Parent and Sellers.  The obligations of Seller Parent and Sellers to consummate and cause the consummation of the transactions contemplated hereby are subject to the satisfaction or waiver by Seller Parent and Sellers, on or prior to the Closing Date, of the following further conditions:

(a)          Performance.  Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.

(b)          Representations and Warranties.  The representations and warranties set forth in Article V, disregarding all qualifications herein relating to materiality or Buyer Material Adverse Effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(c)          Closing Deliverables.  Buyer shall have delivered or caused to be delivered to Sellers the items set forth in Section 2.5(c).

ARTICLE VIII.

SURVIVAL; INDEMNIFICATION

8.1          Survival of Representations and Warranties.  Each representation and warranty in this Agreement and in any Closing Certificate and each covenant in this Agreement which by its terms is to be performed at or prior to the Closing shall survive the Closing for a period of twelve (12) months thereafter, other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.6, Section 4.1, Section 4.2(a), Section 4.2(b) Section 4.5, Section 4.6, Section 5.1, Section 5.2, Section 5.9, and Section 5.10 (the “Fundamental Representations”) and in Section 4.9 (the “Tax Representation”).  Each of the Fundamental Representations and the Tax Representation (other than the representations and warranties set forth in Section 4.9(i) and Section 4.9(j)) shall survive the Closing until the date which is forty-eight (48) months after the Closing.  The representations and warranties set forth in Section 4.9(i) and Section 4.9(j) shall not survive the Closing.  Each covenant in this Agreement which by its terms is to be performed following the Closing shall survive the Closing Date until fully performed or, if a time period for performance is not specified, for a period of six (6) years following the Closing; provided that the indemnification obligations set forth in Section 8.2(a)(iv) shall survive for a period of forty-eight (48) months following the Closing.  It is the express intent of the Parties that, if the applicable survival period for a representation or warranty or covenant or agreement as contemplated by this Section 8.1 is longer than the statute of limitations period that would otherwise have been applicable to such representation or warranty or covenant or agreement, then by virtue of this Agreement, the Parties agree that the applicable statute of limitations period with respect to such representation or warranty or covenant or agreement shall be contractually extended to the longer survival period contemplated by this Section 8.1.  The Parties further acknowledge that the time periods set forth in this Section 8.1 are the result of arms‑length negotiation among the Parties and that they intend for the time periods to be enforced as agreed among the Parties to the fullest extent permitted by applicable Law.  None of Seller Parent, Sellers or Buyer shall have any Liability whatsoever with respect to any such representations, warranties or covenants from and after the time that such representation, warranty or covenant ceases to survive hereunder; provided, that any representation, warranty or covenant that would otherwise terminate in accordance with this Section 8.1 shall continue to survive, and the Parties shall continue to have Liability with respect thereto, if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Section 8.4 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 8.4.

8.2          Indemnification.

(a)          Subject to the other provisions of this Article VIII, from and after the Closing, Sellers shall, on a joint and several basis, indemnify the Buyer Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Damages (including, for the avoidance of doubt, Damages arising from claims other than Third Party Claims) suffered, incurred or sustained by any of them resulting from, arising out of or relating to (i) any breach of any representations and warranties made by Seller Parent or any of the Sellers herein or in any Seller Closing Certificate; (ii) any nonfulfillment of or failure to perform any covenant on the part of Seller Parent or any of the Sellers in this Agreement; (iii) any Retained Liability; (iv) any and all (A) Income Taxes of the Company Entities for any Pre-Closing Period (as determined pursuant to Section 6.8(e)(iii)), (B) Income Taxes of any Person (other than the Company Entities) imposed on the Company Entities (i) as a result of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law as a result of having been a member of a consolidated, combined or similar Tax group prior to the Closing or (ii) as a transferee or successor as a result of actions or transactions occurring prior to the Closing, (C) Taxes (including Transfer Taxes and VAT) solely attributable to the transactions described in Section 6.11, or (D) Taxes of FCS arising as secondary liability pursuant to Sec. 75 German Tax Code (Abgabenordnung – AO) or liability under Sec. 25 German Commercial Code (Handelsgesetzbuch – HGB); (v) any Liability (other than Liabilities in respect of Taxes) to the extent attributable to or arising out of any of the Intercompany Transfers (however implemented) or the transactions contemplated by Section 6.11; (vi) any Indebtedness of the Sellers, Seller Parent, the Company Entities or the Business Entities arising prior to the Closing Date and (vii) any Seller Transaction Expenses (other than Accrued and Unpaid Taxes).

(b)          Subject to the other provisions of this Article VIII, from and after the Closing, Buyer shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Damages suffered, incurred or sustained by any of them resulting from, arising out of or relating to: (i) any breach of any representations and warranties made by Buyer herein or in any Buyer Closing Certificate; (ii) any nonfulfillment of or failure to perform any covenant on the part of Buyer in this Agreement; or (iii) any Transferred Liability.

8.3          Damages Limitations.

(a)          Subject to the other provisions of this Article VIII, Sellers shall not be liable for any individual claim or group of related claims (based on the same facts or circumstances) by any Buyer Indemnified Party pursuant to Section 8.2(a)(i) (other than with respect to any breach of any Fundamental Representation of Seller Parent or Sellers or any breach of any Tax Representation), unless and until the Buyer Indemnified Parties have suffered, incurred or sustained Damages thereunder in excess of an amount equal to two hundred thousand ($200,000) (the “Minimum Threshold”).  Subject to the other provisions of this Article VIII, Sellers shall not be liable for any claims by any Buyer Indemnified Party pursuant to Section 8.2(a)(i) (other than with respect to any breach of any Fundamental Representation of Seller Parent or Sellers, any breach of any Tax Representation or any breach of the representation in Section 4.7(d) (the “Sufficiency Representation”)) until the aggregate amount of all Damages with respect to such claims in excess of the Minimum Threshold exceeds one-half percent (0.5)% of the Base Purchase Price (the “Deductible”), in which case, such Buyer Indemnified Parties shall only be entitled to the amount of such Damages that exceeds the Deductible. Subject to the other provisions of this Article VIII, Sellers shall not be liable for any claims by any Buyer Indemnified Party pursuant to Section 8.2(a)(i) with respect to the Sufficiency Representation until the aggregate amount of all Damages with respect to such claims in excess of the Minimum Threshold exceeds $500,000, in which case, such Buyer Indemnified Parties shall be entitled to dollar one of Damages with respect thereto.

(b)          Sellers’ maximum aggregate Liability for Damages for (i) claims pursuant to Section 8.2(a)(i) (other than with respect to any breach of any Fundamental Representation of Seller Parent or any of the Sellers or the Tax Representation or Sufficiency Representation of any of the Sellers) shall be limited to an amount equal to one-half percent (0.5%) of the Base Purchase Price (the “Cap”), (ii) all claims pursuant to Section 8.2(a)(i) (with respect to any breach of any Fundamental Representation of Seller Parent or any of the Sellers or the Tax Representation or Sufficiency Representation of any of the Sellers), (ii), (iv), (v), (vi) and (vii) shall be limited to an amount equal to the Purchase Price.  For the avoidance of doubt, Sellers’ Liability for Damages for claims pursuant to Section 8.2(a)(iii) shall not be subject to any of the foregoing limitations.  For the avoidance of doubt, none of the limitations on Liability for Damages for indemnification claims set forth in this Section 8.3 which solely and expressly limit or solely and expressly apply to indemnification claims pursuant to Section 8.2(a)(i) shall limit or otherwise apply to any indemnification claims pursuant to Sections 8.2(a)(ii)–(vii), regardless and irrespective of the fact that any Buyer Indemnified Party could or would be entitled to seek Damages against Sellers pursuant Section 8.2(a)(i) for the same facts, circumstances or matters pursuant to Sections 8.2(a)(ii)–(vii).

(c)          The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement shall be reduced by (i) any amounts actually received (including amounts received under insurance policies, including any R&W Insurance policy obtained by Buyer or its Affiliates) by or on behalf of any Indemnified Party or its Affiliates from third parties, net of any costs and expenses (including Taxes, increased premiums or deductibles paid) of obtaining any such amounts and (ii) the amount by which the cash Tax liability of the Indemnified Party or any of its Affiliates, with respect to the taxable year of such Damages or the immediately succeeding taxable year, is actually reduced as a result of such Damages (determined by comparing the actual Tax liability of such Person with the Tax liability that would have existed but for the Damages) net of any costs and expenses (including Taxes) of obtaining any such reduction (such amounts are collectively referred to herein as “Indemnity Reduction Amounts”).  If any Indemnified Party or its Affiliates receives any Indemnity Reduction Amounts in respect of a claim for which indemnification has been made under this Agreement after (1) the full amount of Damages for such claim has been paid by any Indemnifying Party or (2) any portion of Damages for such claim has been paid by any Indemnifying Party and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party shall promptly remit to the Indemnifying Party the amount (if any) by which (A) the amount previously paid by the Indemnifying Party in respect of such claim exceeds (B) the amount that would have been payable by the Indemnifying Party if such Indemnity Reduction Amounts had been received before the amount in clause (A) was paid.  Other than in the case of Intentional Fraud, an insurer or other third party that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit by virtue of the indemnification provisions herein to which it would not be entitled receive in the absence of such indemnification provisions.  Buyer shall not, and, after the Closing, shall cause the Company Entities not to, amend or modify the R&W Insurance in any manner that seeks to provide for subrogation of rights against Sellers or any of their Affiliates with respect to any claim made by an insured party thereunder as a result of any alleged breach or any representation or warranty of Seller Parent or Seller hereunder or in any Seller Closing Certificate (except in the case of fraud), without the prior written consent of Sellers.  Each of Sellers and Buyer, shall, to the extent required by applicable Law, take all commercially reasonable actions to mitigate Damages; provided that, the foregoing shall not require Buyer to seek recovery first under the R&W Insurance with respect to any claim for Damages.

(d)          Notwithstanding anything to the contrary in this Agreement, Sellers shall have no obligation to indemnify Buyer Indemnified Parties from and against any and all Damages arising under Section 8.2(a)(i) (in relation to a breach of the representations and warranties set forth in Section 4.13) to the extent such Damages (i) relate to or result from any soil or groundwater contamination by any Hazardous Material identified (A) through any intrusive environmental sampling or analysis conducted by or at the direction of the Buyer Indemnified Parties after the Closing, or (B) as a result of any notice or report to any Governmental Authority made by or at the direction of the Buyer Indemnified Parties after the Closing, in either case of (A) or (B), that is not (1) required by Environmental Laws or a Governmental Authority (not otherwise at the suggestion or request of any Buyer Indemnified Parties), (2) conducted in response to facts or conditions indicating a potential material risk to health or the environment, (3) conducted in connection with defending against or otherwise responding to a Third-Party Claim, (4) conducted to comply with any requirements in any Real Property Leases to perform any such sampling or analysis or make such notice or report, or (5) conducted in connection with the bona fide construction, renovation, demolition, removal or expansion of improvements at any real property where such construction, renovation, demolition, removal or expansion does or would reasonably be expected to require access to, or disturbance of, soil or groundwater, and (ii) arise from an action taken by the Buyer Indemnified Parties, but only to the extent to which such action is not necessary to, in a reasonably cost effective manner, attain or maintain compliance with or satisfy remedial obligations or Liabilities under Environmental Laws or any requirements in any Real Property Leases.  Sellers’ obligation to indemnify the Buyer Indemnified Parties with respect to any obligations arising under Environmental Laws to the extent relating to the investigation, cleanup or remediation of any Hazardous Material at, on or under the property listed on Section 4.7(a) and Section 4.7(b) of the Seller Disclosure Schedule shall be limited to those actions (iii) required to implement a reasonably cost-effective remedy necessary to attain or maintain compliance with Environmental Laws, including the use of proposed engineered barriers or institutional or other land use controls and restrictions, and (iv) conducted in a manner that is consistent with meeting the minimum applicable remedial standards for continued industrial or commercial use of the relevant property or facility, except in each case of (iii) or (iv) to the extent such barriers or controls, standards or restrictions are not available, are not permitted by a Real Property Lease or would materially interfere with the use or operation of the property.

(e)          For purposes of determining whether there has been a breach and the amount of Damages that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation or warranty, except for the representation set forth in Section 4.17(b), shall be read without regard and without giving effect to any Materiality Exceptions in such representation or warranty.

(f)          From and after the Closing, without limiting Buyer’s obligations under Section 8.2(b), Sellers and Seller Parent shall not, and shall cause their respective Affiliates and each of their respective Representatives not to, seek contribution from any of the Buyer Indemnified Parties, the Company Entities or the Business with respect to any indemnification obligations of any Seller or Seller Parent hereunder.  Notwithstanding anything in this Agreement to the contrary, each of the Sellers and Seller Parent hereby agree that such Person shall not, and shall cause its respective Affiliates and Representatives not to, make any claim for indemnification against Buyer, the Company Entities, the Business, the Buyer Indemnified Parties or any of their respective Affiliates by reason of the fact that such Person is or was a stockholder or agent of the Company Entities or any of their respective Affiliates or is or was serving at the request of the Company Entities or any of their respective Affiliates as a director, officer, partner, trustee or agent of another entity with respect to any legal proceeding, complaint, claim or demand brought by any Indemnified Party against such Person pursuant to this Agreement or applicable Law or otherwise, and such Seller and Seller Parent shall not have any claim or right to contribution or indemnity from Buyer, the Company Entities, the Buyer Indemnified Parties or any of their Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise.

8.4          Method of Asserting Claims.  All claims for indemnification by any Indemnified Party under Section 8.2 shall be asserted and resolved as follows:

(a)          Any Indemnified Party making a claim for indemnification pursuant to Section 6.2 or Section 8.2 in connection with any Action which is asserted against or sought to be collected from such Indemnified Party by any Person other than a Party or Affiliate thereof (a “Third-Party Claim”) shall promptly deliver a Claim Notice to the Indemnifying Party in accordance with Section 8.4(b); provided, that the failure by any Indemnified Party to deliver such Claim Notice shall not impair such  Indemnified Party’s rights hereunder except to the extent that any Indemnifying Party has been prejudiced thereby, and then only to the extent of such prejudice.  In the event that any such Third-Party Claim is asserted against any Indemnified Party, the Indemnifying Party shall, at the Indemnifying Party’s expense, be entitled to participate in and to assume and control the defense of such Third-Party Claim, with counsel reasonably satisfactory to such Indemnified Party, and, after delivering written notice to such Indemnified Party of its election to assume and control the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection therewith; provided, that prior to assuming control of such Third-Party Claim, the Indemnifying Party shall first verify to the Indemnified Party in writing that the Indemnifying Party shall be fully responsible (with no reservation of any rights, but subject to the monetary limitations set forth in this Article VIII) for all Damages and obligations relating to such Third-Party Claim for indemnification and that it shall provide indemnification to the Indemnified Party with respect to such Third-Party Claim; provided further, that the Indemnifying Party shall not be entitled to assume control of such Third-Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third-Party Claim relates to or arises in connection with any criminal Action or any Action by a Governmental Entity, (ii) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party, (iii) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim, (iv) the Third-Party Claim is one of which the Indemnified Party has been advised by outside legal counsel that it has conflicting or adverse interests or is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (v) the Damages stemming from such Third-Party Claim are reasonably likely, after giving effect to all prior or pending indemnification claims (whether or not Third-Party Claims), to be less than the Deductible or greater than the Cap; provided further, that in the event that the Indemnifying Party elects to assume and control the defense thereof, the Indemnified Party may participate in such defense at the Indemnified Party’s expense.  If the Indemnifying Party does not elect to assume and control the defense of any Third-Party Claim, it shall not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Parties with respect to such Third-Party Claim (provided that, notwithstanding the foregoing, the Indemnified Parties shall also be entitled to retain local counsel, as necessary, the fees and expenses of which will be paid by the Indemnifying Party), unless the Indemnified Parties shall have been advised by outside legal counsel that representation of any such Indemnified Parties by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential conflicts of interest between them, in which case, the Indemnifying Party shall be obligated to pay the fees and expenses of such additional counsel as is necessary to address such conflicts.  No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim of which it has assumed and controls the defense hereunder without the consent of the Indemnified Party, to the extent such judgment or settlement would have an adverse impact on the Indemnified Party; provided, that such consent shall not be required if (i) the settlement agreement contains a full and unconditional release by all parties asserting the Third-Party Claim of all Indemnified Parties affected by such Third-Party Claim, (ii) the settlement does not involve or entail an injunction or equitable relief and is for monetary damages only, all of which will be paid by the Indemnifying Party, and (iii) the settlement does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party.  No Indemnifying Party shall be subject to any Liability for any settlement of any Third-Party Claim made without its consent, which consent shall not be unreasonably withheld or delayed; provided, that such consent shall not be required if the amount of Damages of the Indemnified Party resulting from such settlement or judgment which are not indemnifiable hereunder exceed the amount of Damages for which the Indemnified Party is indemnified hereunder.

(b)          Except with respect to Sellers’ Tax Return Damages (as defined below), in order to make a claim (including with respect to any Third-Party Claim) for indemnification pursuant to Section 6.2 or Section 8.2, an Indemnified Party shall deliver an Indemnity Notice promptly to the Indemnifying Party; provided, that the failure by any Indemnified Party to deliver such Indemnity Notice shall not impair such  Indemnified Party’s rights hereunder except to the extent that any Indemnifying Party has been prejudiced thereby, and then only to the extent of such prejudice.  The Indemnifying Party shall notify the Indemnified Party within thirty (30) days after its receipt of such Indemnity Notice as to whether the Indemnifying Party disputes its Liability for any claim set forth in the Indemnity Notice.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim set forth in the Indemnity Notice, or fails to notify the Indemnified Party within such thirty (30)-day period whether the Indemnifying Party disputes such claim, then the Indemnifying Party shall be deemed to be liable hereunder for indemnifying the Indemnified Party in respect of such claim, subject to the other provisions of this Article VIII, up to the amount of  Damages specified in the Indemnity Notice, when such Damages have been finally determined or when the Indemnifying Party and the Indemnified Parties have mutually agreed in writing as to the amount of such Damages, if earlier. Notwithstanding anything to the contrary in this Section 8.4(b), (i) at least three (3) days prior to the due date for any Pre-Closing Period Tax Return or Straddle Period Tax Return prepared in accordance with Section 6.8(b), the Sellers shall wire to the Buyer (or its applicable Affiliate) in immediately available funds an amount equal to the Taxes shown as due on such Tax Return for which the Sellers are liable pursuant to Section 8.2(a) (“Sellers’ Tax Return Damages”).

(c)          The Parties shall cooperate with one another with respect to resolving any Third-Party Claim with respect to which one Party is obligated to provide indemnification hereunder.

(d)          Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under this Agreement shall be paid without duplication.

(e)          Notwithstanding anything to the contrary in this Agreement, in the event of any conflict between this Section 8.4 and the provisions of Section 6.8, the provisions of Section 6.8 shall control with respect to any Tax Contest.

8.5          Remedies Limitations.

(a)          EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV and the SELLER CLOSING CERTIFICATE, THE COMPANY INTERESTS AND THE TRANSFERRED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS,” AND SELLERS AND THEIR RESPECTIVE AFFILIATES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE, OR QUALITY OF THE ASSETS OF THE COMPANY ENTITIES, THE TRANSFERRED ASSETS OR THE BUSINESS OR ANY PART THEREOF OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF SELLERS OR THEIR AFFILIATES AS THEY RELATE TO THE BUSINESS, THE TRANSFERRED ASSETS AND THE COMPANY INTERESTS, AND SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ANY OTHER REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS OR FITNESS FOR ANY PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF ASSETS OF THE COMPANY ENTITIES OR THE BUSINESS, INCLUDING THE TRANSFERRED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH AND LIABILITIES ARISING UNDER ENVIRONMENTAL LAWS (INCLUDING WITH RESPECT TO THE USE, PRESENCE, DISPOSAL OR RELEASE OF HAZARDOUS MATERIALS AND ANY LIABILITIES ARISING UNDER OR WITH RESPECT TO CERCLA OR ANY OTHER ANALOGOUS  FEDERAL, STATE OR FOREIGN LAW OR REGULATION), OR AS TO THE CONDITION OF THE ASSETS OF COMPANY ENTITIES, THE TRANSFERRED ASSETS OR THE BUSINESS OR ANY PART THEREOF, INCLUDING WHETHER SELLERS OR THEIR AFFILIATES POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE BUSINESS, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH HEREIN OR THE SELLER CLOSING CERTIFICATE.

(b)          None of the Seller Indemnified Parties and none of the Buyer Indemnified Parties shall be entitled to any recovery under this Agreement or any other Transaction Document following Closing for any of its or its Affiliates’ exemplary or punitive damages; provided, that the foregoing shall not apply to Third-Party Claims for which any Indemnifying Party is liable hereunder.

8.6          Exclusive Remedies.  From and after Closing, except for Intentional Fraud, the remedies set forth in Section 2.3, this Article VIII and Section 10.12 shall be the sole and exclusive remedy with respect to any and all claims relating, directly or indirectly, to the subject matter of this Agreement.  Without limiting the generality of the foregoing and subject to this Article VIII, Article IX, and Section 10.12, Buyer and Sellers hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (except for Intentional Fraud and claims under this Article VIII, Article IX, and Section 10.12) that it or any of their respective Affiliates may have against the other Party or any of its Affiliates (and Sellers waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action  that they or any of their respective Affiliates may have against the Financing Sources and agree not to bring, and to cause their respective Affiliates not to bring, and in no event to support, facilitate, encourage or take any action other than opposing the bringing of, any Action against the Financing Sources) with respect to the subject matter of this Agreement, whether in law or in equity.  Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims of Intentional Fraud.

8.7          Treatment of Indemnification Payments.  Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price allocable to the Company Interests or the Transferred Assets and Transferred Liabilities with respect to which such indemnification obligation arose for Tax purposes to the extent allowed under applicable Law.

8.8          Release. Except to the extent of any such Buyer Releasor’s or Seller Releasor’s rights and interest under this Agreement, any of the other Transaction Documents or the Confidentiality Agreement, which shall in no way be limited or otherwise modified by this Section 8.8, effective as of the Closing:

(a)          each Seller and Seller Parent, on behalf of itself and its direct and indirect Subsidiaries, Affiliates and Representatives, and each of their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and assigns of each of the foregoing (each a “Seller Releasor”), hereby absolutely and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, Buyer, each Company Entity and their respective past, present and future direct and indirect equity holders Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “Seller Releasee”) of, from and against, and agrees not to assert, any Actions, causes of action, Damages and Liabilities, of every kind, nature and description whatsoever, whether known or unknown, both in law and in equity, in each case, to the extent arising out of or related to Sellers’ and their Affiliates’ ownership of the Company Entities or operation of the Business, which such Seller Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever on or prior to the Closing Date.

(b)          Buyer, solely on behalf of the Company Entities (and not Buyer), and each of their respective, Affiliates and Representatives, and each of the respective successors (each a “Buyer Releasor”), hereby absolutely and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller Parent, each of the Sellers and their respective past, present and future direct and indirect equity holders Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “Buyer Releasee”) of, from and against, and agrees not to assert, any Actions, causes of action, Damages and Liabilities, of every kind, nature and description whatsoever, whether known or unknown, both in law and in equity, in each case, to the extent arising out of or related to Sellers’ and their Affiliates’ ownership of the Company Entities or operation of the Business, which such Buyer Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever on or prior to the Closing Date.

8.9          Limitations on Tax Losses.  Notwithstanding anything herein to the contrary, no Buyer Indemnified Party shall be indemnified for Damages relating to (a) any Taxes attributable to a Post-Closing Period (except for any such Taxes arising from a breach of the representations and warranties contained in 4.9(h)), it being understood that Taxes assessed or payable pursuant to any settlement or determination with respect to any Tax Contest of Pre-Closing Period Taxes that is contested in a Post-Closing Period shall not constitute Taxes attributable to a Post-Closing Period, (b) the amount or availability of any net operating loss, capital loss, Tax credit carryover or other Tax asset, (c) any action taken by Buyer or its Affiliates (including the Company Entities) on the Closing Date after the Closing outside the ordinary course of business, (d) any Taxes attributable to a breach of any covenant hereunder by Buyer or its Affiliates (including the Company Entities) or (e) any Taxes to the extent specifically identified as a liability in the determination of the Final Adjustment Amount or deducted from a Tax Refund pursuant to Section 6.8(g).

ARTICLE IX.

TERMINATION

9.1          Termination Events.  Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)          by mutual written consent of Sellers, on the one hand, and Buyer, on the other hand;

(b)          by either Sellers or Buyer, if:

(i)          any Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the Party seeking to terminate pursuant to this Section 9.1(b)(i) shall have complied with its obligations, if any, under Section 6.3 in all material respects; or

(ii)          the Closing Date shall not have occurred on or prior to the date that is one-hundred eighty (180) days from the date of this Agreement (the “Outside Date”); provided, that no Party may terminate this Agreement pursuant to this Section 9.1(b)(ii) if the failure of the Closing to occur on or before such date is primarily the result of a breach by such Party such that the conditions to closing set forth in Section 7.2(a) or Section 7.2(b) (if the breaching Party is Buyer) or Section 7.3(a) or Section 7.3(b) (if the breaching Party is Seller Parent or any Seller) are not capable of being satisfied;

(c)          by Sellers, if: (i) any of the representations and warranties of Buyer in Article V shall fail to be true and correct or (ii) there shall be a breach or failure to perform by Buyer of any covenant of Buyer in this Agreement that, in either case, (A) in a manner such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be capable of being satisfied and (B) is not curable or, if curable, is not cured by the day that is five (5) Business Days prior to the Outside Date; provided, that Sellers may not terminate this Agreement pursuant to this Section 9.1(c) if Sellers are in breach of this Agreement in a manner such that the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not be capable of being satisfied;

(d)          by Buyer, if: (i) any of the representations and warranties of Seller Parent or any of the Sellers in Article IV shall fail to be true and correct or (ii) there shall be a breach or failure to perform by Seller Parent or any of the Sellers of any covenant of Seller Parent or any of the Sellers in this Agreement that, in either case, (A) in a manner such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be capable of being satisfied and (B) is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Buyer to Sellers and (2) the day that is five (5) Business Days prior to the Outside Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 9.1(d) if Buyer is in breach of this Agreement in a manner such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as applicable, would not be capable of being satisfied; and

(e)          by Sellers, if (i) the conditions set forth in Section 7.1 and Section 7.3 are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but each of which are capable of being satisfied at the Closing if the Closing were to occur), (ii) Buyer failed to consummate the Closing on the date the Closing was required to have occurred pursuant to Section 2.5(a), (iii) Sellers deliver to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 2.5(a) that all conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and each Seller and Seller Parent is ready, willing and able to proceed with Closing in accordance with Section 2.5(a) on such date and each Business Day during the three (3) Business Day-period immediately thereafter and (iv) within three (3) Business Days after Sellers’ delivery of such notice to Buyer, Buyer fails to consummate the Closing.

9.2          Effect of Termination.

(a)          In the event of the termination of this Agreement pursuant to Section 9.1 by Buyer, on the one hand, or Sellers, on the other hand, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect without further action by any Party, and there shall be no Liability hereunder on the part of Sellers or Buyer; provided, that Section 6.3(i), Section 6.4(a) this Article IX and Article X (and Article I as it relates to any of the foregoing) shall survive any termination of this Agreement; provided, further, that Buyer shall, and shall cause its Affiliates and Representatives to, either (at Buyer’s option) (i) return to Sellers or (ii) destroy (and deliver a certificate to Sellers confirming such destruction) all documents and other material received from Sellers, their respective Affiliates or their respective Representatives relating to the Company Entities, the Business, this Agreement or the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, and shall continue to comply with the terms of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination hereof.  If this Agreement is terminated pursuant to Section 9.1, then such termination shall be without Liability of any Party, except, subject to Section 9.2(b) Liability of any Party for any intentional and willful breach of this Agreement occurring prior to such termination (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost); provided, that in no event shall the aggregate amount (whether relating to the Termination Fee, any Damages, losses or other Liabilities directly or indirectly incurred or suffered by any Person) payable by Buyer or any of its Affiliates or Subsidiaries to any member of Seller Group for breaches or violations of this Agreement, including any willful, intentional or knowing breach, or any other agreement contemplated hereby, including the Transaction Documents, exceed $60,000,000 in the aggregate for all such breaches and violations.

(b)          If this Agreement is validly terminated by Sellers pursuant to Section 9.1(c) or Section 9.1(e), then Buyer shall pay to Sellers (in accordance with the Proportion allocable to each Seller as determined in accordance with Schedule C), by wire transfer of immediately available funds within ten (10) Business Days following the date of such valid termination, the amount equal to $60,000,000 (the “Termination Fee”); provided that on and following the date that is forty-five (45) days after a termination of this Agreement pursuant to this Article IX (the “Cutoff Date”), none of the Sellers shall have any right to seek or obtain the Termination Fee unless prior to the Cutoff Date, Sellers shall have commenced an action against the Buyer alleging that the Termination Fee is due and owing.  Until such time as Sellers terminate this Agreement pursuant to Section 9.1(c) or Section 9.1(e) and Buyer pays the Termination Fee in accordance with this Section 9.2(b), nothing in this Section 9.2(b) shall prohibit Sellers from their right to seek specific performance pursuant to, and on the terms and conditions set forth in, Section 10.12; provided, that Sellers shall not be entitled under any circumstances to obtain both (i) a recovery of monetary damages (including in the form of the Termination Fee (and any amounts recoverable by Sellers pursuant to Section 6.2, Section 6.13(d), Section 6.19(c)) or otherwise, and (ii) specific performance of the consummation of the Closing pursuant to this Agreement.  The Parties agree that (x) damages suffered by Sellers in the event Sellers terminate this Agreement pursuant to Section 9.1(c) or Section 9.1(e) are incapable or very difficult to accurately estimate and (y) the Termination Fee is a reasonable forecast of just compensation for such termination.

(c)          Without limiting Sellers’ right to specific performance prior to termination of this Agreement solely to the extent provided in, and subject to the terms and conditions of, Section 10.12, Sellers’ right to receive the Termination Fee from Buyer pursuant to, and subject to the terms and conditions of, Section 9.2(b) shall be the sole and exclusive remedy of any Seller Group Member against any Buyer Group Member for any monetary damages suffered by any Seller Group Member, or any liability or obligation of any kind of any Buyer Group Member, in each case, caused by, arising out of, relating to or in connection with (i) any breach or threatened or attempted beach of this Agreement or any other agreement, certificate or other document entered into between the Parties pursuant to the terms of this Agreement, (ii) any failure or threatened or attempted failure of Buyer to comply with its obligations under this Agreement or any other agreement, certificate or other document entered into between the Parties pursuant to the terms of this Agreement, (iii) any failure to consummate any of the transactions contemplated by this Agreement (including the Closing, the funding of the Debt Financing or otherwise fund monies hereunder) or (iv) this Agreement, any other agreement, certificate or other document entered into between the Parties pursuant to the terms of this Agreement, the transactions contemplated hereby or the failure of any of the transactions contemplated hereby to be consummated or the termination of this Agreement, in each case, including in any Action under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity (the items referred to in the foregoing clauses (i) through (iv), the “Potential Claims”).  No Seller Group Member shall be entitled to bring, and Sellers shall cause all Seller Group Members not to bring, and shall in no event support, facilitate, encourage or take any action other than opposing, the bringing of, any Action against any Buyer Group Member with respect to, arising out of, relating to or in connection with any Potential Claim or otherwise with respect to the transactions contemplated by this Agreement and Sellers shall cause any then pending Action by any Seller Group Member against a Buyer Group Member to be dismissed with prejudice as promptly as practicable after such termination and receipt by Sellers of the Termination Fee (and any amounts recoverable by Sellers pursuant to Section 6.2, Section 6.13(d), Section 6.19(c)) from Buyer pursuant to, and subject to the terms and conditions of, Section 9.2(b) (and in no event later than (3) days thereafter).

(d)          For purposes of this Agreement, (i) the “Seller Group” means, collectively, Sellers, Seller Parent and each of their respective former, current, or future Affiliates, direct or indirect equity owners, officers, directors, and representatives, and each of the foregoing Persons (including the Company Entities prior to Closing) and (ii) the “Buyer Group” means, collectively, (x) Buyer, (y) any Financing Source and (z) any of the respective former, current, or future Affiliates of the Persons identified in the immediately foregoing clauses (x) and (y), direct or indirect equity owners, controlling persons and representatives of any the Persons identified in the immediately foregoing clauses (x) and (y) or any such Affiliate (and each such Person, in all cases only including the Company Entities following the Closing, shall be a “Buyer Group Member”).

(e)          The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that without such agreements the Parties would not enter into this Agreement.

ARTICLE X.

MISCELLANEOUS

10.1        Expenses.  Except as otherwise provided in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses (or, with respect to such costs and expenses incurred by Company Entities in connection therewith, including any fees of brokers, attorneys, accountants, consultants, and other advisors, shall be paid by Sellers).

10.2        Extension; Waiver.  Subject to the express limitations herein, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any breach of any of the representations and warranties herein by the other Party or in any Closing Certificate delivered pursuant hereto by such other Party or (c) waive compliance with any of the covenants or the satisfaction of any of the conditions herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.  No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation or warranty, compliance with any covenant or satisfaction of any condition herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

10.3        Notices.  Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email transmission (in the case of facsimile or email transmission, with copies by overnight courier service or registered mail) to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (i) immediately when sent by facsimile or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day) and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)          If to Sellers or Seller Parent, to:

c/o Israel Chemicals Ltd.
Millennium Tower
23 Aranha St.
Tel Aviv
61070
Israel

Attn.: Hezi Israel
Facsimile: +972 3 684-4444
Email:  Hezi.Israel@icl-group.com

with a copy (which shall not constitute notice or service of process) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York  10022
Attn.:          John Giouroukakis
Facsimile: (212) 751-4864
Email:   John.Giouroukakis@lw.com

(b)          if to Buyer, to:

c/o SK Capital Partners, LP
400 Park Avenue, Suite 810
New York, NY 10022
Attn.: Stephen D’Incelli
Facsimile: (646) 217-3691
Email:  sdincelli@skcapitalpartners.com

with a copy (which shall not constitute notice or service of process) to:

Kirkland & Ellis LLP
300 N LaSalle
Chicago, IL 60654
Attn.:Jeremy S. Liss, P.C. and Matthew S. Arenson
Facsimile:(312) 862-2200
Email:   jliss@kirkland.com and marenson@kirkland.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

10.4        Entire Agreement.  This Agreement (including the Schedules and the Exhibits hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

10.5        Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors.  Except the Indemnified Parties and the Buyer Releasees and the Seller Releasees pursuant to Article VIII, and Sellers’ Counsel pursuant to Section 10.10, and the Financing Sources pursuant to Section 8.6, Section 9.2(b), Section 9.2(c), this Section 10.5, Section 10.6, Section 10.8 and Section 10.9, all of whom are intended as express third-party beneficiaries thereof, no other Person that is not a Party shall be entitled to the benefits of this Agreement.  Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by any Party without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void except that (i) Buyer may assign its rights, in whole or in part, to one or more Affiliates of Buyer or cause one or more of its Affiliates to perform its obligations hereunder, in whole or in part provided that no such assignment will relieve Buyer of its obligations under this Agreement, (ii) each of Buyer and (following the Closing) the Company Entities may collaterally assign their respective rights under this Agreement to any lender providing financing to Buyer or, following the Closing, the Company Entities and (iii) Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of any Company Entity, the Business or their Affiliates or any division thereof or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).

10.6        Amendment and Modification.  This Agreement may not be amended except by a written instrument executed by all the Parties; provided, that, notwithstanding anything herein to the contrary any amendment, or waiver of, to Section 8.6, Section 9.2(b), Section 9.2(c), Section 10.5, the proviso in this Section 10.6, Section 10.8 or Section 10.9 (or any definition relating thereto or other provision of this Agreement the amendment of which has the effect of modifying such sections) in a manner that is adverse to the Financing Sources shall require prior written consent of the Financing Sources party to the Debt Commitment Letters.

10.7        Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Signed counterparts of this Agreement may be delivered by facsimile or other electronic image scan transmission.

10.8        Governing Law. All claims, controversies, causes of action, issues and questions concerning the construction, validity, interpretation and enforceability of, arising out of or relating to this Agreement and the transactions contemplated hereby, and the Debt Commitment Letters and the debt financing contemplated thereby, whether sounding in tort, contract or statute, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.9        Consent to Jurisdiction; Waiver of Jury Trial.

(a)          Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York located in New York County and (ii) the United States District Court for the Southern District of the State of New York for the purposes of any Action, whether in law or in equity, whether based on contract, tort or otherwise, arising out of or relating to this Agreement or any transaction contemplated hereby, including the Debt Commitment Letters and the debt financing contemplated thereby (and agrees not to commence or support any Person in any such Action relating hereto except in such courts).  Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 10.3 shall be effective service of process for any such Action in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, of any kind or description, whether in law or in equity, whether based on contract, or tort or otherwise, arising out of or relating to this Agreement or the transactions contemplated hereby, including the Debt Commitment Letters and the debt financing contemplated thereby, in (i) state courts of the State of New York located in New York County or (ii) the United States District Court for the Southern District of the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b)          EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER IN LAW OR IN EQUITY, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE DEBT COMMITMENT LETTERS AND THE FINANCING CONTEMPLATED THEREBY) OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.10       Legal Representation.

(a)          It is acknowledged by each of the Parties that (i) Seller Parent, Sellers and the Company Entities have retained Latham & Watkins LLP (“Sellers’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby, (ii) Sellers’ Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby and (iii) none of the other Parties has the status of a client of Sellers’ Counsel for conflict of interest or any other purposes as a result thereof.  The Parties hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller Parent, any Seller or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates (including the Company Entities), on the other hand, are adverse, arises after the Closing between Buyer or any of the Company Entities, on the one hand, and any of Seller Parent, any Seller or any of their Affiliates, on the other hand, with respect to this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, Sellers’ Counsel may represent Seller Parent, any Seller or any of their Affiliates in such dispute even though the interests of Seller Parent, such Seller or their Affiliates may be directly adverse to Buyer or any of the Company Entities, and even though Sellers’ Counsel formerly may have represented such Company Entities in any matter substantially related to such dispute.

(b)          Each of Sellers and Buyer acknowledges and agrees on its own behalf and on behalf of its Affiliates (including, in the case of Buyer, the Company Entities after the Closing) that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Buyer or any of its Affiliates, on the one hand, and Seller Parent, any Seller or any of their Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement or otherwise, (i) as to all communications among Sellers’ Counsel, Seller Parent, any Seller or any of their Affiliates (including the Company Entities prior to the Closing) with respect to this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby,, the attorney-client privilege, attorney work-product protection and the expectation of client confidence belongs solely to Seller Parent, such Seller or its or their applicable Affiliate (other than any Company Entity), and may be controlled by Seller Parent, such Seller or its or their applicable Affiliate (other than the Company Entities), and shall not pass to or be claimed by Buyer or any of its Affiliates (including the Company Entities after the Closing) with respect to this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, and (ii) Sellers’ Counsel may disclose to Seller Parent, any Seller or any of their Affiliates any information learned by Sellers’ Counsel in the course of its representation of Seller Parent, any Seller or any of their Affiliates (including the Company Entities prior to the Closing), whether or not such information is subject to attorney-client privilege, attorney work-product protection, of Sellers’ Counsel’s duty of confidentiality.  Except as otherwise provided herein (including pursuant to Section 6.2 or Section 6.8), Buyer and its Affiliates (including the Company Entities after the Closing) shall not have access to any such communications, or to the files of Sellers’ Counsel, whether or not the Closing occurs.  Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files with respect to this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, of Sellers’ Counsel constitute property of the client, only Seller Parent, Sellers and their Affiliates shall hold such property rights and (B) Sellers’ Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files with respect to this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, to Buyer or its Affiliates (including the Company Entities after the Closing) by reason of any attorney-client relationship between Sellers’ Counsel and the Company Entities or otherwise.

(c)          If and to the extent that, at any time subsequent to Closing, Buyer or any or its Affiliates (including the Company Entities) shall have the right to assert or waive any attorney-client privilege with respect to any communication that occurred at any time prior to the Closing between the Company Entities or their Affiliates and any Person representing them, Buyer, on behalf of itself and its Affiliates (including the Company Entities), shall be entitled to waive such privilege only with the consent of Seller Parent and Sellers.

10.11       Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.  Notwithstanding anything herein to the contrary and for the avoidance of doubt, the Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.

10.12      Specific Enforcement.  Subject to Section 9.2, the Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached, and that an award of money damages would be inadequate in such event.  Accordingly, it is acknowledged that, prior to the valid termination of this Agreement in accordance with Section 9.1, the Parties shall be entitled to equitable relief, without proof of actual damages, including an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach.  Each Party further agrees that, prior to the valid termination of this Agreement in accordance with Section 9.1, neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12 (any requirement for which the Parties hereby waive), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.  Subject to and without limiting Section 9.2, Sellers’ right to seek specific enforcement to cause the equity financing under the Equity Commitment Letters to be funded and to effect the Closing (but not any obligations of Buyer other than the obligation to cause the equity financing under the Equity Commitment Letters to be funded and the obligation to effect the Closing) shall be subject to the following conditions: (a) each of the conditions set forth in Section 7.1 and Section 7.3 have been and remain satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which would be satisfied at the Closing if the Closing were to occur) at the time when the Closing would have been required to occur pursuant to Section 2.5(a), (b) Buyer fails to consummate the Closing on the date that the Closing is required to occur pursuant to Section 2.5(a), (c) the proceeds of the debt financing contemplated by the Debt Commitment Letters (or Substitute Financing) has been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof at the Closing if the equity financing under the Equity Commitment Letters is funded at the Closing, and (d) Sellers deliver to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 2.5(a) that (i) all conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but which would be satisfied at the Closing if the Closing were to occur) and (ii) if the equity financing under the Equity Commitment Letters and debt financing contemplated by the Debt Commitment Letters (or Substitute Financing) are funded each Seller is ready, willing and able to proceed with Closing in accordance with Section 2.5(a) and will take all actions that are within its control to cause the Closing to occur.  For the avoidance of doubt, while Sellers may, in their sole discretion, pursue both enforcement of their rights to specific performance to require Buyer to consummate the Closing and payment of the Termination Fee (and any amounts recoverable by Sellers pursuant to Section 6.2, Section 6.13(d) or Section 6.19(c)) or either of them, under no circumstances shall Sellers be permitted or entitled to receive both a grant of specific performance to require Buyer to consummate the Closing and payment of the Termination Fee (and any amounts recoverable by Sellers pursuant to Section 6.2, Section 6.13(d), Section 6.19(c) or Section 9.2(c)).

10.13      Prevailing Party.  If there shall occur any Action among the Parties or their Affiliates relating to this Agreement or the transactions contemplated hereby, the non-prevailing Party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing Party.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of Sellers, Seller Parent and Buyer have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

AMSTERDAM FERTILIZERS B.V.

By: _________________________________
Name:
Title:

BK GIULINI GMBH

By: _________________________________
Name:
Title:

ICL GERMANY FOOD AND CHEMICAL SPECIALTIES GMBH

By: _________________________________
Name:
Title:

ICL IBERIA LTD. SCA

By: _________________________________
Name:
Title:

ISRAEL CHEMICALS LTD.

By: _________________________________
Name:
Title:

SK INVICTUS HOLDINGS, L.P.

By: _________________________________
Name:
Title: